Exhibit 2.1

Execution Version

UNIT PURCHASE AGREEMENT

by and among

MARKETAXESS HOLDINGS INC.,

LIQUIDITYEDGE LLC,

EACH OF THE SELLERS LISTED ON THE SIGNATURE PAGES HERETO,

RF7 LLC,

and

DAVID RUTTER

(solely for purposes of Section 6.7)

Dated as of August 12, 2019

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Page
ARTICLE I PURCHASE AND SALE	1
1.1 Purchase and Sale.	1
1.2 Closing.	1
1.3 Closing Adjustments.	4
1.4 Stock Consideration.	7
1.5 Payment Schedules.	8
1.6 Withholding Rights.	8
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLERS	8
2.1 Organization; Standing.	8
2.2 Authority; No Conflict; Required Filings and Consents.	9
2.3 Title to Units.	9
2.4 Litigation.	10
2.5 Securities Matters.	10
2.6 Brokers.	11
2.7 No Other Representations or Warranties.	11
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	12
3.1 Organization, Standing and Power.	12
3.2 Capitalization.	12
3.3 Subsidiaries.	13
3.4 Authority; No Conflict; Required Filings and Consents.	14
3.5 Financial Statements.	15
3.6 Absence of Certain Changes.	16
3.7 Taxes.	16
3.8 Owned and Leased Real Properties.	18
3.9 Intellectual Property.	18
3.10 Contracts.	21
3.11 Litigation.	23
3.12 Employee Benefit Plans.	23
3.13 Compliance With Laws; Broker-Dealer and Regulatory Matters.	26
3.14 Permits.	29

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(Continued)

Page
3.15 Insurance.	29
3.16 Labor and Employment.	29
3.17 Title to Personal Properties.	31
3.18 Transactions with Affiliates.	31
3.19 Customers and Suppliers.	31
3.20 Accounts Payable and Accounts Receivable.	32
3.21 International Trade and Anti-Corruption Matters.	32
3.22 Brokers.	32
3.23 No Other Representations or Warranties.	32
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COUNTERPARTY	33
4.1 Organization, Standing and Power.	33
4.2 Authority; No Conflict; Required Filings and Consents.	33
4.3 Litigation.	34
4.4 Financing.	35
4.5 Brokers.	35
4.6 Investment.	35
4.7 SEC Documents.	35
4.8 Capitalization.	36
4.9 Investigation.	37
4.10 No Other Representations or Warranties.	37
ARTICLE V CONDUCT OF BUSINESS	38
5.1 Covenants of the Company.	38
5.2 Confidentiality.	41
ARTICLE VI ADDITIONAL AGREEMENTS	42
6.1 No Solicitation.	42
6.2 Access to Information.	42
6.3 Closing Efforts; Legal Conditions to the Purchase; Third-Party Consents.	43
6.4 Public Disclosure.	45
6.5 Employee Matters.	45
6.6 Tax Matters.	47
6.7 Non-Solicitation; Non-Competition.	50

(Continued)

Page
6.8 Intercompany Accounts; Termination of Certain Contracts.	51
6.9 Transfer Restrictions.	51
6.10 Public Information.	53
6.11 Listing.	53
6.12 Notification.	53
6.13 Occupancy Agreement.	53
6.14 Pre-Closing Transfers.	54
6.15 Further Assurances.	54
ARTICLE VII CONDITIONS TO PURCHASE	54
7.1 Conditions to Each Party’s Obligation to Effect the Purchase.	54
7.2 Additional Conditions to Obligations of the Counterparty.	55
7.3 Additional Conditions to Obligations of the Sellers.	57
7.4 Frustration of Closing Conditions.	57
ARTICLE VIII INDEMNIFICATION	58
8.1 Indemnification by the Sellers.	58
8.2 Indemnification by the Counterparty.	59
8.3 Claims for Indemnification.	59
8.4 Survival.	61
8.5 Limitations.	61
8.6 Role of Sellers’ Representative.	64
8.7 Escrow; Stock Indemnification.	64
8.8 Cash Indemnification Payments.	66
ARTICLE IX TERMINATION AND AMENDMENT	66
9.1 Termination.	66
9.2 Effect of Termination	67
9.3 Fees and Expenses.	67
9.4 Amendment.	68
9.5 Extension; Waiver.	68
ARTICLE X DEFINITIONS	68
10.1 Definitions.	68
ARTICLE XI MISCELLANEOUS	86

(Continued)

Page
11.1 Notices.	86
11.2 Entire Agreement; Non-Recourse.	88
11.3 Sellers’ Representative.	88
11.4 No Third-Party Beneficiaries.	90
11.5 Assignment.	90
11.6 Severability.	91
11.7 Counterparts and Signature.	91
11.8 Interpretation.	91
11.9 Governing Law.	92
11.10 Remedies.	92
11.11 Submission to Jurisdiction.	92
11.12 Disclosure Schedules.	93
11.13 Waiver of Jury Trial.	93
11.14 Attorney Client Privilege and Conflict Waiver.	93

Schedule I	Sample Closing Payment Allocation Schedule

Exhibit AForm of Escrow Agreement

Exhibit BForm of Joinder

Company Disclosure Schedule

Counterparty Disclosure Schedule

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 12, 2019, by and among (i) MarketAxess Holdings Inc., a Delaware corporation (the “Counterparty”), (ii) LiquidityEdge LLC, a Delaware limited liability company (the “Company”), (iii) each of the Persons listed as Sellers on the signature pages hereto (each a “Seller” and collectively, the “Sellers”), (iv) RF7 LLC, a Delaware limited liability company formerly known as R3CEV LLC, solely in its capacity as the representative of the Sellers appointed pursuant to Section 11.3 (the “Sellers’ Representative”), and (v) David Rutter, solely for the purposes of Section 6.7. The Counterparty, the Company, the Sellers and the Sellers’ Representative, collectively, the “Parties”.  Capitalized terms have the respective meanings ascribed to such terms in Article X.

WHEREAS, the Sellers own all of the issued and outstanding Units;

WHEREAS, concurrently herewith, Nichola Hunter entered into an employment agreement with the Company in form and substance satisfactory to the Counterparty (the “Employment Agreement”); and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Counterparty desires to purchase from the Sellers, and the Sellers desire to sell to the Counterparty, all of the Units.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

PURCHASE AND SALE

Purchase and Sale.

Upon the terms and subject to the provisions of this Agreement, at the Closing, (a) each Seller shall sell, convey, assign, transfer and deliver to the Counterparty, and the Counterparty shall purchase and acquire from each such Seller, free and clear of all Liens (other than any transfer restrictions arising under applicable securities Laws and Liens imposed by the Counterparty), all of such Seller’s right, title and interest in, to and under the Units owned by such Seller and (b) in exchange therefor, the Counterparty shall deliver or cause to be delivered in accordance with Section 1.2(c) and Section 1.2(d) the Initial Closing Consideration.

Closing.

(a)The Closing shall take place at 10:00 a.m., Eastern time, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, or remotely by electronic exchange of documents and signatures, on the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than the satisfaction of those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless another date, place or time is agreed to in writing by the Counterparty and the Sellers’ Representative.

(b)Closing Payment Statement. No later than the third Business Day prior to the Closing Date, the Company shall deliver to the Counterparty the Closing Payment Statement, the Closing Payment Allocation Schedule and the Estimated Closing Statement.

(c)Closing Cash Payments.  At the Closing, subject to the terms and conditions of this Agreement, the Counterparty shall make the following payments, in each case, by wire transfer of immediately available funds to the accounts designated in the Closing Payment Statement:

(i)to each Person identified in the Closing Payment Statement as a recipient of a payment in respect of Unpaid Company Transaction Expenses, the amount payable to such Person as specified therein; provided, that any Unpaid Company Transaction Expenses that are compensatory payments to current or former Business Employees shall instead be paid to RF7 for subsequent payment to such Persons through payroll;

(ii)to the Escrow Agent, the Purchase Price Adjustment Escrow Amount for deposit in the Purchase Price Adjustment Escrow Account;

(iii)to RF7, in its capacity as lender under the Promissory Notes, the aggregate Promissory Note Repayment Amount in respect of all Sellers;

(iv)to each Seller, as a portion of the consideration payable to such Seller in respect of such Seller’s Units, an amount equal to their applicable portion of the Estimated Closing Cash Consideration in accordance with the Closing Payment Allocation Schedule, less, if applicable, such Seller’s Promissory Note Repayment Amount;

(v)to the Sellers’ Representative, an amount equal to the Sellers’ Representative Expense Fund; and

(vi)to the trust account of Drinker Biddle & Reath LLP, the Partnership Reserve True-Up Amount.

(d)Closing Share Deliveries. At or prior to the Closing, the Counterparty shall:

(i)subject to Section 1.4(b), issue to each Seller such Seller’s applicable portion of the Closing Stock Consideration (as determined pursuant to the Closing Payment Allocation Schedule), which may be represented by one or more certificates or by book-entry shares or may be uncertificated, at the Counterparty’s election (with evidence thereof being delivered to such Seller as promptly as practicable (but in any event within two Business Days) following the Closing), and which shall bear such legends as to the restrictions on transfer thereof or stop transfer notations with respect thereto as contemplated by this Agreement;

(ii)deliver to the Escrow Agent the Indemnity Escrow Shares for deposit in the Indemnity Share Escrow Account; and

(iii)deliver to the Counterparty’s transfer agent (which communication shall include in copy counsel to the Sellers’ Representative) a letter (in form reasonably acceptable to the Sellers’ Representative) authorizing and directing the Counterparty’s transfer agent to record the issuance of the Closing Stock Consideration and the Indemnity Escrow Shares (in accordance with Sections 1.2(d)(i) and 1.2(d)(ii)), effective as of the Closing Date.

(e)Seller Closing Deliveries.  At or prior to the Closing, each Seller shall deliver to the Counterparty duly executed assignment, transfer or other instruments of conveyance (in a form reasonably acceptable to the Counterparty), duly effecting the transfer of such Seller’s Units to the Counterparty, free and clear of all Liens (other than any transfer restrictions arising under applicable securities Laws and Liens imposed by the Counterparty).

(f)Company Closing Deliveries. At or prior to the Closing, the Company shall deliver to the Counterparty:

(i)written resignations, effective as of the Closing, of those directors and officers of the Company and its Subsidiary as are requested by the Counterparty to resign at least five Business Days prior to the Closing;

(ii)(A) copies of resolutions of the Managing Member and the Class A Unitholders as to the authorization and approval of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of the Company, and (B) a certificate of good standing issued by the Secretary of State of the State of Delaware not more than 10 days prior to the Closing Date, certifying as to the good standing of the Company;

(iii)a certification of the Company, dated as of the Closing Date, which complies with the requirements of Section 7.03 of IRS Notice 2018-29 certifying the amount of each Seller’s share of the Company’s partnership liabilities;

(iv)a certificate of the Company, dated as of the Closing Date, which complies with the requirements of Treasury Regulation Section 1.1445-11T(d)(2), certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code; and

(v)from each Seller that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, a valid IRS Form W-9.

(g)Mutual Closing Deliveries. At or prior to the Closing, each of the Counterparty and the Sellers’ Representative shall deliver to the other a duly executed counterpart to the Escrow Agreement.

(h)Promissory Note Payoff. RF7, in its capacity as lender under the Promissory Notes, hereby confirms and agrees that, contemporaneously with its receipt of the payment contemplated by Section 1.2(c)(iii), (i) there will be no amounts due or owing under the Promissory Notes to RF7, in its capacity as lender, (ii) the Promissory Notes and all Loans, Original Loans, and Original Outstanding Balance (each as defined in the Promissory Notes) will be terminated and there will be no further obligations of the applicable Seller in respect thereof, and (iii) all Liens, including any and all pledges, security interests, assignments and other hypothecations in favor of RF7, as lender, under the Promissory Notes with respect to any Collateral (as defined in the Promissory Notes), including any Pledged Securities (as defined in the Promissory Notes) shall automatically be terminated and absolutely, unconditionally, irrevocably and forever released and discharged. On the Closing Date, RF7 shall, at no cost to the Counterparty or its Subsidiaries (including the Company and its Subsidiary), (x) deliver to Counterparty all certificates with respect to any Pledged Securities (if any), and (y) make all filings or otherwise submit for recordation, copies of Uniform Commercial Code termination statements, and any and all other instruments necessary to effectuate, evidence or reflect of public record, the termination, discharge or release of any financing statements and amendments thereto filed at any time with respect to the Collateral.

Closing Adjustments.

(a)Estimated Closing Cash Consideration.  No later than the third Business Day prior to the Closing Date, the Company shall deliver to the Counterparty a written statement setting forth the Company’s good faith estimate of the amount of the Closing Cash Consideration, including, in reasonable detail (and together with reasonable supporting documentation) its calculation of each component thereof (such amount, the “Estimated Closing Cash Consideration” and such statement, the “Estimated Closing Statement”).  The Counterparty shall have two Business Days from the receipt of the Estimated Closing Statement to provide the Company with any comments with respect thereto and the Company shall consider (in good faith) any appropriate changes thereto prior to the Closing.

(b)Post-Closing Cash Consideration Adjustment.

(i)Before 11:59 p.m., Eastern time, on the 60th day after the Closing Date, the Counterparty shall prepare and deliver to the Sellers’ Representative a written statement setting forth the Counterparty’s calculation of the Closing Cash Consideration, including, in reasonable detail (and together with reasonable supporting documentation) its calculation of each component thereof (such amount, the “Preliminary Closing Cash Consideration” and such statement, the “Preliminary Closing Statement”).

(ii)If the Sellers’ Representative agrees in writing to the Preliminary Closing Cash Consideration as set forth in the Preliminary Closing Statement, or if the Sellers’ Representative fails to timely deliver an Objection Statement pursuant to Section 1.3(b)(iii), then the Preliminary Closing Cash Consideration shall be deemed for all purposes of this Agreement to be the “Final Closing Cash Consideration,” and each shall be final and binding on all Parties.

(iii)If the Sellers’ Representative disputes the calculation of any of the components of the Closing Cash Consideration as set forth in the Preliminary Closing Statement, then the Sellers’ Representative shall deliver to the Counterparty, within 30 days after receipt of the Preliminary Closing Statement, a statement setting forth in reasonable detail each component thereof that is subject to dispute and the reason therefor (an “Objection Statement”).  The Counterparty and the Sellers’ Representative shall seek in good faith to resolve any such disputes for a period of 30 days after the Counterparty’s receipt of the Objection Statement; provided, that any items not disputed in the Objection Statement shall be final and binding on all Parties as set forth in the Preliminary Closing Statement.

A.If the Counterparty and the Sellers’ Representative reach a final resolution on all disputed items set forth in the Objection Statement within such 30 day period (or within any additional period as mutually agreed to between the Counterparty and the Sellers’ Representative), then the Closing Cash Consideration, as calculated based on the resolution of such disputed items between the Counterparty and the Sellers’ Representative, shall be deemed for all purposes of this Agreement to be the “Final Closing Cash Consideration,” and shall be final and binding on all Parties.

B.If the Counterparty and the Sellers’ Representative do not reach a final resolution with respect to any disputed items within the period provided in Section 1.3(b)(iii)(A), then the Counterparty and the Sellers’ Representative shall submit such unresolved disputed items to KPMG LLP (the “Neutral Accountant”). The Sellers’ Representative and the Counterparty shall each be entitled to make written presentations and submissions to the Neutral Accountant pursuant to procedures to be agreed to among the Sellers’ Representative, the Counterparty and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant) regarding each of their respective calculations of the disputed items, and the Neutral Accountant shall be required to resolve such differences in accordance with the terms of this Section 1.3 and to make a determination as to each of the open disputed items within 20 Business Days after his or her appointment as the Neutral Accountant. The Neutral Accountant’s determination shall be based solely on the presentations and submissions of the Parties, and not on the Neutral Accountant’s own independent review. Absent fraud or manifest error, the Neutral Accountant’s determination hereunder of each disputed item shall be final and binding on the Parties and non-appealable. The Closing Cash Consideration, as calculated based on the components thereof as finally determined pursuant to this Section 1.3(b)(iii), including the Neutral Accountant’s calculation of any components thereof, shall for all purposes of this Agreement be deemed to be the “Final Closing Cash Consideration,” and shall be final and binding on all Parties.

C.The Neutral Accountant shall be bound by the provisions of this Section 1.3, and shall not be authorized or permitted to: (1) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between the Sellers’ Representative and the Counterparty regarding the calculation of the applicable disputed items in accordance with this Section 1.3; (2) resolve any such differences by assigning a value to any disputed item that is outside of the range for such item as proposed by the Counterparty in the Preliminary Closing Statement or the Sellers’ Representative in the Objection Statement; or (3) apply any accounting principles, policies, methods, treatments or procedures other than those used in the preparation of the audited Company Financial Statements for the most recent fiscal year end as applied in accordance with Section 1.3(d) and this Agreement. In determining the Final Closing Cash Consideration hereunder, the Neutral Accountant shall act as an expert and not as arbitrator.  The Parties agree that they will, and will cause their respective independent accountants to, cooperate and assist in the calculation of the Final Closing Cash Consideration and in the conduct of the review by the Neutral Accountant, including making available, to the extent reasonably necessary in connection therewith, books, records, work papers and personnel (subject to entry into customary confidentiality and access letters).

D.The costs, fees and expenses related to the engagement of and such determination by the Neutral Accountant, including the costs relating to any negotiations with the Neutral Accountant with respect to the terms and conditions of such Neutral Accountant’s engagement, will be paid by the Counterparty, on the one hand, and the Sellers’ Representative, on the other hand, on an inversely proportional basis, based upon the relative portions of the amounts in dispute that have been submitted to the Neutral Accountant for resolution that ultimately are awarded to each of the Counterparty and the Sellers (e.g., if $100,000 is in dispute, and of that amount the Neutral Accountant awards $75,000 to the Counterparty and $25,000 to the Sellers, then the Counterparty will be responsible for 25%, and Sellers, through the Sellers’ Representative, will be responsible for 75%, of the costs, fees and expenses of the Neutral Accountant).

(iv)If the Final Closing Cash Consideration is less than the Estimated Closing Cash Consideration (the “Deficiency Amount”), then the Sellers’ Representative and the Counterparty shall promptly (and in no event later than two Business Days after the date of determination of the Final Closing Cash Consideration) deliver instructions to the Escrow Agent instructing the Escrow Agent to pay from the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds to the Counterparty, an amount in cash equal to the Deficiency Amount. If the Deficiency Amount exceeds the amount of the Purchase Price Adjustment Escrow Fund, then (A) such joint written instructions shall also instruct the Escrow Agent to release from the Indemnity Share Escrow Account to the Counterparty (for cancellation) a number of shares of Counterparty Common stock having a value equal to the amount of such excess (based on the Counterparty Adjustment Stock Price) and (B) each Seller’s Indemnity Escrow Share Allocation shall be reduced by such Seller’s Pro Rata Share of such number of shares (rounded to the nearest whole share). If the Final Closing Cash Consideration exceeds the Estimated Closing Cash Consideration (the “Excess Amount”), then within two Business Days following delivery of the Adjustment Payment Allocation Schedule to the Counterparty, the Counterparty shall pay the Excess Amount (less any amount paid to the Sellers’ Representative (as specified in writing by the Sellers’ Representative to the Counterparty) to restore the Sellers’ Representative Expense Fund) to the Sellers (in accordance with the Adjustment Payment Allocation Schedule) by wire transfer of immediately available funds. If any Purchase Price Adjustment Escrow Fund remains in the Purchase Price Adjustment Escrow Account after payment of the Excess Amount or Deficiency Amount (the “Remaining Amount”), then the Sellers’ Representative and the Counterparty shall, within two Business Days following delivery of the Adjustment Payment Allocation Schedule to the Counterparty, deliver joint written instruction to the Escrow Agent instructing the Escrow Agent to release and pay the

Remaining Amount (less any amount specified in writing by the Sellers’ Representative to the Counterparty to be paid to the Sellers’ Representative to restore the Sellers’ Representative Expense Fund, which shall be directed to be paid to the Sellers’ Representative), to the Sellers (in accordance with the Adjustment Payment Allocation Schedule).

(v)If the determination of the Final Closing Cash Consideration results in an Excess Amount or Remaining Amount, the Sellers’ Representative shall determine the Adjustment Payment Allocation Schedule and shall promptly deliver the Adjustment Payment Allocation Schedule to the Counterparty.

(c)The Counterparty shall provide or cause to be provided to the Sellers’ Representative and its attorneys, accountants and other agents reasonable access (including electronic access, to the extent available), upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to the books, records, properties and personnel of the Company that are relevant for purposes of (i) evaluating the information in the Preliminary Closing Statement and the calculation of the Preliminary Closing Cash Consideration and (ii) preparing any Objection Statement, subject to (x) any applicable privileges (including the attorney-client privilege), the attorney work product doctrine or any similar protections, (y) contractual confidentiality obligations and (z) prior execution of customary access letters.

(d)The procedures set forth in this Section 1.3 shall be the sole and exclusive method for resolving any disputes with respect to the determination of the Closing Cash Consideration.  For the avoidance of doubt, the Closing Cash Consideration, the Estimated Closing Cash Consideration, the Preliminary Closing Cash Consideration and the Final Closing Cash Consideration, and each of the components thereof, shall be prepared and calculated in accordance with the respective definitions thereof set forth herein. All calculations or determinations shall be made in accordance with GAAP, applied in a manner consistent with the Company’s accounting principles, policies, methods, and procedures used in the preparation of the audited Company Financial Statements for the most recent fiscal year end (except that, such calculations and determinations (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement and (ii) shall follow the defined terms used in this Agreement, whether or not such terms are in accordance with GAAP).

Stock Consideration.

(a)Closing Stock Consideration. No later than the fourth Business Day prior to the Closing Date, the Counterparty shall deliver to the Sellers’ Representative a written statement setting forth the number of shares of Counterparty Common Stock that comprise the Closing Stock Consideration.  The Sellers’ Representative shall have two Business Days from the receipt of such statement to provide the Counterparty with any comments with respect thereto and the Counterparty shall consider (in good faith) any comments and, if applicable, update such statement prior to the Closing. Such statement, as may be updated by the Counterparty pursuant to this Section 1.4(a), shall be final and binding on all Parties.

(b)Fractional Shares.  No fractional shares of Counterparty Common Stock will be issued in connection with any payments to made under this Agreement, but in lieu thereof each Seller that would otherwise be entitled to a fraction of a share of Counterparty Common Stock shall receive from Counterparty an amount in cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Counterparty Closing Stock Price.

(c)Adjustment to Stock Consideration. If, between the date hereof and the Closing, the Counterparty Common Stock shall have been changed into a materially different number of shares or different class solely by reason of any reorganization, reclassification, recapitalization, stock split, split up, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, the Stock Consideration, the Closing Stock Consideration and the Indemnity Escrow Shares shall be appropriately adjusted to provide to the Sellers the same economic effect as contemplated by this Agreement prior to such event.

Payment Schedule.

  A sample Closing Payment Allocation Schedule is set forth on Schedule I and illustrates the agreed methodology for the allocation of the Initial Closing Consideration and, other than any payments to be made pursuant to the Adjustment Payment Allocation Schedule, the Final Closing Consideration among Sellers.

Withholding Rights.

  The Counterparty, the Escrow Agent, the Sellers’ Representative, and the Company, as applicable, shall be entitled to deduct and withhold from any consideration otherwise payable to the Sellers pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any other applicable state, local or non-U.S. Tax Law (including, for the avoidance of doubt, any withholding required under Section 1446(f) of the Code, and any IRS or U.S. Department of Treasury guidance promulgated thereunder, as reasonably determined by the Counterparty from the Closing Cash Consideration), as well as any cash payments required to be paid pursuant to any Employee Benefit Plans or incentive award agreements; provided, however, the Counterparty, the Escrow Agent, the Sellers’ Representative, or the Company, as applicable, shall use commercially reasonable efforts to provide to the Sellers written notice of the intent to make such deduction or withholding at least three days prior to such deduction or withholding and to provide the applicable Seller with the opportunity to submit documentation that no withholding or deduction is required or that a reduced rate of withholding is permitted.  To the extent that amounts are so deducted or withheld by the Counterparty, the Escrow Agent, the Sellers’ Representative, or the Company and such amounts are timely paid over to the applicable Governmental Entity such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Counterparty, the Escrow Agent, the Sellers’ Representative, or the Company, as applicable.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants to the Counterparty, severally as to such Seller and not jointly, that, except as set forth herein or in the Company Disclosure Schedule (subject to

Section 11.12), the statements contained in this Article II are true and correct as of the date of this Agreement and as of the Closing Date.

Organization; Standing.

  If such Seller is a corporation, limited liability company, partnership or other business entity or organization, such Seller is duly organized, validly existing and (to the extent recognized) in good standing under the Laws of the jurisdiction of its formation.

Authority; No Conflict; Required Filings and Consents.

(a)Such Seller has all requisite power, authority and legal capacity to enter into this Agreement, and each other Transaction Document to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by such Seller of this Agreement, and each other Transaction Document to which it is or will be a party, and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Seller.  This Agreement has been, and each other Transaction Document to which it is a party will be, duly executed and delivered by such Seller and constitutes, or will upon execution and delivery thereof constitute, the legal, valid and binding obligation of such Seller, enforceable against the Seller in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)The execution, delivery and performance by such Seller of this Agreement does not, and the execution, delivery and performance of each other Transaction Document to which such Seller is or will be a party will not, and the consummation by such Seller of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any Organizational Documents of such Seller, (ii) conflict with, or result in any violation or breach of, or constitute a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any right or benefit) under (with or without notice or lapse of time, or both), require a consent or waiver under, or require the payment of a penalty under any of the terms, conditions or provisions of any Contract to which the Seller is a party or by which the Seller or any of its properties or assets is bound, or result in the imposition of any Lien on any of the Seller’s properties or assets or (iii) subject to compliance with the requirements specified in clauses (i), (ii) and (iii) of Section 2.2(c), conflict with or violate any permit, concession, franchise, license, assessment, judgment, injunction, order, decree, or Law applicable to such Seller or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 2.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

(c)No consent, waiver, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or Self-Regulatory Organization is required by or with respect to such Seller in connection with the execution, delivery and performance by such Seller of this Agreement, and the other Transaction Documents to which it is or will be a party, or the consummation by the Seller of the transactions contemplated by this Agreement, except for (i) the approval of  FINRA with respect to the change of ownership or control of the Company pursuant to FINRA Rule 1017 with no material restrictions or conditions, (ii) notification to and approval of the FCA with respect to the change in control of LiquidityEdge UK, (iii) compliance with the applicable requirements of the HSR Act and (iv) such other consents, waivers, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Title to Units.

  Such Seller is the record and beneficial owner of, and has good and valid title, free and clear of any Liens (other than transfer restrictions under applicable securities Laws and the Operating Agreement), to, those Units set forth opposite such Seller’s name on the Unit Ownership Schedule.  Such Seller has full power and authority to sell, convey, assign, transfer and deliver the Units to the Counterparty as provided in this Agreement. Other than pursuant to the Operating Agreement, there are no voting trusts, irrevocable proxies or other Contracts or understandings to which such Seller is a party or otherwise bound restricting the transfer of the Units or otherwise relating to the voting or consent of, or dividend rights in respect of or other disposition of, the Units. As of the date hereof, such Seller does not directly own any shares of Counterparty Common Stock or any other Equity Interests in the Counterparty or any of its Affiliates.

Litigation.

  There is no action, suit, proceeding, claim, arbitration or investigation pending against such Seller, and, to the Knowledge of such Seller, no such action, suit, proceeding, claim, arbitration or investigation has been threatened, and there are no judgments, orders, writs, decrees, rulings or injunctions outstanding against such Seller, except, in each such case, as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

Securities Matters.

(a)Experience; Risk.  Such Seller has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the merits and risks of the receipt of its portion of the Stock Consideration, and of protecting its interests in connection herewith.  Such Seller is fully aware of (i) the highly speculative nature of the Stock Consideration, (ii) the financial hazards involved, (iii) the lack of liquidity of the Stock Consideration and the contractual restrictions on the Stock Consideration contained in Section 6.9 and Article VIII, and (iv)  the tax consequences of acquiring such Seller’s portion of the Stock Consideration, and has the ability to bear the economic risk of its investment in the Stock Consideration, including complete loss of the investment.

(b)Investment.  Such Seller is acquiring its portion of the Stock Consideration for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and has no present intention of selling, granting any participation in or otherwise distributing the same, except, in each such case, in compliance with the Securities Act.  Such Seller understands that the Stock Consideration has not been registered under the Securities Act, and is being issued to such Seller in reliance upon a specific exemption from the registration provisions of the Securities Act, which exemption depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Seller’s representations as expressed herein.

(c)Access to Information.  Such Seller acknowledges that, as of the date hereof, it has had the opportunity to review the SEC Reports and has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Counterparty concerning the terms and conditions of this Agreement and the transactions contemplated hereby and the Stock Consideration, and the merits and risks of investing in the Stock Consideration, (ii) access to information about the Counterparty and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment, (iii) the opportunity to obtain such additional information that the Counterparty possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment, and (iv) the opportunity to ask questions of management of the Counterparty.  Such Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Stock Consideration.

(d)Accredited Investor.  Such Seller is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

(e)Restricted Securities; Rule 144.  Such Seller understands that the shares comprising the Stock Consideration are “restricted securities” as defined in Rule 144 promulgated under the Securities Act inasmuch as they are being acquired from the Counterparty in a transaction not involving a public offering and that under such Laws and applicable regulations the Stock Consideration may be resold without registration under the Securities Act only in certain limited circumstances.  Such Seller acknowledges that its portion of the Stock Consideration must be held indefinitely unless a sale of such Stock Consideration is subsequently registered under the Securities Act or an exemption from such registration is available.  Such Seller is aware of the provisions of Rule 144 promulgated under the Securities Act, which rules permit the limited resale of shares purchased in a private placement or shares owned by certain Persons subject to the satisfaction of certain conditions.

Brokers.

No agent, broker, investment banker, financial advisor or other Person has acted, directly or indirectly, as a broker, finder, or financial advisor for such Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement, and no Person is or shall be entitled, as a result of any action, agreement or commitment of such Seller or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee, commission or payment in connection with any of the transactions contemplated by this Agreement.

No Other Representations or Warranties.

(a)Such Seller hereby acknowledges and agrees that, except for the representations and warranties set forth in Article IV or in the certificate delivered at the Closing pursuant to Sections 7.3(a) and 7.3(b) (in each case, as qualified and limited by the Counterparty Disclosure Schedule), none of the Counterparty or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person, has made or is making, and the Counterparty hereby expressly disclaims, any express or implied representation or warranty with respect to the Counterparty or any of its Affiliates, including with respect to any information provided or made available to such Seller, the Company or any of their respective Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person.

(b)Except for the representations and warranties set forth in this Article II (with respect to the Sellers) and Article III (with respect to the Company) or in the certificate delivered at the Closing pursuant to Sections 7.2(a) and 7.2(b) (in each case as qualified and limited by the Company Disclosure Schedule), none of the Sellers, the Company or any of their respective Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person, has made or is making to the Counterparty or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, any express or implied representation or warranty, including with respect to any information provided or made available to the Counterparty or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Counterparty that, except as set forth herein or in the Company Disclosure Schedule (subject to Section 11.12), the statements contained in this Article III are true and correct as of the date of this Agreement and as of the Closing Date.

Organization, Standing and Power.

(a)The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as conducted on the date of this Agreement.

(b)The Company is duly qualified to do business and is in good standing as a foreign company in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)The Company has made available to the Counterparty true, correct and complete copies of the Company’s Organizational Documents as in effect on the date of this Agreement.

Capitalization.

(a)Section 3.2(a) of the Company Disclosure Schedule sets forth a true, correct and complete list (the “Unit Ownership Schedule”) of each holder of outstanding Units, identifying the name and address of such holder, separately identifying the number of outstanding Class A Units, Class B Units and/or Class C Units owned by such Unitholder, and in the case of any Class B Units and Class C Units, the date of grant, hurdle or threshold amount and the vesting status thereof, assuming the consummation of the transactions contemplated by this Agreement. The Sellers collectively own all of the issued and outstanding Units, all of which are identified on the Unit Ownership Schedule, which Units represent all of the outstanding membership interests of the Company.

(b)Other than the Units, (i) there are no Equity Interests of any class of the Company, or any security that is exchangeable for, convertible into or exercisable for or that grants the right to subscribe for (or that would otherwise require the Company to issue, sell or transfer) any such Equity Interests, issued, reserved for issuance or outstanding, (ii) there are no options, warrants, equity securities, calls, rights or Contracts obligating the Company to issue, exchange, transfer, deliver or sell additional Equity Interests of the Company or any security or rights convertible into or exchangeable or exercisable for or granting the right to subscribe for any such Equity Interests, or obligating the Company to grant, extend or amend or enter into any such option, warrant, Equity Interest, call, right or Contract and (iii) there are no outstanding stock appreciation, phantom stock, profit participation, phantom equity or other equity appreciation or other equity or equity-based compensation rights or arrangements with respect to the Company.  Other than pursuant to the Operating Agreement, there are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company or its Subsidiary is a party or otherwise bound relating to or restricting the voting or consent of, or sale, transfer or other disposition of, or any dividend rights in respect of, any Equity Interests of the Company or its Subsidiary, including the Units, nor is the Company or its Subsidiary a party to or otherwise bound by any Contract or understanding with any Person with respect to, nor do any of them otherwise have any obligations, contingent or otherwise, to, repurchase, redeem or otherwise acquire any Equity Interests of (or to make any payment, including any dividend or distribution in respect of any Equity Interests of) the Company or its Subsidiary, including the Units, or to make any material investment in (including in the form of a loan or capital contribution) the Company or any other Person.

(c)All of the outstanding Units (i) were validly issued and are fully paid and nonassessable, (ii) are owned by the applicable Sellers free and clear of any Liens (other than transfer restrictions under applicable securities Laws and the Operating Agreement) and (iii) were issued without violation of any (and, other than the Operating Agreement, there are no outstanding) purchase option, call option, right of first refusal, preemptive right, subscription right or similar right under the Act or other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or is otherwise bound.

Subsidiaries.

(a)The Company owns all of the issued shares in the share capital (the “UK Shares”) of LiquidityEdge UK Ltd., a private limited company organized under the Laws of England and Wales (“LiquidityEdge UK”).  The UK Shares (i) were validly issued and are fully paid, (ii) are owned by the Company free and clear of any Liens (other than transfer restrictions under applicable securities Laws and its Organizational Documents), (iii) constitute all of the outstanding Equity Interests of LiquidityEdge UK and (iv) were not issued in violation of any (and there are no outstanding) purchase or call option, right of first refusal, subscription right, preemptive right or similar right, whether under applicable Law, LiquidityEdge UK’s Organizational Documents, any Contract to which the Company or its Subsidiary is a party or is otherwise bound. Other than the UK Shares, (i) the Company does not have any direct or indirect

Subsidiaries, (ii) the Company does not own, directly or indirectly, any Equity Interests or options or rights to purchase or subscribe for, or convertible into or exchangeable or exercisable for, Equity Interests of, any other Person and (iii) there are no outstanding stock appreciation, phantom stock, profit participation, phantom equity, equity appreciation or other equity or equity-based compensation rights or arrangements with respect to LiquidityEdge UK.

(b)LiquidityEdge UK is duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the Laws of the jurisdiction of England and Wales, has all requisite corporate (or similar) power and authority to own, lease and operate its properties and assets and to carry on its business as conducted as of the date of this Agreement, and is duly qualified to do business and is in good standing (to the extent such concepts are applicable) as a foreign corporation (or other applicable entity) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Authority; No Conflict; Required Filings and Consents.

(a)The Company has all requisite limited liability company power and authority to enter into this Agreement, and each other Transaction Document to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement, and each other Transaction Document to which it is or will be a party, and the consummation of the transactions contemplated hereby and thereby by the Company have been duly authorized by all necessary limited liability company action on the part of the Company.  This Agreement has been, and each other Transaction Document to which the Company is a party will be, duly executed and delivered by the Company and constitutes, or will upon execution and delivery thereof constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)The execution, delivery and performance of this Agreement by the Company does not, and the execution, delivery and performance of each other Transaction Document to which the Company is or will be a party will not, and the consummation by the Company of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of, the Organizational Documents of the Company or its Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any right or benefit) under (with or without notice or lapse of time, or both), require a consent or waiver under, or require the payment of a penalty under any of the terms, conditions or provisions of any Company Material Contract, or result in the imposition of any Lien on any of the properties or assets of the Company or its Subsidiary, or (iii) subject to compliance with the requirements specified in clauses (i), (ii) and (iii) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, assessment, judgment, injunction, order, decree, or Law applicable to the Company or its Subsidiary or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be expected to be, material to the Company and its Subsidiary, taken as a whole.

(c)No consent, waiver, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or Self-Regulatory Organization is required by or with respect to the Company or its Subsidiary in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is or will be a party, or the consummation by the Company of the transactions contemplated hereby and thereby, except for (i) approval of FINRA with respect to the change of ownership or control of the Company pursuant to FINRA Rule 1017 with no material restrictions or conditions, (ii) notification to and approval of the FCA with respect to the change in control of LiquidityEdge UK, (iii) compliance with the applicable requirements of the HSR Act and (iv) such other consents, waivers, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiary, taken as a whole.

Financial Statements.

(a)The Company has made available to the Counterparty the Company Financial Statements.  The Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present, in all material respects, the financial position of the Company and its Subsidiary as of the dates therein indicated and the results of operations and cash flows of the Company and its Subsidiary for the periods therein specified, except that the Company Financial Statements described in clause (b) of the definition thereof do not contain footnotes and are subject to normal year-end adjustments (which adjustments are not material, individually or in the aggregate, to the Company).

(b)Other than (i) as specifically disclosed or reserved against in the Company Balance Sheet, and (ii) Liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2019 (the “Balance Sheet Date”) there are no Liabilities of the Company or its Subsidiary (whether or not required to be set forth on a balance sheet (and the notes thereto) prepared in accordance with GAAP) that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiary, taken as a whole.

(c)The books, records and accounts of the Company and its Subsidiary are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws.  The Company maintains a system of internal accounting controls designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects, including that:  (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiary; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(d)The reports of the Company’s independent auditor regarding the Company Financial Statements have not been withdrawn, supplemented or modified, and the Company has not received any communication from its independent auditor concerning any such withdrawal, supplement or modification. There (i) are no material weaknesses or significant deficiencies (as defined in Regulation S-X promulgated under the Exchange Act) in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and (ii) has not been any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Absence of Certain Changes.

(a)From the Balance Sheet Date, (i) no Changes have occurred that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect and (ii) other than in connection with the transactions contemplated by this Agreement, the Company and its Subsidiary have carried on its business in the ordinary course consistent with past practice.

(b)Neither the Company nor its Subsidiary has taken any action between the Balance Sheet Date and the date of this Agreement that would require the Counterparty’s consent under Section 5.1(iii) if such action were taken from the date of this Agreement through the Closing Date.

Taxes.

(a)The Company and its Subsidiary have filed on a timely basis all Tax Returns that they were required to file, and all such Tax Returns are true and correct in all material respects.  The Company and its Subsidiary have paid on a timely basis all Taxes that were due and payable, whether or not shown (or required to be shown) on a Tax Return.

(b)All Taxes that the Company or its Subsidiary is or was required by applicable Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Entity.

(c)No material deficiency relating to the Company or its Subsidiary with respect to Taxes of the Company or its Subsidiary has been proposed, asserted or assessed in writing against the Company or its Subsidiary the resolution of which is still pending.

(d)With the exception of customary commercial leases or Contracts that are not primarily related to Taxes entered into in the ordinary course of business and Liabilities thereunder, neither the Company nor its Subsidiary (i) has any Liability as a transferee or successor or pursuant to any contractual obligation for any Taxes of any Person other than the Company or its Subsidiary, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.

(e)The Company has made available to the Counterparty copies of all federal Income Tax Returns and all other material Tax Returns of the Company or its Subsidiary relating to Taxes for all taxable periods beginning on or after January 1, 2015.

(f)No examination, claim, action, suit, proceeding, investigation or audit in respect of any Tax Return of the Company or its Subsidiary by any Governmental Entity is currently in progress or to the Company’s Knowledge pending or threatened.

(g)Neither the Company nor its Subsidiary has been informed in writing by any jurisdiction in which the Company or its Subsidiary did not file a Tax Return that the jurisdiction believes that the Company or its Subsidiary was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction.

(h)Neither the Company nor its Subsidiary has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

(i)There is no (i) adjustment under Section 481 of the Code (or any similar adjustment under any provision of the Code or the corresponding foreign, state or local Tax Laws), (ii) “closing agreement” as described in section 7121 (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) election under section 108(i) of the Code; or (vi) election under Section 965(h) of the Code, in each case that would require the Company or its Subsidiary to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date.

(j)Since inception, (i) the Company has been properly treated as either a disregarded entity under Treasury Regulation Section 301.7701-3(b)(1)(ii) or a partnership under Treasury Regulation Section 301.7701-3(b)(1)(i) for U.S. federal income Tax purposes, and (ii) LiquidityEdge UK has been properly treated as an entity disregarded from its single owner for U.S. federal income Tax purposes and has properly and timely filed an election on Form 8832 with the IRS to be treated as such.

(k)There are no material Liens with respect to Taxes upon any of the assets of the Company or its Subsidiary, other than with respect to Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings.

(l)Neither the Company nor its Subsidiary has engaged in a “reportable transaction” as set forth in Treasury Regulation section 1.6011-4(b).

(m)Neither the Company nor its Subsidiary (i) has, or has ever had, a permanent establishment in any country other than the country in which it is organized and resident, (ii) has engaged in a trade or business in any country other than the country in which it is organized and resident that subjected it to Tax in such country, or (iii) is, or has ever been, subject to Tax in a jurisdiction outside the country in which it is organized and resident.

(n)Neither the Company nor its Subsidiary has committed an offence under Part 3 of the Criminal Finances Act 2017 or any similar Laws in any jurisdiction other than the United Kingdom, nor has any employee or agent of the Company or its Subsidiary or any person who performs services for or on behalf of the Company or its Subsidiary done anything or omitted to do anything which has caused or could cause the Company or its Subsidiary to commit an offence under any such Law, and the Company and its Subsidiary has instituted and maintained procedures that are designed to prevent its employees, agents and services providers from causing the Company or its Subsidiary to commit an offence under any such Law.

(o)There is no instrument or transaction to which the Company or its Subsidiary is a party, or instrument which is necessary or desirable to establish the Company’s or its Subsidiary’s rights or title to or interest in any asset, which is or could become liable to any stamp duty, stamp duty reserve tax or stamp duty land tax (or any similar duty or tax in a jurisdiction outside the United Kingdom) which has not been duly stamped (if required) or in respect of which the relevant duty or tax together with any related interest and penalties (as applicable) has not been paid.

(p)All transactions and arrangements by the Company and its Subsidiary have been made on arm’s length terms and the processes by which prices and terms have been arrived at have been documented to the extent required by applicable Law.

(q)LiquidityEdge UK is a registered and taxable person for VAT purposes, and LiquidityEdge UK is not, and has not been, a member of any group of companies for VAT purposes.

(r)Notwithstanding anything herein to the contrary, (i) this Section 3.7 and Section 3.12 contain the only representations or warranties of the Company with respect to Taxes, and no other statements in this Agreement shall be deemed to be a representation or warranty relating to Taxes, and (ii) in accordance with Section 8.1(a)(iv), for the avoidance of doubt, none of the representations or warranties in this Section 3.7 may be relied upon to claim indemnification for Taxes for any taxable period, or portion thereof, starting after the Closing Date.

Owned and Leased Real Properties.

  Neither the Company nor its Subsidiary owns or leases, or has at any time owned or leased, any real property or any interest in any real property.  Pursuant to the Shared Services and Occupancy Agreement, dated April 21, 2017 (the “Occupancy Agreement”), by and between R3 HoldCo and the Company, the Company and its Subsidiary have the exclusive right to use all office space and other facilities and premises used by the Company and its Subsidiary in, and necessary for, the operation of the business as currently operated (the “Company Properties”).  To the Knowledge of the Company, R3 HoldCo (a) has a valid, binding and enforceable leasehold interest in each Company Property, free and clear of all Liens (other than Permitted Liens), (b) has the right to permit the Company and its Subsidiary to use the Company Properties on the terms and conditions set forth in the Occupancy Agreement, (c) is not (and to the Company’s Knowledge, the other party is not) in default any lease for any Company Property or has exercised any termination rights with respect thereto.

Intellectual Property.

(a)Section 3.9(a) of the Company Disclosure Schedule lists all Patent Rights, registered Trademarks, registered Copyrights, applications for each of the foregoing, domain names, and material unregistered Trademarks owned or purported to be owned by the Company or its Subsidiary (whether solely, jointly with another Person or otherwise), specifying the applicable jurisdiction, title, and application and registration or issuance date and number.  All necessary registration, maintenance, renewal, and other relevant filing fees due have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Governmental Entity, Self-Regulatory Organization, domain registrar or other applicable authority for the purposes of maintaining the Company Intellectual Property in full force and effect.

(b)The Company or its Subsidiary exclusively owns all right, title and interest in and to all Company Intellectual Property free and clear of all Liens, other than Permitted Liens.  The Company or its Subsidiary has valid and continuing rights (by way of licenses or ownership) to all Intellectual Property necessary and sufficient for the conduct of the business of the Company and its Subsidiary as currently conducted.  All Company Intellectual Property is subsisting and, to the Company’s Knowledge, valid and enforceable.

(c)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will result in: (i) the loss or impairment of, or any Lien on, any Company Intellectual Property; (ii) the release, disclosure or delivery of any source code of any Company Intellectual Property to any third party; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Company Intellectual Property; or (iv) the payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Company Intellectual Property.

(d)To the Company’s Knowledge, no third party is infringing, misappropriating, or otherwise violating or has infringed, misappropriated, or otherwise violated any Company Intellectual Property, and no such claims have been made against any Person by the Company or its Subsidiary (or any Person on the Company’s or its Subsidiary’s behalf).

(e)The Company and its Subsidiary have each taken adequate measures to maintain in confidence all trade secrets and confidential information comprising a part of the Company Intellectual Property or otherwise pertaining to the Company or its Subsidiary or the business of the Company or its Subsidiary (including confidential trading information and other trade secrets and confidential information of any Person to whom the Company or its Subsidiary has a confidentiality obligation), which measures are reasonable in the industry in which the Company and its Subsidiary operate.  No trade secret or confidential information material to the Company or its Subsidiary has been authorized to be disclosed or, to the Company’s Knowledge, has been actually disclosed by the Company or its Subsidiary to any Person other than pursuant to a written non-disclosure agreement restricting the disclosure and use of such information.  No source code for any Company Software (excluding open source software) has been delivered, licensed or made available by the Company or its Subsidiary to, or, to the Company’s Knowledge, accessed by, any escrow agent or other Person, other than employees or contractors subject to written non-disclosure agreements restricting the disclosure and use of such source code.

(f)Since October 16, 2014, to the Company’s Knowledge, none of the Company, its Subsidiary or the conduct or operation of the business of the Company or its Subsidiary (including the development, licensing, marketing, importation, offering for sale, sale, or use of any products or services of the business of the Company or its Subsidiary) infringes, dilutes, misappropriates, or otherwise violates or has infringed, diluted, misappropriated, or otherwise violated any Intellectual Property of any third party.  There is no action, suit, proceeding, claim, arbitration or investigation pending against the Company or its Subsidiary or, to the Company’s Knowledge, threatened against the Company or its Subsidiary, or, to the Company’s Knowledge, pending or threatened against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company or its Subsidiary (a) involving allegations of infringement, dilution, misappropriation, or other violation of any Intellectual Property of any third party or (b) challenging the ownership, use, validity or enforceability of any Company Intellectual Property. Neither the Company nor its Subsidiary has received any written claim or notice alleging any such infringement, dilution, misappropriation, or violation or challenging any such ownership, use, validity, or enforceability.

(g)Neither the Company nor its Subsidiary has received any funding from or used any facilities of any Governmental Entity or educational institution to develop the Company Intellectual Property in a manner that would result in the grant of any rights to any Company Intellectual Property.

(h)The Company and its Subsidiary have executed valid and enforceable written agreements with all past and present employees, consultants and independent contractors pursuant to which such Persons have (i) agreed to hold all trade secrets and confidential information of the Company and its Subsidiary in confidence both during and after their employment or retention, as applicable, and (ii) presently assigned to the Company or its Subsidiary all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company or its Subsidiary in the course of their employment, service or retention thereby.

(i)The Company or its Subsidiary owns or has a valid right to access and use all the Company IT Systems pursuant to written agreements.  The Company IT Systems (i) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and its Subsidiary as currently conducted, and (ii) to the Company’s Knowledge, do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) disrupt or affect in an adverse manner the functionality of any Company IT Systems, except as disclosed in their documentation, or (B) enable or assist any Person to access without authorization any Company IT Systems.  Within the past two years, there has not been any material disruption of or data loss, service level failure, material outage or material unscheduled downtime with respect to, any Company IT Systems. To the Company’s Knowledge, there has been no unauthorized access to or breach or violation of any such Company IT System.

(j)No open source software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any Company Software, in each case, in a manner that requires or obligates the Company or its Subsidiary to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) the source code for any Company Software; (ii) license any Company Software for making modifications or derivative works; or (iii) grant a license to, or refrain from asserting or enforcing any of, its Patent Rights.  To the Company’s Knowledge, the Company and its Subsidiary are in compliance with the terms and conditions of all relevant licenses for open source software used in connection with any Company Software.

(k)The Company, its Subsidiary and all Persons acting on behalf of the Company or its Subsidiary have at all times since October 16, 2014 complied in all material respects with (i) all applicable Privacy Laws, (ii) all of the Company’s and its Subsidiary’s policies and notices regarding Personal Information, and (iii) all of the Company’s and its Subsidiary’s contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, and transfer (including cross-border) of Personal Information.  None of the Company’s and its Subsidiary’s policies or notices regarding Personal Information have contained any material omissions or, with respect to any such policies or notices that are publicly available, been inaccurate, misleading or deceptive.

(l)The Company and its Subsidiary have implemented and at all times maintained reasonable safeguards, consistent with practices in the industry in which the Company and its Subsidiary operate, to protect Personal Information in their possession or control against loss, theft, misuse or unauthorized access, use, modification or disclosure, including by (i) implementing (and monitoring compliance with) policies and procedures regarding the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, and transfer (including cross-border) of such Personal Information and (ii) periodic destruction of Personal Information which no longer serves a legitimate business purpose (to the extent not prohibited by applicable Law or applicable policies or contractual commitments of the Company or its Subsidiary).

(m)There have been no (and neither the Company nor its Subsidiary has provided and has not been legally required to provide notices in connection with any) breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or its Subsidiary or collected, used or processed by or, to the Company’s Knowledge, on behalf of the Company or its Subsidiary.  Neither the Company nor its Subsidiary has, since October 16, 2014, received any written notice of any claims (including written notice from third parties acting on its behalf) of or been charged with the violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information and to the Company’s Knowledge, there are no facts or circumstances that could reasonably form the basis of any such notice or claim.

(n)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will result in: (i) any restrictions preventing the Counterparty from exploiting trade secrets, confidential information, or Personal Information of or entrusted to the Company or its Subsidiary in the same manner as exploited by the Company and its Subsidiary prior to Closing or (ii) any violations of any Privacy Laws.

Contracts.

(a)Section 3.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all of the following Contracts to which the Company or its Subsidiary is a party (or with respect to any Company Employee Plan, to which RF7 is a party):

(i)any license, covenant not to assert, development, assignment, ownership, co-existence, concurrent use or other Contract (1) relating to any Company Intellectual Property or (2) pursuant to which the Company or its Subsidiary is granted a license under, or granted an option to obtain a license under, any Company Third-Party Intellectual Property;

(ii)any Contract (or group of related Contracts) for the lease of personal property from or to third parties providing for lease payments the remaining balance of which is in excess of $25,000, other than agreements that can be terminated by the Company (or the Company’s Subsidiary party thereto) on 60 or fewer days’ notice without payment by the Company (or such Subsidiary) of any material penalty;

(iii)any Contract with a Major Customer or Major Supplier;

(iv)any Contract establishing or relating to any partnership, joint venture, strategic alliance or similar arrangement (other than any Organizational Document of the Company or its Subsidiary);

(v)any Contract containing covenants of the Company or its Subsidiary that restrict or purport to restrict the Company or its Subsidiary from competing with any Person or in any line of business or geographic area;

(vi)any Contract (or group of related Contracts) under which the Company or its Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness of more than $25,000, or which imposes a Lien (other than a Permitted Lien) on any assets of the Company;

(vii)any Contract for the sale, lease or disposition, whether in one transaction or series of related transactions, of any significant portion of the assets of the Company and its Subsidiary, including any Equity Interests of any Person;

(viii)any Contract relating to the acquisition (whether by merger, purchase of stock or assets or otherwise) of any operating business or material amount of assets or Equity Interests of any other Person;

(ix)any collective bargaining agreement or any other agreement with a labor or trade union, employee association, works council, or other employee representative body;

(x)any Contract providing for any employment, independent contractor or leasing or consulting arrangement with any individual that (i) provides for annual compensation in excess of $100,000 or (ii) cannot be terminated by the Company (or RF7 or the

Company’s Subsidiary party thereto) on 60 or fewer days’ notice without payment by the Company (or RF7 or such Subsidiary) of any severance;

(xi)any Contract providing, directly or indirectly, for severance, retention, change in control or other similar payments;

(xii)any Contract pursuant to which the Company or its Subsidiary has granted “most favored nation” pricing rights to a counterparty, or granted exclusivity in any manner to a counterparty, or that requires or purports to require the Company to acquire all or a specified portion of its requirements of a particular material good or service from any Person;

(xiii)any Contract under which the Company or its Subsidiary has any outstanding, direct or indirect, guaranty, surety or indemnification obligations (other than indemnification obligations under the Operating Agreement); and

(xiv)any Affiliate Contract.

(b)Each Company Material Contract is valid, in full force and effect, and is binding on and enforceable against, the Company or its Subsidiary that is a party thereto, and, to the Company’s Knowledge, each other party thereto.  Neither the Company nor its Subsidiary is in material violation of or in material default under any Company Material Contract nor, to the Company’s Knowledge, is any other party thereto in material violation of or in material default under any Company Material Contract, and to the Company’s Knowledge, there are no circumstances, occurrences, events, or acts that exist that, with or without the giving of notice or lapse of time or both, would become material violations thereof or material defaults thereunder. No party to any Company Material Contract has exercised, or given written notice to the Company (or the Company’s Subsidiary party thereto) that it intends to exercise, any termination rights with respect thereto or notified the Company in writing that there is any significant dispute thereunder. The Company has made available to the Counterparty true and correct copies of all Company Material Contracts as in effect on the date hereof.

Litigation.

There is no (and since January 1, 2016 has been no) action, suit, proceeding, claim, audit, arbitration or investigation pending against the Company or its Subsidiary, or, to the Company’s Knowledge, any of their respective directors, officers or Business Employees, that, individually or in the aggregate, would reasonably be expected to be, material to the business of the Company and its Subsidiary, taken as a whole. To the Company’s Knowledge, no such action, suit, proceeding, claim, audit, arbitration or investigation has been threatened in writing against the Company or its Subsidiary since January 1, 2016.  No event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such action, suit, proceeding, judgment, claim, audit, assessment, arbitration or investigation.  There are no judgments, orders, writs, decrees, rulings or injunctions outstanding against the Company or its Subsidiary and neither the Company nor its Subsidiary is in breach or violation of (and no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time, or both) a breach or violation of) any such judgment, order, writ, decree, ruling or injunction, that, individually or in the aggregate, would reasonably be expected to be, material to the business of the Company and its Subsidiary, taken as a whole.

Employee Benefit Plans.

(a)Section 3.12(a)(i) of the Company Disclosure Schedule contains a complete list of each Company Employee Plan.  Section 3.12(a)(ii) of the Company Disclosure Schedule lists each Company Employee Plan that the Company or its Subsidiary will assume or retain sponsorship of, or be required to contribute to or participate in, or remain a party to, or with respect to which the Company or its Subsidiary could reasonably be expected to have any Liability (whether actual or contingent, or direct or indirect), in each case, following the Closing (each such Company Employee Plan, a “Transferred Plan”).

(b)True and complete copies of each of the following documents have been made available to the Counterparty: (i) all Company Employee Plan documents, together with all amendments thereto, including with respect to any Company Employee Plan that is not in writing, a written description of the material terms thereof; (ii) with respect to each Company Employee Plan, to the extent applicable: (A) any related trust agreement, or insurance contract or documents relating to other funding arrangements, (B) any related administrative service agreement, (C) for the most recently ended three plan years, all Internal Revenue Service Form 5500s (including all schedules and financial statements attached thereto), (D) all current summary plan descriptions and subsequent summaries of material modifications, (E) a current Internal Revenue Service determination or opinion letter, and any pending applications for a determination or opinion letter, (F) the most recent financial and actuarial valuation reports, and (G) all material written correspondence to or from the Company, its Subsidiary or any Company ERISA Affiliate and any Governmental Entity during the three years preceding the date of this Agreement relating to a Company Employee Plan; and (iii) all agreements between RF7, the Company or its Subsidiary and any third-party professional employer organization, including all amendments thereto, governing the provision of professional employer organization services (“PEO Agreements”).

(c)Each Company Employee Plan and related trust complies and has been in compliance, in all material respects, with all requirements of applicable Laws and has been established and administered in all material respects in accordance with its terms and with all applicable Laws (including ERISA, the Code, and applicable local Laws), and no written notice has been issued by any Governmental Entity questioning or challenging such compliance.  RF7, the Company and its Subsidiary are in compliance in all material respects with their obligations under the PEO Agreements.  Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Company Employee Plan”) is so qualified and has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Company Employee Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Company’s Knowledge, no fact or event has occurred that could affect adversely the qualified status of any such Qualified Company Employee Plan or the exempt status of any such trust.

(d)All benefits, contributions and premiums required by and due under the terms of each Company Employee Plan, the terms of any collective bargaining agreements or applicable Law have been timely paid in accordance with the terms of such Company Employee

Plan, the terms of any collective bargaining agreements, and the terms of all applicable Laws, or to the extent not due, have been properly accrued under GAAP.

(e)Neither the Company, its Subsidiary, RF7, nor any Company ERISA Affiliate sponsors, contributes to, has contributed to, has ever had an obligation to contribute to, or has or could reasonably be expected to have any Liability with respect to: (i) a plan subject to Title IV of ERISA, the minimum funding standards of Section 302 of ERISA or Section 412 of the Code (including any “defined benefit plan” within the meaning of Section 3(35) of ERISA); (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) except with respect to benefits provided pursuant to a PEO Agreement, a multiple employer plan (within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code); or (iv) except with respect to benefits provided pursuant to a PEO Agreement, a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).  None of the assets of any Company Employee Plan are invested in employer securities or employer real property.

(f)Other than as required under Section 4980B of the Code or other similar applicable Law or for which the covered person pays the full cost of coverage for such person and his or her beneficiaries and dependents, neither the Company, its Subsidiary, RF7, nor any Company ERISA Affiliate has or could reasonably be expected to have any Liability for providing post-termination or retiree medical, life insurance or other welfare benefits.  Each Company Employee Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA has complied in all material respects with any applicable provisions of the Affordable Care Act.

(g)There is no pending or, to Company’s Knowledge, threatened action, suit, claim, audit, inquiry or proceeding relating to a Company Employee Plan or the assets thereof or a related trust, sponsor, administrator or fiduciary of such Company Employee Plan (other than routine claims for benefits in the ordinary course of business or which would not result in any material Liability), and to the Company’s Knowledge, there are no facts or circumstances that could form the basis for any such action, suit, claim, audit, inquiry, or proceeding. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 408 of ERISA and regulatory guidance issued thereunder, and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to which RF7, the Company, its Subsidiary, any ERISA Affiliate or any Company Employee Plan would have any material Liability.

(h)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in connection with any other event, will (i) give rise to any payments or benefits that would be nondeductible to the Company or its Subsidiary under Section 280G of the Code or that could result in an excise Tax on any recipient under Section 4999 of the Code, (ii) result in any payment or benefit becoming due to any current or former Business Employee or Business Service Provider, (iii) increase the amount or value of any compensation or benefits payable under any Company Employee Plan, (iv) result in any acceleration of the time of payment or vesting of any compensation or benefits or provide any additional compensatory rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any current or former Business Employee or Business Service Provider, or (v) limit or restrict the ability of the Counterparty, its Affiliates, the Company its Subsidiary or RF7 to merge, amend or terminate any Company Employee Plan.

(i)Each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has at all times been in documentary and operational material compliance with Section 409A of the Code and all applicable guidance thereunder.  No Company Employee Plan or other contract to which the Company, its Subsidiary or RF7 is a party or otherwise bound provides any Person with a “gross up” or similar payment in respect of any Taxes or related interest or penalties that may become payable, including under Section 409A or 4999 of the Code or otherwise.

(j)The Class B Units and Class C Units are “profits interests” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343 (“Rev. Proc. 93-27”) and Rev. Proc. 2001-43, and neither the Company nor any holder thereof have or taken any action, including any tax reporting position, that is inconsistent with the application of Rev. Proc. 93-27 or Rev. Proc. 2001-43. Each holder of Class B Units and Class C Units (i) has filed a valid and timely election under Section 83(b) (or the equivalent thereof under the Laws of the United Kingdom) with respect to each grant of such units, (ii) has been issued a Schedule K-1 for any period that such holder held such units, (iii) has been allocated a share of partnership income with respect to such vested and unvested units, if income was allocated to members of the Company, (iv) has not received any compensation payments that were subject to payroll taxes or income tax withholding, and (v) has held such units for at least two years from the date hereof, except as set forth on Section 3.12(j) of the Company Disclosure Schedule.

Compliance With Laws; Broker-Dealer and Regulatory Matters.

(a)Each of the Company and its Subsidiary is conducting, and at all times since January 1, 2016 the Company has conducted, its business in compliance in all material respects with all applicable Laws.  Since January 1, 2016, neither the Company nor its Subsidiary has received any written notice or charge alleging, or to the Company’s Knowledge has otherwise been charged with, any material violation of any Laws and, to the Company’s Knowledge, there are no facts or circumstances which could form the basis for any such allegation or violation, or that would give rise to any obligation on the part of the Company or its Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)Neither the Company nor, to the Company’s Knowledge, any of its current or former associated persons is, or has been, the subject of any approval, satisfaction, determination, judgment, acceptance or similar action or event requiring disclosure on SEC Form BD, Form U-4, Form U-5 or otherwise with any Governmental Entity or Self-Regulatory Organization that has not been so disclosed.

(c)Section 3.13(c) of the Company Disclosure Schedule lists, as of the date of this Agreement, each past (since January 1, 2016), pending, and to the Knowledge of the Company, threatened action, suit, proceeding, claim, arbitration or investigation brought by a Governmental Entity or Self-Regulatory Organization against the Company or any Business Employee (with respect to the business of the Company and its Subsidiary) and all claims with respect to which the Company or any Business Employee (with respect to the business of the Company and its Subsidiary, or such Person’s registrations with any Governmental Entity or Self-Regulatory) has been contacted by counsel for the plaintiff or claimant against or affecting the Company or such Business Employee (with respect to the business of the Company) or the Company's assets or businesses.

(d)Neither the Company nor its Subsidiary is a party to, subject to, or in default under any material outstanding judgement.

(e)LiquidityEdge UK is not, and is not required to be, registered, licensed or qualified as a broker-dealer in any jurisdiction.

(f)Neither the Company nor its Subsidiary (i) is, or is required to be, registered as a futures commission merchant, commodities trading adviser, commodity pool operator or introducing broker under the Commodities Exchange Act or any similar Law or (ii) is subject to registration under the Investment Company Act of 1940.

(g)The ownership, management or use of the assets of the Company or its Subsidiary does not require the Sellers or any of the Company’s or its Subsidiary’s officers, associated persons or Business Employees to be registered as an investment advisor under the Investment Advisers Act of 1940 or as an investment advisor or investment advisor representative or agent under the Laws of any Governmental Entity.

(h)The Company is, and since January 1, 2016 has been, duly and validly registered as a broker-dealer with the SEC, a member of the Securities Investor Protection Corporation and admitted to membership in FINRA.  The Company is duly registered, licensed or qualified as a broker-dealer in each jurisdiction where the conduct of the Company’s business requires such registration, licensing or qualification.

(i)Section 3.13(i) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Self-Regulatory Organizations, securities exchanges, boards of trade, clearing organizations, trade associations and similar organizations in which the Company or its Subsidiary holds a membership or has been granted trading privileges and which memberships or trading privileges are material to the business of the Company and its Subsidiary, taken as a whole.

(j)The Company is, and at all times since January 1, 2016 has been, (i) in compliance in all material respects with the applicable provisions of the Exchange Act and the SEC rules thereunder, including the net capital requirements and customer protection requirements (including any exemptions thereto) thereof, (ii) a member in good standing with each Self-Regulatory Organization of which it is a member and in compliance in all material respects with all applicable rules and regulations of each such Self-Regulatory Organization and (iii) in compliance in all material respects with the state securities Laws governing the operations of broker-dealers in each state in which it operates. The Company is not subject to any agreement or arrangement with any Governmental Entity or Self-Regulatory Organization to increase its net capital requirements and customer protection requirements above the amounts required to be maintained under the applicable Laws and, since January 1, 2016, the Company has maintained sufficient net capital to avoid the notice requirement under Rule 17a-11 of the Exchange Act or FINRA Rule 4120(a).

(k)None of the Company nor, to the Company’s Knowledge, any “person associated with” the Company (as defined in the Exchange Act), nor any member of the board of directors of the Company or its Subsidiary is, or since January 1, 2016 (and during which time any such person was such a “person associated with” or “associated person” of the Company) has been, (i) ineligible to serve as a broker-dealer or associated person of a broker-dealer under Section 15(b) of the Exchange Act, (ii) subject to “statutory disqualification” (as defined in the Exchange Act) or (iii) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of the Company as a broker-dealer. To the Company’s Knowledge, neither the Company nor any “person associated with” the Company, nor any member of the board of directors of the Company, is under current investigation or is subject to a proceeding, whether preliminary or otherwise, that could result in a “statutory disqualification.”

(l)The Company and any officers, Business Employees, or associated persons who are required to obtain a Governmental Authorization as a broker-dealer, a principal, a representative, an agent or a salesperson (or any limited subcategory thereof) with the SEC, FINRA or other Governmental Entity or Self-Regulatory Organization as a result of such Person’s affiliation with the Company are duly registered and licensed as such and all such registrations and licenses, including any membership in or registration with any such Governmental Entity or Self-Regulatory Organization, are set forth in Section 3.13(l) of the Company Disclosure Schedule. The Company holds all material Governmental Authorizations necessary to conduct the business of the Company as currently conducted.

(m)The Company has timely filed, in all material respects, all periodic reports, registration statements, notices, forms, filings and other documents, together with any amendments required to be made with respect thereto, required by any Governmental Entity or Self-Regulatory Organization (including the SEC and FINRA), to be filed with it since January 1, 2016, including Form BD (collectively, the “Company B-D Regulatory Documents”).  The information contained in each such Company B-D Regulatory Document was complete and accurate in all material respects as of the time of filing thereof.  The Company has timely paid all material fees and assessments due and payable in connection with the Company B-D Regulatory Documents.

(n)The Company has made available to the Counterparty copies of the Company B-D Regulatory Documents.

(o)The Company has established and, at all times since January 1, 2016, has had in place, written policies and procedures reasonably designed to achieve compliance, in all material respects, with (i) applicable FINRA rules, (ii) the rules of any Self-Regulatory Organization of which the Company is a member, (iii) the federal securities Laws and regulations, (iv) business continuity in the event of business disruptions, (v) anti-money laundering Laws, including a written customer identification program in material compliance with applicable Law, (vi) privacy Laws including policies and procedures with respect to the protection of nonpublic personal information about customers, clients and other third parties, (vii) identity theft and (viii) all other applicable Law other than those where the failure to have such written compliance policies would not individually or in the aggregate, reasonably be expected to be materially adverse to the Company (the policies described in clauses (i) through

(viii), the “Broker-Dealer Compliance Policies”).  Complete and correct copies of the Broker-Dealer Compliance Policies have been provided to the Counterparty.  Except as set forth in any of the Company's annual or other periodic compliance reviews made available to the Counterparty, the Company is in, and at all times since January 1, 2016 has been, in compliance in all material respects with the Broker-Dealer Compliance Policies.

(p)Notwithstanding anything herein to the contrary, clauses (b) through (o) of this Section 3.13 contain the only representations or warranties of the Company with respect to broker-dealer related regulatory matters, including the applicable Laws of the SEC, the Securities Investor Protection Corporation, FINRA and any other Governmental Entity or Self-Regulatory Organization of which the Company or its Subsidiary is a member, and the Broker-Dealer Compliance Policies, and no other statement in this Agreement shall be deemed to be a representation or warranty relating to such regulatory matters.

Permits.

  Each of the Company and its Subsidiary has all Company Permits, and all such Company Permits are in full force and effect.  Each of the Company and its Subsidiary is (and since January 1, 2016 has been) in compliance in all material respects with the terms of the Company Permits.  Since January 1, 2016, neither the Company nor its Subsidiary has received any written notice or, to the Company’s Knowledge, other communication from any Governmental Entity regarding (a) any violation of or any failure to comply in any material respect with any term, condition, provision or requirement of any Company Permit or (b) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Permit.  No event has occurred, and to the Company’s Knowledge no circumstances exist that (with or without notice or lapse of time, or both) would reasonably be expected to result in a violation or failure on the part of the Company or its Subsidiary to comply in any material respect with the terms of, or a revocation, withdrawal, suspension, cancellation, termination or material modification of, any Company Permit.

Insurance.

  Section 3.15 of the Company Disclosure Schedule sets forth the name of each Company Insurance Policy (together with the policy number, type and amount of coverage, carrier, and annual premium). The Company and its Subsidiary are covered by the Company Insurance Policies, each of which is in full force and effect and which together provide coverage (a) as is sufficient for all requirements of applicable Law and all Contracts to which the Company is a party or by which its properties or assets are otherwise bound and (b) to the Company’s Knowledge, in such amounts (including as to deductibles) and scope as is reasonable for the business, assets and properties of the Company and its Subsidiary.  The Company and its Subsidiary, and to the Knowledge of the Company, each other party thereto, is in compliance in all material respects with the provisions of each Company Insurance Policy.  No insurer under any Company Insurance Policy has notified the Company or its Subsidiary in writing that such insurer has cancelled or generally disclaimed Liability under any such Company Insurance Policy or indicated in writing any intent to do so or not to renew any such Company Insurance Policy, and no event has occurred which would reasonably be expected to limit or impair the rights of the Company or its Subsidiary under any Company Insurance Policy.  The Company has made available to the Counterparty a true, correct and complete copy of each Company Insurance Policy, together with information regarding any claims submitted for each Company Insurance Policy during the three-year period ending on the date of this Agreement.

Labor and Employment.

(a)Section 3.16(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all Business Employees by name, title, salary, bonus, commissions, incentive compensation (including incentive equity awards), date of hire and seniority or service credit, if different, classification as exempt or non-exempt, and status (i.e., whether active or on leave of absence, and if on leave, the type of leave, such as disability, family, medical or military leave). Section 3.16(a)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Business Service Providers, which schedule identifies the services performed and time dedicated to the Company and its Subsidiary’s business.

(b)No Business Employee is represented by any labor or trade union, works council, employee association or other employee representative body in connection with his or her employment with the Company, its Subsidiary or RF7.  Neither the Company, its Subsidiary nor RF7 is a party to, or otherwise subject to, any collective bargaining agreement or other agreement with a labor or trade union, works council, employee association or other employee representative.  There have been no, and to the Company’s Knowledge there are no threatened, strikes, lockouts, slow-downs, work stoppages, picketing, or any other manner of collective labor unrest among any Business Employees.

(c)Each of the Company and its Subsidiary is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, workplace safety, occupational health and safety, vacation pay, overtime pay, pay equity, notice of termination, immigration, employee privacy, family, medical and other leaves, classification of employees, consultants and independent contractors, workers’ compensation and assessments, human rights and nondiscrimination, nonharassment, and nonretaliation in employment, “mass layoff,” the collection and payment of withholding and/or social security taxes and there are no claims, lawsuits, actions, audits, investigations, or complaints pending or, to the Company’s Knowledge, threatened with respect to any such matters or otherwise in connection with the employment or service of any current or former Business Employee or Business Service Provider that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiary, taken as a whole. Neither the Company nor its Subsidiary is a party to or bound by any consent decree or conciliation agreement with any Governmental Entity. There has been no “mass layoff” as defined by WARN with respect to the Company or its Subsidiary within the six months prior to the Closing.

(d)To the Company’s Knowledge, all Business Employees and Business Service Providers are and have been correctly classified as employees, independent contractors or otherwise for all purposes.  Neither the Company nor its Subsidiary has any actual or contingent Liability with respect to the misclassification of any Person as a partner, independent contractor, intern or temporary employee rather than as an employee, or as an “exempt” employee rather than a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938, as amended), or with respect to any employee leased from another employer.  The Company and its Subsidiary are in compliance in all material respects with applicable employee licensing requirements.

(e)In the last three years, (i) to the Company’s Knowledge, no allegations of sexual harassment or similar misconduct have been made against or involving any current or former Business Employee or Business Service Provider, and (ii) neither the Company nor its Subsidiary has entered into any settlement agreements related to allegations of sexual harassment or similar misconduct against or involving any current or former Business Employee or Business Service Provider.

(f)As of the date of this Agreement, to the Company’s Knowledge, (i) neither the Company, its Subsidiary nor RF7 has a basis to terminate the service of any Business Employee for cause, and (ii) no current Business Employee intends to resign from their employment or service with the Company, its Subsidiary or RF7.

Title to Personal Properties.

  The Company and its Subsidiary have good and marketable title to, or, in the case of property held under a lease or other contractual obligation, a valid leasehold interest in, or exclusive right to use, each tangible asset used by the Company or its Subsidiary and that is material to the Company and its Subsidiary, taken as a whole.  None of the Company’s or its Subsidiary’s material tangible assets are subject to any Lien other than Permitted Liens.  Such tangible assets are, in the aggregate, in good working order (ordinary wear and tear excepted) and are suitable for the purposes used.

Transactions with Affiliates.

(a)Section 3.18(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of all intercompany accounts between the Company or its Subsidiary, on the one hand, and RF7 or any of its Affiliates (other than the Company and its Subsidiary), on the other hand.

(b)Neither the Company nor its Subsidiary is indebted to (nor has it or its Subsidiary committed to make any loan or extend or guarantee credit for the benefit of) any director, manager, member or officer of the Company or its Subsidiary or any Business Employee (except for amounts due as salaries and bonuses under employment agreements, service agreements, letters of appointment or Company Employee Plans and amounts payable in reimbursement of ordinary expenses). Except for the Affiliate Contracts and those intercompany arrangements set forth on Section 3.18(a) of the Company Disclosure Schedule, no Seller nor any of its Affiliates, or any of such Seller’s or its Affiliates’ respective directors, officers, members or managers, or any immediate family member of the foregoing, (i) has been involved in any material business arrangement with the Company or its Subsidiary (other than in such person’s capacity as a director, manager, officer or Business Employee, as the case may be), (ii) owns any material assets, tangible or intangible, that are used in the business of the Company and its Subsidiary, (iii) is party to any Contract with the Company or its Subsidiary or (iv) to the Company’s Knowledge, has any claim or cause of action against the Company or its Subsidiary.

Customers and Suppliers.

  Sections 3.19(a) and 3.19(b) of the Company Disclosure Schedule set forth the names of the 10 largest customers as measured by each of aggregate revenue and trading volume of the consolidated business of the Company and its Subsidiary, respectively, for the six-month period ended on June 30, 2019 (such customers collectively, “Major Customers”) and the 10 largest suppliers of products or services to the consolidated business of the Company and its Subsidiary as measured by expense for the six-month period ended on June 30, 2019 (such suppliers collectively, “Major Suppliers”).  No Major Customer or Major Supplier has terminated its relationship with the Company or its Subsidiary, materially reduced or changed the pricing or other material terms of its business with the Company or its Subsidiary, engaged in any material dispute with the Company or its Subsidiary or, to the Company’s Knowledge, communicated an intention to do any of the foregoing since December 31, 2018.

Accounts Payable and Accounts Receivable.

  All accounts and notes receivable of the Company or its Subsidiary have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are payable in the ordinary course of business consistent with past practice. All accounts and notes receivable of the Company or its Subsidiary reflected on the Company Balance Sheet, and arising since the Balance Sheet Date, are valid and are not subject to any set-offs or counterclaims. All accounts payable of the Company or its Subsidiary reflected in the Company Balance Sheet or arising after the date thereof are the result of bona fide transactions in the ordinary course of business consistent with past practice and have been paid or are not yet due and payable.

International Trade and Anti-Corruption Matters.

Since January 1, 2016, neither the Company, nor any of its current or former Subsidiaries, nor any of its or their respective directors, officers, or agents, or any Business Employees, have, directly or indirectly, (i) taken any actions that would constitute a material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations promulgated thereunder; the UK Bribery Act 2010; or any other anti-corruption or anti-bribery Laws applicable to the Company or any of its Affiliates or (ii) engaged in any transactions or dealings connected with any government, country or other individual or entity that is the target of International Trade Laws and Sanctions (except to the extent permissible by and in accordance with applicable Law). Neither the Company nor its Subsidiary, nor any of its or their respective equityholders, directors, officers, or agents or any Business Employee is an individual or entity that is or is owned or controlled by one or more individuals or entities that are, (i) the subject of any International Trade Laws and Sanctions or (ii) located, organized or resident in a country or territory that is the subject of any International Trade Laws and Sanctions. Since January 1, 2016, the Company and its Subsidiary and, to the Company’s Knowledge, each of its and their respective directors, officers, and agents and each of the Business Employees have been in compliance with all International Trade Laws and Sanctions.

Brokers.

No agent, broker, investment banker, financial advisor or other Person has acted, directly or indirectly, as a broker, finder, or financial advisor for the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement, and no Person is or shall be entitled, as a result of any action, agreement or commitment of or on behalf of the Company or its Subsidiary to any broker’s, finder’s, financial advisor’s or other similar fee, commission or payment in connection with any of the transactions contemplated by this Agreement.

No Other Representations or Warranties.

(a)The Company hereby acknowledges and agrees that, except for the representations and warranties set forth in Article IV or in the certificate delivered at the Closing pursuant to Sections 7.3(a) and 7.3(b) (in each case as qualified and limited by the Counterparty Disclosure Schedule), none of the Counterparty or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person, has made or is making, and the Counterparty hereby expressly disclaims, any express or implied representation or warranty with respect to the Counterparty or any of its Affiliates, including with respect to any information provided or made available to the Company or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person.

(b)Except for the representations and warranties set forth in Article II (with respect to the Sellers) and this Article III (with respect to the Company) or in the certificate delivered at the Closing pursuant to Sections 7.2(a) and 7.2(b) (in each case as qualified and limited by the Company Disclosure Schedule), none of the Sellers, the Company or any of their respective Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person, has made or is making, to the Counterparty or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, any express or implied representation or warranty, including with respect to any information provided or made available to the Counterparty or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person.

REPRESENTATIONS AND WARRANTIES OF THE COUNTERPARTY

The Counterparty represents and warrants to the Sellers and the Company that, except as set forth herein or in the Counterparty Disclosure Schedule (subject to Section 11.12), the statements contained in this Article IV are true and correct as of the date of this Agreement and as of the Closing Date.

Organization, Standing and Power.

(a)The Counterparty is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its material properties and material assets and to carry on its business as conducted on the date of this Agreement.

(b)The Counterparty is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Counterparty Material Adverse Effect.

Authority; No Conflict; Required Filings and Consents.

(a)The Counterparty has all requisite corporate power and authority to enter into this Agreement, and each other Transaction Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Counterparty of this Agreement, and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby by the Counterparty have been duly authorized by all necessary corporate action on the part of the Counterparty.  This Agreement has been, and each other Transaction Document to which the Counterparty is a party will be, duly executed and delivered by the Counterparty and constitutes, or will upon execution and delivery thereof constitute, the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)The execution, delivery and performance of this Agreement by the Counterparty does not, and the execution and delivery of each other Transaction Document to which it is or will be a party will not, and the consummation by the Counterparty of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of, the Organizational Documents of the Counterparty, (ii) conflict with, or result in any violation or breach of, or constitute a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any right or benefit) under (with or without notice or lapse of time, or both), require a consent or waiver under, or require the payment of a penalty under any of the terms, conditions or provisions of any Contract to which the Counterparty or its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or result in the imposition of any Lien on the Counterparty’s or any of its Subsidiaries’ properties or assets, or (iii) subject to compliance with the requirements specified in clauses (i), (ii) and (iii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, assessment, judgment, injunction, order, decree, or Law applicable to the Counterparty or any of its respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be expected to have a Counterparty Material Adverse Effect.

(c)No consent, waiver, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or Self-Regulatory Organization is required by or with respect to the Counterparty in connection with the execution and delivery of this Agreement by the Counterparty or the consummation by the Counterparty of the transactions contemplated by this Agreement, except for (i) the approval of FINRA with respect to the change of ownership or control of the Company pursuant to FINRA Rule 1017 with no material restrictions or conditions, (ii) notification to and approval of the FCA with respect to the change in control of LiquidityEdge UK, (iii) compliance with the applicable requirements of the HSR Act and (iv) such other consents, waivers, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not reasonably be expected to have a Counterparty Material Adverse Effect.

Litigation.

  As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending against the Counterparty (or, to the Counterparty’s Knowledge, any of its directors, officers or employees) or, to the Counterparty’s Knowledge, threatened, and there are no judgments, orders, writs, decrees, rulings or injunctions outstanding against the Counterparty, except, in each such case, as would not, individually or in the aggregate, reasonably be expected to have a Counterparty Material Adverse Effect.

Financing.

  The Counterparty has sufficient funds to perform all of its respective obligations under this Agreement. The Counterparty has a sufficient number of authorized but unissued shares of Counterparty Common Stock in order to pay the Closing Stock Consideration and to deposit the Indemnity Escrow Shares in the Indemnity Share Escrow Account at the Closing.

Brokers.

No agent, broker, investment banker, financial advisor or other Person is or shall be entitled, as a result of any action, agreement or commitment of the Counterparty or any of its Subsidiaries, to any broker’s, finder’s, financial advisor’s or other similar fee, commission or payment in connection with any of the transactions contemplated by this Agreement.

Investment.

Counterparty is acquiring the Units for investment only and not with a view to, or for resale in connection with, any distribution thereof, and has no present intention of selling, granting any participation in or otherwise distributing the same, except, in each such case, in compliance with the Securities Act.  Counterparty will not offer to sell or otherwise dispose of the Units in violation of any of the registration requirements of the Securities Act, or any comparable state Law.  Counterparty is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC.

SEC Documents.

(a)Since January 1, 2016 through the date hereof, Counterparty has timely filed with the SEC all forms, statements, registrations, reports and other documents required to be filed by it under the Securities Act and the Exchange Act (collectively, the “SEC Reports”). The SEC Reports, at the time filed (or if amended or superseded by a filing before the date of this Agreement, then on the date of such amending or superseding filing): (i) complied as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)The consolidated financial statements of the Counterparty and its Subsidiaries (including, in each case, any related notes) contained (or incorporated by reference) in the SEC Reports filed by the Counterparty with the SEC within the past two years (i) were prepared from, and in accordance with, the books and records of Counterparty and its Subsidiaries, (ii) fairly present in all material respects the financial position of the Company and the consolidated results of operations and cash flows of the Counterparty and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to appropriate year-end audit adjustments), (iii) complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, and (iv) were prepared in accordance with GAAP (except, in the case of unaudited consolidated financial statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X promulgated by the SEC).

(c)Since December 31, 2018, no Changes have occurred that, individually or in the aggregate, have had or would reasonably be expected to have a Counterparty Material Adverse Effect.

(d)To Counterparty’s Knowledge, none of the SEC Documents is the subject of ongoing SEC review and, to the Counterparty’s Knowledge, there are no inquiries or investigations by the SEC or any internal investigations, pending or threatened, of the Counterparty or any of its Subsidiaries. The Counterparty has not received written comments from the SEC staff regarding any of the SEC Reports that remain unresolved.

Capitalization.

(a)The authorized capital stock of the Counterparty consists of: 110,000,000 shares of Counterparty Common Stock, of which 37,764,566 shares were issued and outstanding as of July 31, 2019 (the “Counterparty Capitalization Date”), including 263,593 restricted shares of Counterparty Common Stock and 445,782 shares of Counterparty Common Stock underlying outstanding restricted stock units; 10,000,000 shares of non-voting common stock, of which no shares are issued or outstanding as of the date hereof; 5,000,000 shares of Counterparty preferred stock, of which 110,000 shares have been designated as Series A preferred stock, of which no shares are issued or outstanding as of the date hereof. As of the Counterparty Capitalization Date, the Counterparty had outstanding options to purchase 640,535 shares of its capital stock, as well as 16,716 shares of Counterparty Common Stock subject to issuance pursuant to outstanding performance shares (assuming satisfaction of target performance levels, if any) (the “Counterparty Equity Awards”). All of the issued and outstanding shares of capital stock of the Counterparty have been duly authorized and validly issued, are fully paid and non-assessable, and are free of preemptive rights.

(b)All of such shares and options were issued in compliance in all material respects with all applicable Laws and contractual obligations binding on Counterparty. None were issued in violation of any Contract to which Counterparty is a party or in violation of any preemptive or similar rights of any Person.

(c)As of the Counterparty Capitalization Date, no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Counterparty may vote were issued or outstanding, no trust preferred or subordinated debt securities of the Counterparty were issued or outstanding and, other than the Counterparty Equity Awards or in connection with the Counterparty’s share repurchase program, there were no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Counterparty to issue, transfer, sell, purchase, redeem or otherwise acquire any Counterparty Common Stock.

(d)There are no voting trusts, stockholder agreements or other agreements in effect pursuant to which the Counterparty or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Counterparty Common Stock or other equity interests of the Counterparty.

(e)The shares of Stock Consideration, when issued in accordance with this Agreement, (i) will be duly authorized, validly issued, fully paid and non-assessable, and (ii) will be free and clear of any Liens other than as a result of any action by any Seller or its Affiliates; provided, however, that the shares of Stock Consideration are subject to restrictions on transfer under applicable securities Laws and this Agreement. The issuance of the Stock Consideration is not subject to any preemptive rights or rights of first refusal or similar rights applicable to the Counterparty.

Investigation.

(a)

(a)The Counterparty, for itself and on behalf of its Affiliates, acknowledges that it is relying on its own independent investigation, verification and analysis in entering into the transactions contemplated hereby, including with respect to the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiary, and in making its determination to proceed with the transactions contemplated by this Agreement (including the Purchase), the Counterparty has relied solely on the results of its own independent investigation, verification and analysis and has relied solely on the representations and warranties of the Company and the Sellers set forth in this Agreement (in each case as qualified and limited by the Company Disclosure Schedule) or in the certificate delivered at the Closing pursuant to Sections 7.2(a) and 7.2(b).  The Counterparty is knowledgeable about businesses and the industries in which the Company and its Subsidiary operate, is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the economic risk of such investment, including the complete loss of such investment, for an indefinite period of time.  The Counterparty and its Affiliates, representatives and advisors have been afforded reasonable access to the books and records, facilities and personnel of the Company and its Subsidiary for purposes of conducting a due diligence investigation and has conducted to their satisfaction a due diligence investigation of the Units and the Company and its Subsidiary and their businesses.

(b)In connection with the Counterparty’s investigation of the Units and the Company and its Subsidiary and their businesses, the Counterparty has received from or on behalf of the Sellers’ Representative, the Company, its Subsidiary or the Sellers certain estimates, projections and other forecasts and plans.  The Counterparty acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Counterparty is familiar with such uncertainties, that the Counterparty is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, plans and other forecasts so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, plans and forecasts), and that the Counterparty shall have no claim against the Sellers’ Representative, the Company, its Subsidiary, the Sellers or any Affiliate or direct or indirect equityholder of the Sellers with respect thereto.

No Other Representations or Warranties.

(a)The Counterparty hereby acknowledges and agrees that, except for the representations and warranties set forth in Article II and Article III or in the certificate delivered at the Closing pursuant to Sections 7.2(a) and 7.2(b) (in each case as qualified and limited by the Company Disclosure Schedule), none of the Sellers, the Company or any of their Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person, has made or is making, and the Sellers and the Company hereby expressly disclaim, any express or implied representation or warranty with respect to the Sellers, the Company or any of their Subsidiaries, including with respect to any information provided or made available to the Counterparty or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person.

(b)Except for the representations and warranties set forth in this Article IV or in the certificate delivered at the Closing pursuant to Sections 7.3(a) and 7.3(b) (in each case as qualified and limited by the Counterparty Disclosure Schedule), none of the Counterparty or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person, has made or is making, to the Sellers, the Company or any of their Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, any express or implied representation or warranty, including with respect to any information provided or made available to the Sellers, the Company or any of their Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person.

CONDUCT OF BUSINESS

Covenants of the Company.

  Except (a) as otherwise expressly permitted by this Agreement, (b) as set forth in Section 5.1 of the Company Disclosure Schedule, (c) as required by applicable Law or (d) as consented to in writing by the Counterparty (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, (i) the Company shall, and shall cause its Subsidiary to, (A) carry on its business in the ordinary course consistent with past practice, including maintaining adequate regulatory capital, and (B) use commercially reasonable efforts to preserve intact its present business, operations, permits, rights, goodwill, relations with customers, suppliers and other Persons with which it does business, (ii) the Company, its Subsidiary and RF7 shall use commercially reasonable efforts to keep available the services of their officers and Business Employees and (iii) without limiting the generality of clause (i), the Company shall not, and shall cause its Subsidiary not to, do or permit to be done (and with respect to subpart G of this Section 5.1(iii), RF7 shall not do or permit to be done) any of the following, directly or indirectly:

A.except in the ordinary course of business consistent with past practice, grant or subject to any Lien (other than granting or suffering to exist a Permitted Lien) any of its properties or assets (whether tangible or intangible);

B.sell, assign, license, transfer, convey, lease, sublease or otherwise dispose of any material properties or material assets of, or used by, the Company or its Subsidiary (in each case, other than Intellectual Property, which shall be subject to clause (C));

C.sell, assign, license, covenant not to sue with respect to, transfer, convey, dispose of, abandon, cancel, permit to lapse or expire, or fail to maintain any Intellectual Property (other than (i) non-exclusive licenses of Intellectual Property not material to the conduct of the business of the Company and its Subsidiary, taken as a whole, and in the ordinary course of business consistent with past practice, or (ii) Intellectual Property that the Company has determined, in the exercise of its commercially reasonable business judgment, to be worthless or obsolete);

D.issue, sell, pledge, encumber, dispose of or transfer to any Person any Units or any other Equity Interest in or securities of the Company or its Subsidiary, or any securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, any Equity Interest in or securities of the Company or its Subsidiary, or make any other change in the capital structure of the Company or its Subsidiary (including forming any Subsidiary);

E.change or amend the Organizational Documents of the Company or its Subsidiary;

F.declare, set aside, make or pay any dividend or other distribution in respect of the Units or any other Equity Interest in or securities of the Company or its Subsidiary, or, other than repurchases or redemptions prior to the Closing of all, but not less than all, of any Unitholder’s Units in accordance with the Operating Agreement in connection with the termination of any Unitholder’s employment or following an Involuntary Transfer (as defined in the Operating Agreement) in respect of which all amounts payable in respect of such repurchase or redemption are paid in full prior to the Closing, repurchase, redeem or otherwise acquire any outstanding Units or other securities of or Equity Interests in the Company or its Subsidiary;

G.(i) increase the compensation payable to or to become payable to, or the benefits provided to, pay any bonus to, or grant any equity or equity-based award to, any current or former Business Employee or Business Service Provider; (ii) grant, increase, pay, provide or modify any severance, retention, change in control or termination payment or benefit to, or loan or advance or accelerate any amount to, any current or former Business Employee or Business Service Provider, other than compensatory payments in connection with the transactions contemplated hereby that shall constitute Unpaid Company Transaction Expenses as of the Closing; (iii) accelerate the vesting or payment, or fund or in any other way secure the payment, of any compensation or benefit for any current or former Business Employee or Business Service Provider; (iv) approve, establish, adopt, enter into, amend or terminate any Company Employee Plan, except as required by any Law; (v) grant or forgive any loans to any Business Employee or Business Service Provider; (vi) hire or promote, or terminate or demote (other than for cause) any current or former Business Employee or

Business Service Provider with annual target cash compensation greater than $100,000; or (vii) approve, make, amend, negotiate, enter into or terminate any collective bargaining agreement or union agreement covering any Business Employee;

H.enter into, supplement or amend the terms of or extend the term of, or waive or release any material claim or right under, or terminate any Company Material Contract or Company Lease or any Contract that would have been a Company Material Contract or Company Lease if in effect on the date of this Agreement, except (i) Contracts entered into in the ordinary course of business consistent with past practice with new customers (in a form consistent with, and no less favorable to the Company than, the forms of agreement with the Company’s customers made available prior to the date hereof), and (ii) renewals (including automatic renewals) and expirations in the ordinary course in accordance with the terms thereof;

I.make any material change in any method of accounting or accounting practice or policy, other than such changes as are required by GAAP or applicable Law;

J.enter into any commitment for capital expenditures in excess of $20,000 for any individual commitment and $50,000 for all such commitments in the aggregate;

K.(i) compromise or enter into any settlement or release with respect to any litigation, arbitration, investigation or other proceeding, unless such settlement or release (x) contemplates only the payment of money not to exceed $50,000 for any single claim or $100,000 in the aggregate for all proceedings and does not impose limits on the conduct or operation of the Company or its Subsidiary or its or their respective business, or (y) does not impose any new payment obligations on the Company or its Subsidiary or limits on the conduct or operation of the Company or its Subsidiary or its or their respective business, or (ii) commence any material litigation, proceeding, or arbitration;

L.make, change or revoke any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, settle or compromise any material Tax Liability or Tax Proceeding, agree to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of Law or propose any such adjustment with a taxing authority, prepare or file any amended Tax Return, waive or extend any statute of limitations in respect of Taxes, surrender any claim for a refund of Taxes, or enter into any “closing agreement” described in Section 7121 of the Code (or any similar provision of Law) with a taxing authority;

M.effect any merger, consolidation, recapitalization, reclassification, stock split, combination or other change in the capitalization of the Company or its Subsidiary, or acquire (including by merger, consolidation or acquisition of stock or assets) any interests in any Person or any business or division thereof or any assets that would be material to the Company and its Subsidiary, taken as a whole;

N.(1) materially delay or postpone any payment of any accounts payable or other payables or expenses, (2) accelerate the collection of accounts receivable in advance of or beyond the dates when such accounts receivable would have been collected, or (3) adopt or implement any change in its policies or practices with respect to the extension of any discounts or credits to customers;

O.incur, create, assume or otherwise become liable for any Indebtedness;

P.enter into any Contract with any Affiliate, other than any Contract that is on arms’-length terms and that will be completed or terminated prior to the Closing without any Liability to the Counterparty or its Affiliates (including, following the Closing, the Company and its Subsidiary);

Q.enter into any new line of business; or

R.enter into any Contract to do any of the foregoing.

Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement will give the Counterparty, directly or indirectly, rights to control or direct the Company or its Subsidiary prior to the Closing.  During the Pre-Closing Period, the Sellers, the Company and its Subsidiary will exercise, consistent with the terms and conditions of this Agreement, control of their businesses and operations.

Confidentiality.

(a)The Company and MarketAxess Corporation, an Affiliate of the Counterparty, previously executed the Confidentiality Agreement, and the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.  The Confidentiality Agreement is hereby incorporated herein by reference and made a part of this Agreement and will survive the execution of (and, if this Agreement is terminated pursuant to Article IX, any termination of) this Agreement.

(b)From and after the Closing, the Sellers shall, and shall cause their Affiliates to, keep confidential all non-public information relating to the Company, its Subsidiary and their respective businesses that remains in their possession (except to the extent such information is in the public domain (other than as a result of a disclosure of such information by such Seller or any of its Affiliates or any of their respective directors, officers, employees, agents or representatives in breach of this Agreement)); provided, each Seller and its Affiliates may disclose such information (A) to the extent required by applicable Law (including the rules of any securities exchange), (B) as compelled by judicial or administrative process, (C) to its auditors and attorneys who are subject to a duty of confidentiality owed to such Seller with respect to such information, or (D) upon request, to any Governmental Entity with jurisdiction over such Seller or its Affiliates (provided, that, in the case of clauses (A), (B) and (C), such Seller shall, to the extent legally permissible, provide the Counterparty with a list of any information that such Seller or its Affiliate, as applicable, intends to disclose and shall cooperate with the Counterparty (at the Counterparty’s sole cost and expense) to the extent that the

Counterparty may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid any such judicial or administrative proceeding or requests).

ADDITIONAL AGREEMENTS

No Solicitation.

  During the Pre-Closing Period, none of the Sellers nor the Company or its Subsidiary shall (and each shall cause their respective controlled Affiliates not to) and shall use commercially reasonable efforts to not permit any other Person, including any of their or their Affiliates’ respective directors, officers, employees, representatives or agents, to, directly or indirectly, (a) solicit, initiate, knowingly encourage or knowingly facilitate any Acquisition Proposal (or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to an Acquisition Proposal) or (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with or for the purpose of encouraging or facilitating, any Acquisition Proposal (or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to an Acquisition Proposal). The Sellers and the Company shall (i) immediately cease, discontinue and cause to be terminated any existing discussions or negotiations with any Person with respect to an Acquisition Proposal and terminate any access provided to any such Person to any data room or other confidential information and (ii) notify the Counterparty orally and in writing promptly (but in no event later than 48 hours) after receipt by the Sellers, the Company or any of their respective Affiliates, directors, officers, employees, representatives or agents, of any Acquisition Proposal (or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to an Acquisition Proposal).

Access to Information.

(a)During the Pre-Closing Period, the Company shall, and shall cause its Subsidiary to, afford to the Counterparty’s directors, managers, officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with the Company’s business operations, to all of the Company’s and its Subsidiary’s properties and facilities, books, Contracts, management personnel and records as the Counterparty shall reasonably request, and, during such period, the Company shall, and shall cause the Company’s Subsidiary to, furnish promptly to the Counterparty such information concerning its business, operations, properties, assets and personnel as the Counterparty may reasonably request; provided that any access to third parties other than management personnel of the Company (i) shall require the prior written consent of the Company (such consent not to be unreasonably conditioned, withheld or delayed) and (ii) may be conditioned (in the Company’s sole discretion) on the presence of representatives of the Company during any such access.  Any access or information provided pursuant to this Section 6.2 shall not limit or otherwise affect the remedies available to the Counterparty hereunder (including the Counterparty’s right to indemnification pursuant to Article VIII), or the representations or warranties of, or the conditions to the obligations of, the Parties set forth in this Agreement. Any information provided pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.  Notwithstanding the foregoing, no Person shall be required pursuant to this Section 6.2 to provide access or disclose information where such access or disclosure would result in the loss of any attorney-client privilege or be prohibited under applicable Law or by the terms of any agreement to which the Company or its Subsidiary is a party as of the date of this Agreement; provided that the Company shall work with the Counterparty in good faith to seek to develop substitute arrangements for providing such access or information that does not result in the loss of such privilege or is not prohibited under such Law or agreement.

(b)Prior to the Closing, the Sellers shall transfer to the Company any books and records related to the business of the Company that are in the possession of the Sellers or any of their respective Affiliates (other than the Company). From and after the Closing, if any Party identifies any books and records related to the business of the Company that were not transferred to the Company prior to the Closing, then such Party shall promptly notify the Counterparty and, upon the Counterparty’s request, the Sellers shall (and shall cause their Affiliates to) promptly transfer or cause the transfer of such books and records to the Company as directed by the Counterparty.  Subject to Section 6.6(g), the Sellers shall have no obligation to transfer any books and records relating to their respective ownership interests in the Company that are the property of or personal to such Seller.

Closing Efforts; Legal Conditions to the Purchase; Third-Party Consents.

(a)Subject to the terms hereof, during the Pre-Closing Period, the Parties shall (and shall cause their Affiliates to) each use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable. Without limiting the foregoing, the applicable Parties shall (unless otherwise agreed by the Counterparty and the Sellers’ Representative):

(i)within 10 Business Days after the date of this Agreement, make all necessary filings under the HSR Act (and such filings shall request early termination of any applicable waiting period under the HSR Act), and thereafter make any other required submissions under the HSR Act and satisfy any related governmental request thereunder (including supplying any additional information or documentary material), in each case as promptly as practicable and advisable; and

(ii)within 10 Business Days after the date of this Agreement, make all necessary or appropriate filings pursuant to FINRA Rule 1017 and to the FCA in connection with the transactions contemplated by this Agreement to commence the applicable approval processes, and thereafter as promptly as practicable and advisable make any other required submissions and satisfy any related governmental request or request from FINRA or the FCA, as applicable, (including supplying any additional information or documentary material) in connection therewith.

(b)Except to the extent prohibited by applicable Law, and subject to the Confidentiality Agreement, the Counterparty, the Company and the Sellers’ Representative will coordinate, consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to such other Party and its respective advisors in advance (and consider in good faith any comments of such other Party to and, if requested, accept reasonable additions, deletions or changes suggested to), any communications, filings, submissions, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals proposed to be made or submitted by or on behalf of any Party in connection with any filings, notices or applications required by any Law or to obtain any consents, licenses, permits, waivers, approvals, authorizations or orders from any Governmental Entity or Self-Regulatory Organization. The Company and the Counterparty shall furnish to each other all information reasonably required for any application or other filing or submission to be made pursuant to any applicable Law or requested or required by any Governmental Entity or Self-Regulatory Organization in connection with the matters contemplated by this Section 6.3.  The Parties shall (i) promptly notify the other Parties of, and provide copies of any written communication, correspondence or filings made to or received by such Party from, any Governmental Entity or Self-Regulatory Organization regarding the transactions contemplated hereby, and (ii) consult with each other in advance of, and if permitted by applicable Law, permit the other Parties to attend, any meetings with any Governmental Entity or Self-Regulatory Organization in connection with the transactions contemplated by this Agreement.

(c)Without limiting Sections 6.3(a) or 6.3(b), the Counterparty, the Company and the Sellers’ Representative (on behalf of the Sellers) shall cooperate and use their respective reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity or Self-Regulatory Organization with respect to the transactions contemplated by this Agreement. In connection therewith, in the event any action, suit, inquiry, investigation or proceeding is instituted (or threatened to be instituted), whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby as in violation of any Law, such Parties shall cooperate and use their reasonable best efforts to contest, defend and resist any such proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts the consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal unless, by mutual agreement, the Sellers’ Representative and the Counterparty determine that litigation is not in their respective best interests.

(d)Notwithstanding anything to the contrary in this Agreement, each Party understands and agrees that in no event shall the Counterparty or any of its Affiliates (which, for purposes of this sentence shall include the Company) be required to, and as used in Section 6.3(c) “reasonable best efforts” shall not be deemed to include or require the Counterparty or any of its Affiliates to, (i) divest, sell, dispose of, license or otherwise hold separate (including by establishing a trust or otherwise), or take any other similar action (or otherwise agree to do any of the foregoing) with respect to it or any of its Affiliates’ (or any other Person’s, including the Company’s, the Sellers’ or either of their Affiliates’) businesses, assets or properties, or (ii) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity or Self-Regulatory Organization in connection with the transactions contemplated hereby (each action of the type referred to in clauses (i) and (ii), a “Divestiture Action”), or (iii) litigate or participate in the litigation of any action, suit or proceeding, whether judicial or administrative, in order to oppose or defend any action, suit or proceeding by any Governmental Entity or Self-Regulatory Organization challenging this Agreement or the consummation of the transactions contemplated hereby. No Party shall be required to, and without the prior written consent of the Counterparty none of the Sellers or the Company or its Subsidiary shall, take or agree to take any Divestiture Action.

(e)Without limiting any Party’s obligations set forth in Section 6.3(a), Section 6.3(b) or Section 6.3(c), the Company shall give (or shall cause its Subsidiary to give) the notices, and (unless otherwise agreed by the Counterparty) shall use commercially reasonable efforts to obtain the consents or waivers, listed on Section 3.4(b) of the Company Disclosure Schedule; provided, that (i) only those consents or waivers listed on Section 7.2(e) of the Company Disclosure Schedule shall be conditions to the Closing and (ii) the Company shall reasonably cooperate with the Counterparty in giving and obtaining, and the Counterparty shall be given the opportunity to review in advance any such, notices, consents, approvals or waivers and the Company shall consider in good faith and accept any reasonable additions, deletions or changes suggested thereto.

Public Disclosure.

  The Parties agree that within four Business Days of the execution of this Agreement, the Counterparty shall issue a press release in substantially the form previously agreed by the Counterparty and the Company (subject to such changes thereto as are agreed following the date hereof between the Counterparty and the Chief Executive Officer of the Company) and file a Form 8-K announcing its entry into this Agreement (provided, that, the Counterparty shall file a copy of this Agreement with its next periodic report under the Exchange Act). Except as may be required by any applicable Law or otherwise required or requested by any Governmental Entity or Self-Regulatory Organization, none of the Counterparty, the Sellers or the Company shall, and each shall cause its Affiliates not to, otherwise issue any press release or make any public statement with respect to the Purchase or this Agreement or the transactions contemplated hereby without the prior written consent of the Counterparty or the Sellers’ Representative, as applicable (such consent not to be unreasonably conditioned, withheld or delayed); provided, however, that any Person shall be permitted to make public statements and disclosures consistent with the content of any press release previously issued or public disclosure previously made in compliance with this Section 6.4 from and after the issuance of such press release or the making of such disclosure.

Employee Matters.

(a)Prior to the Closing, the Counterparty and its Affiliates shall be permitted, at their sole cost and expense and in compliance with all applicable Laws, to conduct background checks on all Business Employees and Business Service Providers employed or engaged by RF7 (the “RF7 Service Providers”), the Company or its Subsidiary. Immediately prior to the Closing, (i) all RF7 Service Providers shall be terminated by RF7 in accordance with all applicable Laws and notice requirements, and (ii) RF7 and the Company shall (and shall cause their Affiliates to) transfer and assign each United States-based Continuing Employee’s or continuing Business Service Provider’s personnel, records and service-related agreements (including all agreements providing for non-competition and non-solicitation covenants, confidentiality, intellectual property assignment, and similar provisions) to the Counterparty or its designated Subsidiary. Prior to the Closing, RF7 and the Company shall, and shall cause their controlled Affiliates to, cooperate with the Counterparty and its Affiliates to facilitate the employment or engagement by the Counterparty or its Affiliates of all RF7 Service Providers, effective upon the Closing

(excluding, at the Counterparty’s election, based on the results of such background check, any Business Employee or Business Service Provider designated by the Counterparty).

(b)Beginning on the Closing Date and continuing until the first anniversary thereof, the Counterparty shall (i) provide (or cause its Subsidiaries to provide) each Continuing Employee with an annual base salary and an annual bonus target percentage that are no less favorable in the aggregate than such Continuing Employee’s annual base salary and annual bonus opportunity immediately prior to the Closing Date and (ii) provide (or cause its Subsidiaries to provide) employee benefits (excluding incentive opportunities other than annual cash bonus opportunities) to each Continuing Employee that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of the Counterparty or its Affiliates.

(c)Following the Closing, the Counterparty shall give each Continuing Employee full credit for prior service with the Company and its Subsidiary for purposes of (i) eligibility and vesting under any Counterparty Employee Plans (excluding defined benefit pension accruals, deferred compensation, or equity or equity-based incentive plans, or any plan under which such crediting would be prohibited, provided that, if required the Counterparty will cause the Counterparty Employee Plan providing benefits under Code Section 401(k) to be amended to provide such credit for service), and (ii) determination of benefit levels under any Counterparty Employee Plan or policy relating to vacation or severance, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but not where such credit would result in a duplication of benefits.  The Counterparty shall use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company and use commercially reasonable efforts to recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Closing Date occurs.

(d)Prior to the Closing, RF7 shall (and shall cause its Affiliates to) transfer and assign to the Company or its Subsidiary each Transferred Plan that RF7 or its Affiliates has adopted, maintained or sponsored or with respect to which RF7 or its Affiliates is a party; provided, that neither RF7 nor its Affiliates will transfer or assign to the Company or its Subsidiary any PEO Agreement. As of the Closing, RF7 and its Affiliates (other than the Company and its Subsidiary) shall assume and/or retain sponsorship of and be solely responsible for all Liabilities relating to or at any time arising under or in connection with or pursuant to any Company Employee Plan, other than with respect to the Transferred Plans.

(e)This Section 6.5 shall operate exclusively for the benefit of the Company and the Counterparty and not for the benefit of any other Person, including the current or former Business Employees or the Continuing Employees, which Persons shall have no rights to enforce this Section 6.5 of this Agreement.  Nothing in this Section 6.5 shall:  (i) entitle any Continuing Employee to employment with the Counterparty; (ii) change such Continuing Employee’s status as an employee-at-will or restrict the ability of the Counterparty to terminate the service of any Continuing Employee at any time or for any reason; (iii) create any third party rights in any current or former service provider of RF7, the Company or its Subsidiary (including any beneficiary or dependent thereof); (iv) be treated as an amendment of any Employee Benefit Plan or restrict the ability of the RF7, the Company or any of their Affiliates to amend, modify, discontinue or terminate any Company Employee Plan; or (v) restrict the ability of the Counterparty to amend, modify, discontinue or terminate any Company Employee Plan in which the Company or its Subsidiary is a participating employer or sponsor on or after the Closing or any other employee benefit plan, practice or policy established or maintained by the Counterparty that is applicable to any Continuing Employee from time to time.

Tax Matters.

(a)Tax Returns. Sellers shall cause the Company, at their sole cost and expense, to prepare or cause to be prepared in a manner consistent with past practice and timely file or cause to be timely filed all federal, state, local and foreign Tax Returns of the Company or its Subsidiary with respect to any Pre-Closing Tax Period (“Pre-Closing Tax Returns”) and shall pay or cause to be paid any Taxes due in respect of such Pre-Closing Tax Returns.  The Sellers shall provide the Counterparty with copies of all such Tax Returns no later than 30 days prior to the due date for filing thereof for the Counterparty’s review and Sellers’ Representative shall accept all reasonable comments provided by Counterparty within ten Business Days.  Counterparty, at its sole cost and expense, shall prepare or cause to be prepared in a manner consistent with past practice to the extent permitted by applicable Law and timely file or cause to be timely filed all Tax Returns of the Company and its Subsidiary with respect to a Straddle Period (“Straddle Period Tax Returns”).  As soon as reasonably practicable prior to filing any Straddle Period Tax Returns, Counterparty shall permit the Sellers’ Representative to review and comment on such Straddle Period Tax Returns, and Counterparty shall accept all reasonable comments provided by the Sellers’ Representative within 10 Business Days to the extent such comments relate to a Tax Liability of the Sellers.  The Sellers’ Representative shall remit to the Counterparty the amount shown as due on any Straddle Period Tax Return to the extent such amount is attributable to a Pre-Closing Tax Period (allocated, with respect to a Straddle Period, in accordance with Section 6.6(b)) within five Business Days.

(b)Straddle Period Tax Allocation.  The Parties shall cause, to the maximum extent possible under applicable Law, any taxable period of the Company and its Subsidiary that would otherwise be a Straddle Period to end on the Closing Date.  In order to apportion appropriately any Taxes relating to a Straddle Period, Counterparty shall cause the Company and its Subsidiary, to the extent permitted by Law, to elect with the relevant taxing authority to treat for all Tax purposes the Closing Date as the last day of the taxable period of the Company or its Subsidiary, as applicable.  In any case where applicable Law does not treat the Closing Date as the last day of the taxable period of the Company or its Subsidiary, for purposes of this Agreement, the portion of any Tax payable with respect to a Straddle Period will be allocated in accordance with this Section 6.6(b).  Any Taxes attributable to any Straddle Period shall be allocated (i) to the Sellers for the period up to and including the end of the Closing Date and (ii) to the Counterparty for the period subsequent to the Closing Date. For purposes of the preceding sentence, any allocation of (A) Taxes, other than those referred to in clause (B) below, shall be made by means of a closing of the books and records of the Company as of the end of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period, and (B) property Taxes and ad valorem Taxes attributable to a Straddle Period shall be allocated between such two periods in proportion to the number of days in each such period.

(c)Transfer Taxes. The Sellers, on the one hand, and the Counterparty, on the other, shall share equally and be responsible for the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-Income Taxes and administrative fees (including notary fees) (“Transfer Taxes”) arising in connection with the consummation of the transactions contemplated by this Agreement and shall indemnify and hold harmless the other Party against all such Transfer Taxes; provided, however, that if Transfer Taxes in the aggregate exceed $40,000, the Sellers shall pay 100% of such additional Transfer Taxes, such that the Counterparty shall not be responsible for the payment of Transfer Taxes in excess of $20,000 in the aggregate.  The Party required by Law to file all necessary Tax Returns or other documentation with respect to such Transfer Taxes shall timely prepare, with the other parties’ cooperation, and file such Tax Returns or other documentation.  The Counterparty and the Sellers agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.

(d)Tax Contests.  The Sellers’ Representative shall promptly notify Counterparty in writing upon receipt by any of the Sellers, and Counterparty shall promptly notify the Sellers’ Representative in writing upon receipt by Counterparty, any of its Affiliates, the Company or its Subsidiary, of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments of the Company or the Subsidiary which might reasonably affect the Tax Liabilities of any Seller (“Tax Proceeding”); provided, however, that failure to provide notice of a Tax Proceeding shall not relieve any party of its obligations pursuant to this Agreement except to the extent such party was materially prejudiced by such failure.  To the extent a Tax Proceeding relates solely to a Pre-Closing Tax Period (a “Pre-Closing Tax Proceeding”), the Sellers’ Representative shall have the right to control the conduct of such Pre-Closing Tax Proceeding (at the cost of the Sellers) in which case (i) the Sellers’ Representative shall conduct such Pre-Closing Tax Proceeding diligently and in good faith, (ii) the Counterparty shall have the right to participate in but not control such Pre-Closing Tax Proceeding (at the sole cost of the Counterparty), and (iii) the Sellers’ Representative shall keep the Counterparty reasonably informed as to the progress of such Pre-Closing Tax Proceedings.  If the Sellers’ Representative chose not to control the conduct of such Pre-Closing Tax Proceeding then the Counterparty shall control the conduct of such Pre-Closing Tax Proceeding in which case (A) the Counterparty shall conduct such Pre-Closing Tax Proceeding diligently and in good faith, (B) the Sellers’ Representative shall have the right to participate in but not control such Pre-Closing Tax Proceeding (at the sole cost of the Sellers), and (C) the Counterparty shall keep the Sellers’ Representative reasonably informed as to the progress of such Pre-Closing Tax Proceeding. To the extent a Tax Proceeding relates to a Straddle Period (a “Straddle Period Tax Proceeding”), Sellers’ Representative and the Counterparty shall cooperate and jointly control such Straddle Period Tax Proceedings. Neither the Counterparty nor the Sellers’ Representative shall settle, compromise or concede any such Pre-Closing Tax Proceeding or Straddle Period Tax Proceeding without the written consent of the other (which written consent shall not be unreasonably withheld, delayed or conditioned); provided that the Sellers’ Representative’s written consent shall not be required to the extent such settlement, compromise or concession would not increase the Tax liability of the Sellers.

(e)Purchase Price Allocation.  The Parties agree that the Final Closing Consideration (and any liabilities treated as consideration for U.S. federal income Tax purposes) will be allocated among the assets of the Company in accordance with the provisions of Sections 751, 755 and 1060 of the Code pursuant to the methodology set forth on Section 6.6(e) of the Company Disclosure Schedule (the “Purchase Price Methodology”). Within 90 days following the determination of the Final Closing Consideration, the Counterparty shall prepare and deliver to the Sellers’ Representative a Final Closing Consideration allocation based upon the Purchase Price Methodology (the “Proposed Allocation”).  Within 30 days of delivery of the Proposed Allocation, the Sellers’ Representative shall notify the Counterparty in writing of any proposed changes or the Proposed Allocation shall be final.  If Sellers’ Representative notifies the Counterparty in writing of a proposed change within 30 days, the Counterparty and the Sellers’ Representative agree to discuss such proposed changes to the Proposed Allocation and shall endeavor to agree on an allocation mutually acceptable to the parties in accordance with this Agreement.  If no such agreement can be reached within 30 days following the Sellers’ Representative’s written notification to the Counterparty of the proposed changes to the Proposed Allocation, such dispute shall be submitted to and resolved by the Neutral Accountant pursuant to the dispute resolution mechanism in Section 1.3, whereby the Neutral Accountant’s decision shall be final, binding, conclusive and non-appealable by the Parties hereto absent fraud or manifest error.

(f)Tax Treatment.  The Parties agree to treat the transactions contemplated in this Agreement as a taxable acquisition of the assets of the Company as described within the meaning of Rev. Rul. 99-6, 1999-1 C.B. 432, Situation 2.

(g)Cooperation. The Sellers, Company, the Subsidiary and the Counterparty shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Proceeding.

(h)Refunds. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Company or the Subsidiary for any Pre-Closing Tax Period shall be for the account of the Sellers. Notwithstanding the foregoing, any such refunds, credits or offsets of Taxes shall be for the account of the Counterparty to the extent such refunds, credits or offsets of Taxes are attributable (determined on a marginal basis) to the carryback of items of loss, deduction or credit, or other Tax items, of the Company or any of its Subsidiary (or any of their respective Affiliates, including the Counterparty) from a taxable period beginning after the Closing Date. The amount or economic benefit of any refunds, credits or offsets of Taxes of Company or the Subsidiary for any Straddle Period shall be equitably apportioned between the Sellers and the Counterparty. Each Party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive the amount or economic benefit of a refund, credit or offset to Tax the amount of such refund, or the economic benefit of such credit or offset to Tax, within ten days after such refund is received or after such credit or offset is allowed or applied against another Tax liability, as the case may be.

(i)Post-Closing Actions.  Except as required by applicable Law or any Governmental Entity, neither the Counterparty nor any of its Affiliates, including the Company and the Subsidiary, shall amend any Tax Return affecting a Pre-Closing Tax Period that would increase the Liability of the Sellers for Taxes, without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed).

Non-Solicitation; Non-Competition.

(a)In order to induce the Counterparty to enter into this Agreement and to consummate the Purchase, each of the Rutter Parties and Nichola Hunter (in her capacity as a Seller) covenant and agree that, during the period from the Closing Date until the third anniversary of the Closing Date (in the case of the Rutter Parties) or the second anniversary of the Closing Date (in the case of Ms. Hunter) (as applicable, the “Restricted Period”), they shall not, and they shall cause their respective Affiliates not to, (i) directly or indirectly, cause, encourage, induce or attempt to induce any Continuing Employee to leave their employment, or solicit or attempt to solicit for other employment any Continuing Employee or (ii) hire, employ, engage or otherwise retain any Continuing Employee as an employee, consultant or independent contractor; provided, however, that it shall not be a violation of this Section 6.7(a) to (A) make general solicitations that are not targeted at the Continuing Employees or (B) hire any Continuing Employee who was terminated by the Counterparty or its applicable Affiliate at least four months prior to the commencement of discussions between the Sellers or their relevant Affiliate and the Continuing Employee.

(b)In order to induce the Counterparty to enter into this Agreement and to consummate the Purchase, each of the Rutter Parties and Nichola Hunter covenant and agree that, during the applicable Restricted Period, they shall not, and they shall cause their respective Affiliates not to, directly or indirectly, establish, own, hold or otherwise control, operate, manage or engage in, or work for, consult with, render services for or do any material business with or make any equity investment in any Person that is engaged or involved in any electronic trading venue for U.S. Treasuries or European government bonds, or which otherwise competes with the business of the Company or its Subsidiary as of the Closing Date (a “Restricted Business”); provided, however, that the foregoing shall not restrict the Rutter Parties or any of their Affiliates from, directly or indirectly, (i) acquiring or owning, in the aggregate among the Rutter Parties and their Affiliates, taken together, less than 2% of the outstanding capital stock of any publicly traded company that is engaged in a Restricted Business, or (ii) engaging or being involved in the Restricted Business to the extent such business is conducted or may in the future be conducted by R3 Holdco, R3 or any of their solely controlled Subsidiaries through blockchain or distributed ledger technology; provided further that the foregoing shall not restrict Ms. Hunter or any of her Affiliates from, directly or indirectly, acquiring or owning, in the aggregate among Ms. Hunter and her Affiliates, taken together, less than 2% of the outstanding capital stock of any publicly traded company that is engaged in a Restricted Business.

(c)Subject to Section 11.6, if the final judgment of a court of competent jurisdiction or an arbitrator declares that any term or provision of this Section 6.7 is invalid or unenforceable, the Parties agree that the court or arbitrator making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

Intercompany Accounts; Termination of Certain Contracts.

(a)On or prior to the Closing Date, all intercompany accounts shall be canceled, settled or otherwise eliminated (in a manner which is reasonably acceptable to the Counterparty) without any further or continuing Liability on the part of the Company (or, following the Closing, the Counterparty or any of its Affiliates).

(b)On or prior to the Closing Date, the Company shall, and each Seller shall and shall cause its Affiliates to, terminate each Affiliate Contract set forth (or required to be set forth) on Section 3.18(a) of the Company Disclosure Schedule and deliver releases, executed by the applicable parties thereto, irrevocably and unconditionally releasing the Counterparty and its Affiliates (including, for this purpose, the Company and its Subsidiary) from any and all Liabilities, including any payments that are due, or that may at any time become due, under or in respect of any such terminated Contract; provided that, with respect to the Occupancy Agreement, only the “Administrative Services” (as defined therein) shall be terminated effective on the Closing pursuant to Section 8.2(d) thereof; provided further that all such terminations shall be conditioned upon the consummation of the Closing.

Transfer Restrictions.

(a)No Seller shall, and such Seller shall cause its controlled Affiliates not to, without the prior written approval of the Counterparty, directly or indirectly, sell, transfer, assign, pledge, or otherwise dispose of (“Transfer”) any Counterparty Common Stock received as Stock Consideration hereunder prior to the six-month anniversary of the Closing (the “Lock-Up Period”). Thereafter, no Seller shall Transfer all or any portion of the Stock Consideration received by such Seller hereunder except for pursuant to and in accordance with (i) an effective registration statement filed under the Securities Act, or (ii) subject to Section 6.9(c), Rule 144 promulgated under the Securities Act, or any other available exemption from registration under the Securities Act and applicable state and international securities Laws. The foregoing shall not prohibit any Seller from entering into a hedging transaction (including pledging such Seller’s Stock Consideration (for the avoidance of doubt, other than any shares of Counterparty Common Stock in the Indemnity Share Escrow Account) in connection therewith) in compliance with the Securities Act (including Rule 144 promulgated under the Securities Act and the interpretative guidance from the Staff of the SEC thereunder), and the Counterparty shall, at the requesting Seller’s sole cost and expense and without incurring any legal or other Liability beyond that provided for in this Agreement, reasonably cooperate in connection therewith; provided that such transaction does not settle prior to the expiration of the Lock-Up Period, and such Seller is not an

“affiliate” of the Counterparty within the meaning of Rule 405 promulgated under the Securities Act.

(b)Legends.  Each Seller hereby acknowledges and agrees that each certificate or book-entry share representing the Stock Consideration, and any securities issued in respect thereof or exchange therefor shall bear a legend in the following form (in addition to any other legend required under applicable state securities Laws) (and a comparable notation or other arrangement will be made with respect to any uncertificated Stock Consideration):

(i)“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.”

(ii)“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, INDEMNITY AND ESCROW OBLIGATIONS AS SET FORTH IN THAT CERTAIN UNIT PURCHASE AGREEMENT, DATED AUGUST 12, 2019, BY AND AMONG THE ISSUER, LIQUIDITYEDGE LLC AND CERTAIN SELLERS PARTY THERETO, AND SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.”

(c)Removal of Legends. The Counterparty shall, promptly upon the written request of such holder, cause (i) the removal of the legend set forth in clause (i) of Section 6.9(b) from any certificate and any related “stop order” or equivalent restriction on any book-entry share evidencing the Stock Consideration, provided that such holder delivers to the Counterparty (A) such documentation, representations and warranties as may be reasonably requested by the Counterparty, which request shall be solely in order for the Counterparty to comply with applicable Law (e.g., representations that such holder is not an affiliate of the Counterparty and other customary Rule 144 representations), and (B) a customary opinion of counsel, reasonably acceptable in form and substance to the Counterparty, that either a registration statement under the Securities Act is then in effect with respect to such shares, or that such shares can be freely transferred in a public sale without such a registration statement being in effect, and (ii) the removal of the legend set forth in clause (ii) of Section 6.9(b) from any certificate and any related “stop order” or equivalent restriction on any book-entry share evidencing the Stock Consideration upon the termination or lapse of the restrictions on Transfer identified therein. If so requested by the holder, any certificates subject to legend removal hereunder may be surrendered in exchange for shares of Counterparty Common Stock held in book-entry form and shall be transmitted by the Counterparty’s transfer agent to the holder through the direct registration system.  Following the expiration of the Lock-Up Period, the Counterparty further agrees that it will take such customary actions reasonably requested by any holder of shares of Stock Consideration to enable the Sellers to sell such shares of Stock Consideration within the limitation of the exemption provided by Rule 144.

(d)Stop-Transfer Instructions. Each Seller acknowledges and agrees that, in order to ensure compliance with the restrictions imposed by this Agreement, the Counterparty may issue to its transfer agent an appropriate “stop order” or equivalent instructions with respect to any shares of Stock Consideration held in book entry form (and may make appropriate notations to the same effect in its own records); provided that the Counterparty may not make any notation on its records or give instructions to any transfer agent for the Stock Consideration that enlarge the restrictions on Transfer set forth in this Agreement.

Public Information.

  As long as any Seller beneficially or legally owns shares of Stock Consideration, but only until all such shares may be sold under Rule 144(b)(i) without regard to meeting the requirements of Rule 144(c), (i) the Counterparty covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Counterparty after the date hereof pursuant to the Exchange Act and (ii) if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to any Seller and make publicly available in accordance with Rule 144(c) such information as is required for such Seller to sell the shares of Stock Consideration under Rule 144. The Counterparty will be deemed to have furnished such reports to the Sellers if the Counterparty has filed such reports with the SEC using the SEC’s Electronic Data Gathering, Analysis and Retrieval system and such reports are publicly available.

Listing.

  The Counterparty hereby agrees to use commercially reasonable efforts to list, effective upon Closing, all of the shares of Stock Consideration on the NASDAQ Global Select Market. The Counterparty further agrees, if the Counterparty applies to have the Counterparty Common Stock traded on any other exchange, it will include in such application all of the shares of Stock Consideration, and will take such other action as is reasonably necessary to cause all of the shares of Stock Consideration to be listed on such other exchange as promptly as possible.

Notification.

  From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 9.1, each Party will promptly, upon obtaining actual knowledge thereof, notify the others of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would reasonably be likely to cause the failure of a condition set forth in Article VII.  This Section 6.12 and any information provided hereunder will not, and will not be deemed to, limit, modify or otherwise affect any representation or warranty contained herein, the conditions to the obligations of the Parties to consummate the transactions contemplated hereby or any Party’s rights hereunder (including rights under Article VII).

Occupancy Agreement.

Prior to the Closing, the Company shall enter into an agreement with R3 HoldCo, in a form reasonably acceptable to the Counterparty, acknowledging (i) that the Occupancy Agreement shall remain in full force and effect for a period of 30 days following the Closing with respect to the Common Services (as defined therein) and the occupancy contemplated thereby shall continue to be paid by the Company and its Subsidiary following the Closing, and (ii) at the end of such 30-day period, the Occupancy Agreement will terminate automatically in its entirety without (except for such costs to be paid pursuant to the foregoing clause (i)) any further Liability to the Counterparty or its Affiliates (including the Company and its Subsidiary); provided, however, that the Company shall use commercially reasonable efforts to provide in such agreement that the Company may terminate the Occupancy Agreement prior to the end of such 30-day period (and that a pro rata amount of any amounts paid in advance thereunder be refunded to the Company) in its sole discretion.

Pre-Closing Transfers.

During the Pre-Closing Period, no Seller shall, without the prior written consent of the Counterparty, Transfer any of its Units (other than the sale or transfer to the Company of all, but not less than all, of such Seller’s Units upon the exercise of the Company’s repurchase and/or redemption rights under the Operating Agreement following an Involuntary Transfer (as defined therein) or Transfer to the Company upon the termination of such Seller’s employment and, in each case, in respect of which all amounts payable in respect of such repurchase or redemption are paid in full prior to the Closing). Without limiting the foregoing or anything else set forth in this Agreement, in the event the Counterparty consents to a Transfer of Units, as a condition to any such Transfer, the transferee shall duly execute and deliver to the Company and the Counterparty a joinder, in the form attached hereto as Exhibit B, and any Transfer undertaken in breach of this Section 6.14 shall be null and void ab initio.

Further Assurances.

6.16 At any time after the Closing Date, each Party shall, at the requesting Party’s sole cost and expense and without incurring any legal or other Liability beyond that provided for in this Agreement, as promptly as practicable execute, acknowledge and deliver any other assurances or documents reasonably requested by the requesting Party and necessary for the requesting Party to satisfy its obligations hereunder or obtain the benefits contemplated hereby.

CONDITIONS TO PURCHASE

Conditions to Each Party’s Obligation to Effect the Purchase.

  The respective obligations of each Party to effect the Purchase and consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)HSR Act.  The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act (including any extension thereof) shall have expired or been terminated.

(b)FCA Approval. The FCA shall have approved the change of control of the Company.

(c)FINRA Approval.  With respect to the change of ownership or control of the Company pursuant to the transactions contemplated hereby, FINRA shall have issued its approval thereof pursuant to FINRA Rule 1017; provided, that, subject to the absence of any interim restrictions by FINRA and the satisfaction or waiver of the other conditions set forth in this Article VII, the Parties may agree (in their respective sole discretion), that this condition has been satisfied at any time that is at least 30 days since the Company filed its application for the approval of such change of ownership or control pursuant to FINRA Rule 1017 in reliance on FINRA Rule 1017(c).

(d)No Injunctions.  No Governmental Entity shall have issued, promulgated, or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent), which remains in effect, and no Law shall have been enacted or promulgated and be in effect, in each case, which has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting or enjoining the consummation of the transactions contemplated hereby.

Additional Conditions to Obligations of the Counterparty.

  The obligations of the Counterparty to effect the Purchase and consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, either of which may be waived, in writing, exclusively by the Counterparty:

(a)Representations and Warranties.  (i) Each (A) Seller’s Fundamental Representations shall be true and correct on the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (B) all other representations and warranties of each Seller shall be true and correct in all material respects (other than those representations and warranties qualified by materiality or Seller Material Adverse Effect, which shall be true and correct) on the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be so true and correct in all material respects (other than those representations and warranties qualified by materiality or Seller Material Adverse Effect, which shall be true and correct) as of such date, and (ii) the (A) representations and warranties of the Company set forth in Article III (without regard to any materiality or Company Material Adverse Effect or similar qualifications contained therein) other than the Company Fundamental Representations and the representation and warranty in Section 3.6(a)(i) shall be true and correct on the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (I) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be so true and correct as of such date, and (II) where the failure to be so true and correct has not had and would not reasonably be expected to have a Company Material Adverse Effect, (B) representation and warranty contained in Section 3.6(a)(i) shall be true and correct on the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and (C) Company Fundamental Representations shall be true and correct in all respects on the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such Company Fundamental Representations are specifically made as of a particular date, in which case such Company Fundamental Representations shall be true and correct in all respects as of such date.  The Counterparty shall have received a certificate, dated as of the Closing Date, (x) signed by each Seller (or, if not a natural person, a duly authorized officer of such Seller) to such effect with respect to such Seller, and (y) signed by a duly authorized officer of the Company to such effect with respect to the Company.

(b)Performance of Obligations of the Company and the Sellers.  The Company and the Sellers shall have performed and complied in all material respects with all covenants and obligations required to be performed and complied with by them under this Agreement at or prior to the Closing; and the Counterparty shall have received a certificate, dated as of the Closing Date, (x) signed by each Seller (or, if not a natural person, a duly authorized officer of such Seller) to such effect with respect to such Seller, and (y) signed by a duly authorized officer of the Company to such effect with respect to the Company.

(c)Escrow Agreement.  The Sellers’ Representative shall have duly executed and delivered to the Counterparty the Escrow Agreement.

(d)No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

(e)Third Party Consents; Agreements. The Sellers and the Company shall have obtained those consents and waivers, and entered into those amendments, agreements and other instruments, listed on Section 7.2(e) of the Company Disclosure Schedule (in each case, in form and substance reasonably acceptable to the Counterparty), and copies thereof shall have been delivered to the Counterparty.

(f)Termination of Certain Contracts. The Counterparty shall have received written evidence (reasonably satisfactory to the Counterparty) that (i) the Services Agreement and, subject to clause (ii), each other Affiliate Contract set forth (or required to be set forth) on Section 3.18(a) of the Company Disclosure Schedule, has been terminated, and the Counterparty and its Affiliates have been released with respect thereto, and (ii) the Company has terminated the “Administrative Services” under the Occupancy Agreement pursuant to Section 8.2(d) thereof, each in accordance with Section 6.8(b).

(g)Closing Deliverables. The Counterparty shall have received the items listed in Sections 1.2(e) and 1.2(f).

(h)Hunter Employment Agreement. The Employment Agreement shall remain in full force and effect and shall not have been amended or otherwise modified without the prior written consent of the Counterparty.

(i)Amended Employment Arrangement. If the Start Date (as defined in the Jackson Employment Agreement) shall have occurred prior to Closing, either (i) such employee shall have signed a joinder to this Agreement (in the form attached hereto as Exhibit B) or (ii) RF7 shall have entered into the Substitute Employment Arrangement, in form and substance satisfactory to the Counterparty, and such Substitute Employment Arrangement shall remain in full force and effect and shall not have been amended or otherwise modified without the prior written consent of the Counterparty.

(j)Absence of Adverse Actions. There shall not have occurred, or be reasonably expected to occur, or otherwise be pending any Adverse Action.

Additional Conditions to Obligations of the Sellers.

  The obligation of the Sellers to effect the Purchase and consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, each of which may be waived, in writing, exclusively by the Sellers’ Representative:

(a)Representations and Warranties.  The representations and warranties of the Counterparty set forth in Article IV (without regard to any materiality or Counterparty Material Adverse Effect qualifications contained therein) other than the Counterparty Fundamental Representations shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (ii) where the failure to be so true and correct has not had a Counterparty Material Adverse Effect.  The Counterparty Fundamental Representations shall be true and correct in all respects (other than the representation in Section 4.8(a), which shall be true and correct except for de minimis inaccuracies therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all respects (other than the representation in Section 4.8(a), which shall be true and correct except for de minimis inaccuracies therein) as of such date.  The Sellers shall have received a certificate signed on behalf of the Counterparty by an authorized officer of the Counterparty to such effect.

(b)Performance of Obligations of the Counterparty.  The Counterparty shall have performed and complied in all material respects all obligations required to be performed and complied by it under this Agreement at or prior to the Closing; and the Sellers shall have received a certificate signed on behalf of the Counterparty by an authorized officer of the Counterparty to such effect.

(c)Escrow Agreement.  The Counterparty shall have duly executed and delivered to the Sellers’ Representative the Escrow Agreement.

(d)No Counterparty Material Adverse Effect. Since the date of this Agreement, no Counterparty Material Adverse Effect shall have occurred.

Frustration of Closing Conditions.

  Neither the Counterparty, on the one hand, nor the Sellers, on the other hand, may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was primarily caused by such Party’s or its respective Affiliates (including, in the case of the Sellers, the Company) failure to act in good faith or to comply with its agreements set forth herein.

INDEMNIFICATION

Indemnification by the Sellers.

(a)Subject to the terms and conditions of this Article VIII, from and after the Closing, the Sellers shall, on a several basis in accordance with their respective Adjusted Post-Closing Pro Rata Share and not on a joint or joint and several basis, indemnify and hold harmless the Counterparty Indemnified Persons from and against any and all Damages incurred or suffered by the Counterparty Indemnified Person to the extent based upon, arising out of, resulting from or attributable to:

(i)any breach, or failure to be true and correct as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company contained in this Agreement or in the certificate to be delivered pursuant to Sections 7.2(a) and 7.2(b);

(ii)any breach of or failure by the Company to perform, or to cause to be performed, any covenant or agreement that the Company is obligated to perform under this Agreement at or prior to the Closing;

(iii)any error or inaccuracy in the Closing Payment Allocation Schedule or the Adjustment Payment Allocation Schedule;

(iv)Taxes of the Company and its Subsidiary, (A) for any Pre-Closing Tax Period, (B) for the portion through the end of the Closing Date of any Straddle Period, and (C) by reason of the Company or its Subsidiary being or having been a member of a consolidated, combined, unitary, or similar group prior to the Closing pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of Law), except to the extent (x) such Taxes are included in the determination of Net Working Capital or the Closing Debt Amount or (y) such Taxes result from any transactions occurring on the Closing Date after the Closing outside the ordinary course of business (except to the extent such transactions are contemplated by this Agreement or any other Transaction Document);

(v)all Liabilities relating to or at any time arising in connection with the termination of the employment or engagement of the RF7 Service Providers pursuant to Section 6.5(a) and relating to such RF7 Service Providers’ employment or engagement with RF7 prior to the Closing, including with respect to severance, vacation pay, COBRA, and any claims or actions in connection with such termination; or

(vi)any Liabilities relating to or arising in connection with the matter described on Section 3.10(b) of the Company Disclosure Schedule relating to the Pre-Closing Period.

(b)Subject to the terms and conditions of this Article VIII, from and after the Closing, each Seller shall indemnify and hold harmless the Counterparty Indemnified Persons from and against any and all Damages incurred or suffered by the Counterparty Indemnified Person to the extent based upon, arising out of, resulting from or attributable to:

(i)any breach, or failure to be true and correct as of the date of this Agreement or as of the Closing Date, of any representation or warranty of such Seller contained in Article II of this Agreement or in the certificate to be delivered pursuant to Sections 7.2(a) and 7.2(b); or

(ii)any breach of or failure by such Seller to perform, or to cause to be performed, any covenant or agreement under this Agreement.

Indemnification by the Counterparty.

  Subject to the terms and conditions of this Article VIII, from and after the Closing, the Counterparty shall indemnify and hold harmless the Seller Indemnified Persons from and against, and shall pay to the applicable Seller Indemnified Person the amount of, any and all Damages incurred or suffered by such Seller Indemnified Person to the extent based upon, arising out of, resulting from or attributable to:

(a)any breach, or failure to be true and correct as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Counterparty contained in this Agreement or in the certificate to be delivered pursuant to Sections 7.3(a) and 7.3(b); or

(b)any breach of or failure by the Counterparty to perform any covenant or agreement that the Counterparty is obligated to perform under this Agreement.

Claims for Indemnification.

(a)Third-Party Action.  Subject to Section 8.3(c), all claims for indemnification made under this Article VIII based upon, resulting from, related to, or arising out of a Third-Party Action against an Indemnified Party shall be made in accordance with the following procedures:  An Indemnified Party shall deliver a Third-Party Claim Notice reasonably promptly, but in any event within 30 days, after receipt by the Indemnified Party of written notice of any Third-Party Action against such Indemnified Party, or, if earlier, after becoming aware of any Third-Party Action, which Third-Party Claim Notice shall describe in reasonable detail (to the extent then known by the Indemnified Party) the facts constituting the basis for such Third-Party Action and the claim for indemnification hereunder and shall include a good faith estimate (if reasonably practicable) of the amount of the claimed Damages actually suffered or incurred or that could reasonably be expected to be incurred; provided, however, that the failure to provide such Third-Party Claim Notice shall not relieve the Indemnifying Party from any of its obligations under this Article VIII except and only to the extent the Indemnifying Party is adversely prejudiced by such failure.  The Parties acknowledge and agree that a Third-Party Claim Notice must be delivered (whether or not formal legal action shall have been commenced based upon such Third-Party Action) before the expiration of any applicable survival period set forth in Section 8.4.  At any time prior to the 30th day after delivery of such Third-Party Claim Notice, the Indemnifying Party may (but shall not be obligated to), upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Action with counsel reasonably satisfactory to the Indemnified Party; provided, however, that (i) the Indemnifying Party may not assume control of the defense of a Third-Party Action if the Indemnified Party in good faith determines that the conduct of the defense or any proposed settlement of such Third-Party Action would reasonably be expected to involve the imposition of criminal liability against the Indemnified Party or would reasonably be expected to materially and adversely affect the Indemnified Party’s ability to conduct its business, and (ii) prior to the time the Indemnified Party is notified by the Indemnifying Party as to whether the Indemnifying Party will assume control of the defense of such Third-Party Action, the Indemnified Party shall take all actions reasonably necessary to timely preserve the collective rights of the Parties with respect to such Third-Party Action, including responding timely to legal process.  If the Indemnifying Party elects not to assume, may not assume, or does not timely assume, control of such defense, the Indemnified Party shall control the defense against, or may otherwise seek to negotiate or settle such Third-Party Action; provided that, the Indemnifying Party shall reimburse the Indemnified Party for its costs and expenses in defending such Third-Party Action upon submission of periodic bills therefor.  If the Indemnifying Party assumes control of such defense, the Indemnified Party may participate therein with counsel of its choice, at its own expense; provided that if the Indemnified Party reasonably concludes, based on advice from counsel, that (A) the Indemnifying Party and the Indemnified Party have an actual or potential conflict of interest with respect to such Third-Party Action or (B) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, the reasonable fees, costs and expenses of counsel to the Indemnified Party in connection therewith shall be considered “Damages” for purposes of this Agreement for which the Indemnifying Party shall be liable; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties in each jurisdiction for which the Indemnified Parties determine counsel is required with respect to any Third-Party Action.  The party controlling such defense shall keep the other party and its counsel advised of the status of such Third-Party Action and the defense thereof and shall consider in good faith recommendations made by the other party or its counsel with respect thereto.  The respective parties and their counsel shall reasonably cooperate with the other parties in the defense or prosecution of any Third-Party Action, including providing copies of or reasonable access to all relevant correspondence, records, documents, testimony and information in connection with the defense, negotiation or settlement thereof and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.  The Indemnified Party shall not agree to any settlement or compromise of, or permit a default or consent to entry of any judgment in, such Third-Party Action without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).  The Indemnifying Party shall not agree to any settlement or compromise of, or permit a default or consent to entry of any judgment in, such Third-Party Action that does not include a complete and unqualified release of the Indemnified Party from all Liability with respect thereto or that imposes any Liability on the Indemnified Party without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).  Upon making any indemnification payment, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Damages to which the payment relates, including all rights and remedies to any insurance benefits or other claims.

(b)Procedure for Claims Not Involving Third Parties.  Subject to Section 8.3(c), an Indemnified Party wishing to assert a claim for indemnification under this Agreement that does not involve a Third-Party Action shall deliver to the Indemnifying Party a Claim Notice; provided, however, that the failure to deliver a Claim Notice shall not relieve the Indemnifying Party from any of its obligations under this Article VIII.  The Parties acknowledge and agree that a Claim Notice must be delivered before the expiration of any applicable survival period set forth in Section 8.4.  If the claim is not resolved within 60 days following the delivery by the Indemnified Party of the applicable Claim Notice, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 11.11, in addition to any other remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(c)Tax Proceedings. To the extent there is any conflict between this Section 8.3 and Section 6.6(d), the provisions of Section 6.6(d) shall control.

Survival.

(a)The Parties, intending where applicable to contractually shorten the applicable statute of limitations, agree that:

(i)the representations and warranties of the Sellers, the Company and the Counterparty set forth in this Agreement shall survive the Closing up to and including the Survival Date; provided that the representations set forth in Section 3.7 (Taxes), the Seller Fundamental Representations, the Company Fundamental Representations and the Counterparty Fundamental Representations shall survive the Closing until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days; and

(ii)each of the covenants and other agreements contained in this Agreement (including the indemnification obligations set forth in this Article VIII) shall survive the Closing until the expiration of the term of the undertaking set forth in such covenant or agreement (or, if none, until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days); provided that (A) the indemnification obligations set forth in Section 8.1(a)(vi) shall survive the Closing up to and including the Survival Date and (B) each of the covenants and agreements that by their terms are to be performed at or prior to the Closing shall survive the Closing and expire on the date that is nine months following the Closing (with respect to any breach thereof at or prior to the Closing).

(b)If an indemnification claim is properly asserted pursuant to Article VIII prior to the expiration of the applicable survival period as provided in Section 8.4(a) for the representation, warranty, covenant or agreement that is the basis for such claim and such claim has not been finally resolved prior to the end of such survival period, then such claim shall survive such expiration until the full and final resolution of such claim.

Limitations.

(a)Notwithstanding anything to the contrary contained in this Agreement (other than in the case of Fraud):

(i)except with respect to Damages arising in connection with any Seller’s indemnification obligations pursuant to Section 8.1(b), the Counterparty Indemnified Persons shall first seek recourse for any Damages owed by the Sellers under this Article VIII against shares of Counterparty Common Stock (or cash) contained in the Indemnity Share Escrow Account from time to time (and, with respect to any Seller, shall not exceed such Seller’s remaining Indemnity Escrow Share Allocation at such time); provided that to the extent such remaining shares (or cash) contained in the Indemnity Share Escrow Account are insufficient to cover the Damages payable, the Counterparty Indemnified Persons shall be entitled to seek payment in cash from each Seller severally based on their Pro Rata Share of the remaining Damages;

(ii)with respect to Damages arising in connection with any Seller’s indemnification obligations pursuant to Section 8.1(b), the Counterparty Indemnified Persons shall first seek recourse against such Seller’s shares of Counterparty Common Stock (or cash) contained in the Indemnity Share Escrow Account (based on such Seller’s Indemnity Escrow Share Allocation at such time); provided that to the extent such shares (or cash) contained in the Indemnity Share Escrow Account (based on such Seller’s Indemnity Escrow Share Allocation at such time) are insufficient to cover the Damages payable, the Counterparty Indemnified Persons shall be entitled to seek payment in cash from such Seller (but not any other Seller);

(iii)in no event shall any Indemnifying Party be required to provide indemnification under this Article VIII in an amount that exceeds the Aggregate Consideration;

(iv)in no event shall any Seller be required to provide indemnification under this Article VIII in an amount in excess of the actual consideration received by such Seller under this Agreement; and

(v)the aggregate amount of Damages for which the Sellers are obligated to provide indemnification under Sections 8.1(a)(i), 8.1(a)(vi) and 8.1(b)(i) shall not exceed $15,000,000 (other than with respect to breaches or failures to be true and correct of the Company Fundamental Representations and the Seller Fundamental Representations).

(b)Notwithstanding anything to the contrary contained in this Agreement, an Indemnifying Party shall not be required to provide indemnification under Sections 8.1(a)(i), 8.1(b)(i) or 8.2(a) unless and until, (i) the amount of Damages from any individual claim (or series of related claims) incurred by the Counterparty Indemnified Persons or Seller Indemnified Persons, as applicable, exceeds $25,000 (an “Indemnifiable Damage”), and (ii) the aggregate amount of all Indemnifiable Damages incurred by the Counterparty Indemnified Persons or Seller Indemnified Persons, as applicable, exceeds $750,000 (the “Deductible”); provided that the Indemnifying Party shall only be required to pay or be liable for all Indemnifiable Damages incurred in excess of the Deductible, subject to the other limitations set forth in this Article VIII; and provided further that the foregoing shall not apply with respect to any breach or failure to be true and correct of any Seller Fundamental Representation, Company Fundamental Representation or Counterparty Fundamental Representation or any representation and warranty set forth in Section 3.7 (Taxes).  For the avoidance of doubt, no Damages shall be included in determining whether the Deductible has been reached unless such Damages are Indemnifiable Damages.

(c)In no event shall any Indemnifying Party be responsible or liable for any Damages or other amounts under this Article VIII that (i) are consequential, special, exemplary or punitive, in each case, that are not probable or reasonably foreseeable as a result of the matter for which indemnification is being sought, and except if and to the extent that any such Damages are recovered against an Indemnified Party pursuant to a Third-Party Action, or (ii) are claimed in a Third-Party Claim Notice or a Claim Notice received by the Indemnifying Party after the expiration of the applicable survival period for the representation, warranty, covenant or other agreement in accordance with Section 8.4(a).

(d)The amount of any Damages for which indemnification is provided under this Article VIII shall be reduced by (i) any Tax benefits actually realized by the Indemnified Party with respect to the applicable Damages prior to the applicable indemnification payment and the two succeeding taxable years, and (ii) any amounts actually recovered by the Indemnified Party under any insurance policies or other recoveries (whether by indemnity, contribution or otherwise), net of any related deductible and the costs and expenses borne by the Indemnified Party in making such recoveries (including any documented premium increases attributable thereto).  If an Indemnified Party (or an Affiliate thereof) receives any insurance or other third party payment in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party with respect to all such Indemnified Party’s Damages in connection therewith, it shall promptly reimburse the Indemnifying Party the amount so received (to the extent previously paid by the Indemnifying Party), net of any deductible and the costs and expenses (including Taxes) borne by the Indemnified Party in making such recoveries (including any documented premium increases attributable thereto).

(e)Except with respect to (i) claims for equitable relief made pursuant to Section 11.10, (ii) disputes regarding the determination of the Final Closing Cash Consideration (which shall be resolved and paid in accordance with Section 1.3), and (iii) claims for Fraud, including, in each case, any and all rights, remedies, and actions in respect thereof, from and after the Closing, (A) the rights of the Indemnified Parties under this Article VIII shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims under, or otherwise relating to the transactions that are the subject of, this Agreement, and no right, claim, remedy or action may be brought or maintained by a Person, and no recourse may be brought or granted against any Party by virtue of or based upon any of the representations, warranties, covenants or agreements of any of the Parties set forth herein, and (B) to the maximum extent permitted by Law, the Parties hereby waive all other rights, claims, remedies and actions with respect to any matter relating to this Agreement or arising in connection herewith.

(f)All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Aggregate Consideration for all Tax purposes unless otherwise required by applicable Law.

(g)For both purposes of determining the amount of Damages subject to indemnification pursuant to Section 8.1(a)(i), Section 8.1(b)(i) and Section 8.2(a), and for purposes of determining whether the representations or warranties giving rise to such right to indemnification have been breached or have failed to be true and correct, no effect shall be given to any qualifications of “material” or Seller Material Adverse Effect, Company Material Adverse Effect or Counterparty Material Adverse Effect, as applicable, in such representations and warranties (other than such qualifications set forth in Section 3.5(a), Section 3.6(a)(i) and Sections 4.7(a)—(c)).

(h)Notwithstanding anything herein to the contrary, the Counterparty Indemnified Persons shall have no right to any indemnification under this Article VIII for any matter if the Final Closing Cash Consideration was reduced for such matter.

(i)The Parties shall, upon becoming aware thereof, take reasonable steps to mitigate any Damages associated with any claim for indemnification under this Article VIII in accordance with applicable Delaware Law.

(j)The Counterparty Indemnified Persons shall not be entitled to be compensated more than once for the same Damage.

Role of Sellers’ Representative.

Notwithstanding anything express or implied in this Article VIII to the contrary, other than with respect to a Seller’s indemnification obligations pursuant to Section 8.1(b) (in which case notices shall be given to such Seller at its address on Section 3.2(a) of the Company Disclosure Schedule, with copies to the Sellers’ Representative in accordance with Section 11.1), (a) the Sellers’ Representative, acting in its capacity as representative of the Sellers, is hereby authorized to exercise all of the rights, and perform all of the obligations, of the Sellers under this Article VIII, and (b) without limiting the generality of clause (a), (i) any and all notices that any or all of the Sellers are entitled or required to give under this Article VIII may be given by the Sellers’ Representative for and on behalf of the Sellers and (ii) the Sellers’ Representative is hereby authorized to receive notices for and on behalf of any and all of Sellers under this Article VIII.

Escrow; Stock Indemnification.

(a)On or as promptly as practicable (but in any event within two Business Days) following the Closing Date, the Counterparty shall deposit (or cause to be deposited) the Indemnity Escrow Shares in the Indemnity Share Escrow Account by delivering to the Escrow Agent evidence of the issuance of a book-entry position and registration of the Indemnity Escrow Shares in book-entry in the name of the Escrow Agent or its nominee to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement. The Counterparty and the Escrow Agent shall cause any dividends, distributions or other income earned on or with respect to the Indemnity Escrow Shares to be deposited in the Indemnity Share Escrow Account, with any such amounts to be allocated to each Seller’s Indemnity Escrow Share Allocation based on the number of shares of Counterparty Common Stock then remaining in such Seller’s Indemnity Escrow Share Allocation. Such deposited dividends, distributions or other income earned with respect to the Indemnity Escrow Shares shall remain in the Indemnity Share Escrow Account and be distributed according to the provisions herein and the Escrow Agreement. During such time that the Indemnity Escrow Shares are held by the Escrow Agent, each Seller shall retain the right to vote the portion of the Indemnity Escrow Shares equal to such Seller’s Indemnity Escrow Share Allocation at such time by directing the Sellers’ Representative in writing (for further instruction by the Sellers’ Representative to the Escrow Agent) as to the exercise of such Seller’s voting rights.

(b)Within two Business Days following the final determination of the amount of any Damages due to any Counterparty Indemnified Person pursuant to Section 8.1(a), the Sellers’ Representative and the Counterparty shall direct the Escrow Agent to release to the Counterparty (pro rata from the Indemnity Escrow Share Allocation for each Seller based on such Seller’s Pro Rata Share), a number of shares of Counterparty Common Stock (or cash) having a value equal to the amount of such Damages (based on the Counterparty Indemnification

Stock Price as of such date of determination), and the Counterparty shall promptly cause any such shares to be cancelled.

(c)Within two Business Days following the final determination of the amount of any Damages due to any Counterparty Indemnified Person from any Seller pursuant to Section 8.1(b), the Sellers’ Representative and the Counterparty shall direct the Escrow Agent to release to the Counterparty (solely from any remaining shares of Counterparty Common Stock (or cash) in such Seller’s Indemnity Escrow Share Allocation), a number of shares of Counterparty Common Stock (or cash) having a value equal to the amount of such Damages (based on the Counterparty Indemnification Stock Price as of such date of determination), and the Counterparty shall promptly cause any such shares to be cancelled.

(d)Within two Business Days following the Survival Date, the Counterparty and the Sellers’ Representative shall direct the Escrow Agent to release to each Seller the Counterparty Common Stock remaining in such Seller’s Indemnity Escrow Share Allocation, minus (i) a number of shares of Counterparty Common Stock (or cash) having a value (based on the Counterparty Indemnification Stock Price as of the Survival Date) equal to such Seller’s allocated portion of the amount of Damages (based on such Seller’s Pro Rata Share) in respect of any claim for indemnification timely made by the Counterparty under Section 8.1(a) that has not yet been finally determined in accordance with this Article VIII, and minus (ii) a number of shares of Counterparty Common Stock (or cash) having a value (based on the Counterparty Indemnification Stock Price as of the Survival Date) equal to the amount of Damages in respect of any claim for indemnification timely made by the Counterparty under Section 8.1(b) that has not yet been finally determined in accordance with this Article VIII.

(e)In the event any shares of Counterparty Common Stock are not released from the Indemnity Share Escrow Account as a result of a holdback, (i) pursuant to Section 8.7(d)(i), then following the final determination of any such outstanding claims, the Counterparty and the Sellers’ Representative will cause the Escrow Agent to release (A) to the Counterparty (for cancellation) a number of shares of Counterparty Common stock having a value equal to the amount of Damages finally determined to be owed to the Counterparty Indemnified Persons in respect of such claim, and (B) to each Seller (solely from any remaining Counterparty Common Stock in such Seller’s Indemnity Escrow Share Allocation), such Seller’s allocable portion (based on such Seller’s Pro Rata Share) of the number of shares (and any cash) previously reserved in respect of such claim and not released to the Counterparty pursuant to clause (A), and (ii) pursuant to Section 8.7(d)(ii), the Counterparty and the Sellers’ Representative will cause the Escrow Agent to release (A) to the Counterparty (for cancellation) a number of shares of Counterparty Common stock having a value equal to the amount of Damages finally determined to be owed to the Counterparty Indemnified Persons in respect of such claim, and (B) to the applicable Seller, the amount of Damages reserved from such Seller’s Indemnity Escrow Share Allocation in respect of such claim (including any cash) not released to the Counterparty pursuant to clause (A); provided that in each such instance the number of shares of Counterparty Common Stock to be released from the Indemnity Share Escrow Account will be valued based on the Counterparty Indemnification Stock Price on the date of the final determination triggering such release.

(f)Promptly following the final determination of all pending claims pursuant to Section 8.7(d)(i) (and, if applicable in the case of any Seller, Section 8.7(d)(ii)), and the releases contemplated by Section 8.7(e), the Sellers’ Representative and the Counterparty shall cause the Escrow Agent to release to each Seller the remaining shares of Counterparty Common Stock and cash (if any) in such Seller’s Indemnity Escrow Share Allocation.

Cash Indemnification Payments.

  Within five Business Days following the final determination of the amount of any Damages due (a) to any Seller Indemnified Person in accordance with the Counterparty’s indemnification obligations pursuant to Section 8.2 or (b) to any Counterparty Indemnified Person that is not to be paid out of the Indemnity Share Escrow Account in accordance with this Article VIII, the Counterparty or the Seller, as applicable, shall pay the amount of such Damages to the applicable Indemnified Party (or, in the case of the Counterparty, to the Sellers’ Representative for the benefit of and for further payment to the Sellers based upon their respective Pro Rata Share), in cash by wire transfer of immediately payable funds.

TERMINATION AND AMENDMENT

Termination.

  This Agreement may be terminated at any time prior to the Closing (with respect to Sections 9.1(b) through 9.1(e), by written notice by the Counterparty or the Sellers’ Representative to the other):

(a)by mutual written consent of the Counterparty and the Sellers’ Representative; or

(b)by either the Counterparty or the Sellers’ Representative if the Purchase shall not have been consummated by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the failure of the Purchase to have been consummated on or before the Outside Date was primarily due to the breach by such Party of, or primarily due to the failure of such Party to perform any of its material obligations under, this Agreement; or

(c)by either the Counterparty or the Sellers’ Representative if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a Party if the issuance of such order, decree, ruling or the taking of such action was primarily due to the breach by such Party of, or primarily due to the failure of such Party to perform any of its material obligations under, this Agreement; or

(d)by the Counterparty, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Sellers or the Company set forth in this Agreement, or if any representation or warranty of the Sellers or the Company shall have become untrue, which breach or failure to perform or be true (i) would cause any of the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied and (ii) shall not have been cured or waived within 30 days following receipt by the Sellers’ Representative or the Company of written notice of such breach or failure to perform or be true from the Counterparty; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to the Counterparty if the Counterparty is then in material breach of any representation, warranty or covenant of the Counterparty set forth in this Agreement; or

(e)by the Sellers’ Representative, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Counterparty set forth in this Agreement, or if any representation or warranty of the Counterparty shall have become untrue, which breach or failure to perform or to be true (i) would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied and (ii) shall not have been cured or waived within 30 days following receipt by the Counterparty of written notice of such breach or failure to perform or be true from the Sellers’ Representative; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to the Sellers’ Representative if a Seller or the Company is then in material breach of any representation, warranty or covenant of such Seller or the Company, respectively, set forth in this Agreement.

Effect of Termination

.  In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall immediately become void and there shall be no Liability on the part of the Counterparty, the Company, the Sellers or their Affiliates or their respective officers, directors, managers or equityholders; provided, that (a) any such termination shall not relieve any Party from Liability for Damages for any willful breach or Fraud prior to such termination, including such Party’s obligation to close if it was otherwise obligated to do so under the terms of this Agreement and (b) each of Section 5.2 (Confidentiality), Section 6.4 (Public Disclosure), this Section 9.2 (Effect of Termination), Section 9.3 (Fees and Expenses) and Article XI (Miscellaneous) (in each case including the respective meanings ascribed to the related capitalized terms in Article X (Definitions)) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.  Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 11.10.

Fees and Expenses.

  All fees and expenses incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees and expenses, whether or not the Purchase is consummated. For the avoidance of doubt, the Counterparty shall pay all filing fees associated with the filings under the HSR Act and pursuant to the FCA.

Amendment.

Subject to Section 6.12, this Agreement (including the Schedules and Exhibits hereto) may not be amended, supplemented or otherwise modified except by an instrument in writing signed on behalf of the Counterparty and the Sellers’ Representative and expressly referencing this Agreement.

Extension; Waiver.

  At any time prior to the Closing, each Party may, to the extent legally allowed and duly authorized, (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto including any

Transaction Document and (c) waive compliance with any of the agreements or conditions contained herein or in any Transaction Document; provided, that (i) any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party making specific reference to this Agreement or the applicable Transaction Document; and (ii) such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is expressly specified in such extension or waiver. Notwithstanding the foregoing, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein, nor shall the failure of or any delay in any Party to assert any of its rights under this Agreement or otherwise constitute a waiver of such rights.

DEFINITIONS

Definitions.

  For purposes of this Agreement, each of the following terms has the meaning set forth below.

“Acquisition Proposal” means any written or oral inquiry, proposal, indication of interest or offer (a) for a merger, consolidation, dissolution, sale of a significant portion of the assets, equity purchase, recapitalization, joint venture, partnership, equity exchange or other business combination or similar transaction involving the Company and its Subsidiary, (b) involving the issuance by the Company of any Units or other Equity Interests of the Company or (c) to acquire in any manner, directly or indirectly, and whether in one transaction or a series of related transactions, any Units or other Equity Interests of the Company or 20% of the total consolidated assets of the Company, in each case other than the transactions contemplated by this Agreement.

“Act” means the Delaware Limited Liability Company Act.

“Adjusted Post-Closing Pro Rata Share” means, with respect to each Seller, the quotient obtained by dividing (a) the aggregate value of the consideration allocated to such Seller pursuant to clause (a) of the definition of “Adjustment Payment Allocation Schedule,” and (b) the aggregate value of the consideration allocated to all Sellers pursuant to such clause (a) of such schedule.

“Adjustment Payment Allocation Schedule” means, to the extent there is any Excess Amount and/or Remaining Amount payable pursuant to Section 1.3(b)(v), a schedule, prepared by the Sellers’ Representative, showing (a) the allocation among the Sellers of the Initial Closing Consideration, determined as though all of such Excess Amount and/or Remaining Amount had been included in the Initial Closing Consideration and such aggregate amount had been distributed to all Unitholders in accordance with the Operating Agreement (such allocation and determination to be calculated as if such amount was included in the amount of the Initial Closing Consideration and was deemed to be distributed to the holders that would have been entitled to, but did not receive, the incremental amount of such distribution at Closing); (b) the allocation of the Excess Amount and/or Remaining Amount to each Seller (rounded to the nearest cent) based on the actual portion of the Estimated Closing Cash Consideration allocated to such Seller at Closing relative to the amount that should have been allocated to such Seller pursuant to clause (a) of this definition; and (c) each Seller’s Adjusted Post-Closing Pro Rata Share.

“Adverse Action” has the meaning set forth in the Company Disclosure Schedule.

“Affiliate” means, with respect to a Person, any other Person who is an “affiliate” of such Person within the meaning of Rule 405 promulgated under the Securities Act; provided, however, that, for purposes of this Agreement, neither R3 HoldCo nor R3 LLC, a Delaware limited liability company, nor any of their respective Affiliates (other than the Rutter Parties) shall be deemed to be an Affiliate of RF7 or David Rutter.

“Affiliate Contract” means, collectively, the Occupancy Agreement and all Contracts (other than Employee Benefit Plans made available to the Counterparty and the Transaction Documents) between or among the Company or its Subsidiary, on the one hand, and any Unitholder or any of their respective Affiliates (other than the Company and its Subsidiary), on the other hand.

“Aggregate Consideration” means the sum of (a) the Final Closing Consideration, plus (b) the Indemnity Escrow Shares.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Balance Sheet Date” has the meaning set forth in Section 3.5(b).

“Bankruptcy and Equity Exception” means the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

“Broker-Dealer Compliance Policies” has the meaning set forth in Section 3.13(o).

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.

“Business Employee” means (a) each Person who is employed by the Company or its Subsidiary, including those employees on medical leave, family leave, military leave or personal leave under any policy of the Company or any of its Affiliates and (b) each Person who is employed by RF7 or any of its Affiliates (other than the Company or its Subsidiary) who provides services to the Company or its Subsidiary.

“Business Service Provider” means each individual who is not employed by the Company or its Subsidiary but who provides services to the Company and its Subsidiary, including (i) any such individuals supplied by or providing services on behalf of RF7 or its Affiliates (other than the Company or its Subsidiary) and (ii) any directors, independent consultants and/or contractors engaged by the Company or its Subsidiary.

“Cantor” has the meaning set forth in the Company Disclosure Schedule.

“Cantor Agreement” has the meaning set forth in the Company Disclosure Schedule.

“Cantor Deposit” means that certain amount of cash and/or Fixed Income Clearing Corporation eligible collateral delivered by the Counterparty to Cantor pursuant to Section 15 of the Cantor Agreement.

“Change” means any change, event, fact, circumstance, occurrence or development.

“Claim Notice” means a written notice which contains (a) a description in reasonable detail of the claim for indemnification (to the extent then known by the Indemnified Party), including a reasonable explanation of the basis therefor and a description (including an estimate of the amount) of any Damages incurred or reasonably expected to be incurred by an Indemnified Party, (b) a statement that the Indemnified Party is entitled to indemnification under Article VIII and (c) a demand for payment in the amount of such Damages.

“Class A Unit” means a unit of a limited liability company interest in the Company, having the relative rights, powers, duties, restrictions and obligations specified with respect to the Class A Units in the Operating Agreement.

“Class A Unitholder” means a holder of Class A Units of the Company.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Cash Amount” means the sum of the value of (a) all cash, cash equivalents and marketable securities (other than restricted cash) held by the Company or its Subsidiary as of 12:01 a.m., Eastern time on the Closing Date, plus (b) the amount of the Cantor Deposit (solely to the extent not included in clause (a)), minus (c) all outstanding (uncleared) checks and other negotiable instruments used like checks, drafts and wire transfers issued as of or prior to 12:01 a.m., Eastern time on the Closing Date, and the amount of any declared and unpaid cash dividends as of such time, minus (d) any cash required to meet the Company’s minimum net capital requirements under applicable Law, in each case calculated in accordance with GAAP applied on a basis consistent with the Company’s accounting principles, policies, methods, treatments and procedures used in the preparation of the audited Company Financial Statements, and for the avoidance of doubt, without giving effect to the consummation of the transactions contemplated by this Agreement.

“Closing Cash Consideration” means an amount in cash equal to (a) $100,000,000, plus (b) the Closing Cash Amount, minus (c) the Closing Debt Amount, plus (d) the Net Working Capital Adjustment (which, for the avoidance of doubt, may be a positive or negative number), minus (e) the Purchase Price Adjustment Escrow Amount, minus (f) the Unpaid Company Transaction Expenses, minus (g) the amount of the Sellers’ Representative Expense Fund, minus (h) the Partnership Reserve True-Up Amount.

“Closing Date” means the date on which the Closing actually occurs.

“Closing Debt Amount” means without duplication, all Indebtedness of the Company and its Subsidiary as of 12:01 a.m., Eastern time, on the Closing Date, but without giving effect to the consummation of the transactions contemplated by this Agreement.

“Closing Payment Allocation Schedule” means a schedule, prepared by the Company and dated as of the Closing Date, showing (a) the allocation of the Initial Closing Consideration among all Sellers at the Closing as if the Initial Closing Consideration were distributed in accordance with the Operating Agreement; (b) the allocation of the Estimated Closing Cash Consideration to each Seller (rounded to the nearest cent); (c) the allocation of the Closing Stock Consideration to each Seller (rounded down to the nearest share of Counterparty Common Stock); and (d) each Seller’s Post-Closing Pro Rata Share.

“Closing Payment Statement” means a statement, which sets forth, in accordance with the Estimated Closing Statement and the Closing Payment Allocation Schedule, (i) the identity of each Person entitled to receive a payment pursuant to Section 1.2(c), (ii) the amount due to each such Person and (iii) the applicable wire instructions for the account or accounts of each such Person.

“Closing Stock Consideration” means the Stock Consideration minus the Indemnity Escrow Shares.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Balance Sheet” means the Company’s unaudited balance sheet as of June 30, 2019.

“Company B-D Regulatory Documents” has the meaning set forth in Section 3.13(m).

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Counterparty concurrently with the execution of this Agreement.

“Company Employee Plans” means Employee Benefit Plans that (i) provide benefits or compensation to any current or former Business Employee or Business Service Provider with respect to their employment or service with the Company, its Subsidiary, RF7 or any of their Affiliates, (ii) are adopted, maintained, sponsored, contributed to, or required to be contributed to by the Company or its Subsidiary, or (iii) with respect to which the Company or its Subsidiary is a party, participates in, or has or could reasonably be expected to have any Liability with respect thereto, whether actual or contingent, or direct or indirect. Notwithstanding anything herein to the contrary, if an Employee Benefit Plan provides benefits to a former Business Employee or Business Service Provider pursuant to a PEO Agreement, such Employee Benefit Plan shall be considered to be a Company Employee Plan only to the extent of the participation of the Company, RF7 or any of their Affiliates in that Employee Benefit Plan.

“Company ERISA Affiliate” means any entity that is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or its Subsidiary.

“Company Financial Statements” means (a) the Company’s audited statement of financial condition as of December 31, 2018 and December 31, 2017 and the related statements of operations, changes in members’ equity and cash flows for the years then ended, and (b) the Company Balance Sheet and the related unaudited statement of operations and cash flows of the Company for the six months ended June 30, 2019, in each case, including the related notes and schedules thereto.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) (Organization, Standing and Power), Section 3.2 (Capitalization), Section 3.3 (Subsidiaries), Section 3.4(a) (Authority), and Section 3.22 (Brokers).

“Company Insurance Policies” means the insurance policies (including any self-insurance) in effect as of the date of this Agreement covering, held by, maintained by or applicable to the Company and its Subsidiary.

“Company Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company or its Subsidiary, including all Company Software.

“Company IT Systems” means all computer systems, technology platforms, networks, hardware, software, databases, websites, and equipment used by or on behalf of the Company or its Subsidiary to process, store, maintain and operate data, information, and functions used in connection with the business of the Company and its Subsidiary, including any of the foregoing developed, managed, provided or made available by or on behalf of State Street Bank and Trust Company, State Street Corporation, Currenex, Inc. or any of their affiliates for the Company, its Subsidiary or any client of the Company or its Subsidiary.

“Company Lease” means any Contract pursuant to which any real property or any interest in any real property is leased or subleased to the Company or its Subsidiary.

“Company Material Adverse Effect” means any Change that, (i) individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiary, taken as a whole, or (ii) would prevent or materially impair or delay the Company’s ability to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect under clause (i): (a) Changes arising out of or resulting from the public announcement of the transactions contemplated by this Agreement as a result of the identity of the Counterparty; (b) Changes or prospective Changes in applicable Law or GAAP or the authoritative interpretation thereof; (c) Changes generally affecting the industry in which the Company or its Subsidiary operates; (d) Changes in general economic or political conditions or the capital markets in general; (e) any action taken or not taken at the request of the Counterparty, or any violation or breach by the Counterparty of any covenant or agreement contained in this Agreement that would reasonably be expected to cause any of the conditions to Closing set forth in Article VII not to be satisfied; or (f) any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters and other force majeure events in the United States, terrorism, military action, escalation of hostilities or war (whether or not declared); except any Changes resulting from, arising out of or attributable to the matters described in clauses (b), (c), (d), and (f) above shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could reasonably be expected to occur to the extent such Change has a disproportionate adverse effect on the Company as compared to other participants in the industries and markets in which the Company conducts business.

“Company Material Contracts” means, collectively, the Occupancy Agreement and the Contracts listed, or that are required by Section 3.10(a) to be listed, in Section 3.10(a) of the Company Disclosure Schedule.

“Company Permits” means all approvals, authorizations, consents, certificates, permits and licenses from Governmental Entities or Self-Regulatory Organizations, other than those the failure of which to possess would not, individually or in the aggregate, reasonably be expected to be material to the conduct of the business of the Company and its Subsidiary, taken as a whole.

“Company Properties” has the meaning set forth in Section 3.8.

“Company Software” means any software owned or purported to be owned by the Company or its Subsidiary.

“Company Third-Party Intellectual Property” means Intellectual Property which the Company or its Subsidiary is licensed under, or granted an option to obtain a license under, excluding generally commercially available, off-the-shelf software programs available on standard terms for a license fee of no more than $10,000.

“Company’s Knowledge,” “Knowledge of the Company” and words of similar effect or import means, collectively, (a) the actual knowledge of each of the individuals identified in Section 10.1(a) of the Company Disclosure Schedule, and (b) the actual knowledge, after due inquiry, of each of the individuals identified in Section 10.1(b) of the Company Disclosure Schedule.

“Confidentiality Agreement” means the nondisclosure agreement, dated as of April 26, 2017, by and between MarketAxess Corporation and the Company.

“Continuing Employees” means each of the employees of the Counterparty or any of its Affiliates (including the Company and its Subsidiary) immediately following the Closing who shall have been a Business Employee immediately prior to the Closing.

“Contract” means any lease, license, contract, indenture, note, bond, mortgage, loan, instrument, commitment or other legally binding agreement, arrangement, instrument, undertaking or obligation, whether written or oral.

“controlled by” has the meaning set forth in Rule 405 promulgated under the Securities Act.

“Copyrights” means copyrights and copyrightable works, works of authorship, database and design rights, whether or not registered or published, and all applications therefor and registrations and recordations, along with all reversions, extensions and renewals thereof.

“Counterparty” has the meaning set forth in the first paragraph of this Agreement.

“Counterparty Adjustment Stock Price” means the average of the volume weighted averages of the trading prices of Counterparty Common Stock on the NASDAQ Global Select Market (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Parties) during the period of 30 days ending on, and including, the date of determination of the Final Closing Cash Consideration.

“Counterparty Capitalization Date” has the meaning set forth in Section 4.8(a).

“Counterparty Closing Stock Price” means the average of the volume-weighted average of the trading prices of Counterparty Common Stock on the NASDAQ Global Select Market (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Parties), during the period of 30 days ending on, and including, the fifth trading day prior to the Closing Date.

“Counterparty Common Stock” means the common stock, par value $0.003 per share, of the Counterparty.

“Counterparty Disclosure Schedule” means the disclosure schedule delivered by the Counterparty to the Company and the Sellers concurrently with the execution of this Agreement.

“Counterparty Employee Plan” means any Employee Benefit Plan for the benefit of, or relating to, any current employee of the Counterparty or any of its Subsidiaries.

“Counterparty Equity Awards” has the meaning set forth in Section 4.8(a).

“Counterparty Fundamental Representations” means the representations and warranties set forth in Section 4.1(a) (Organization), Section 4.2(a) (Authority), Section 4.4 (Financing), Section 4.5 (Brokers) and Section 4.8 (Capitalization).

“Counterparty Indemnification Stock Price” means the average of the volume weighted averages of the trading prices of Counterparty Common Stock on the NASDAQ Global Select Market (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Parties), during the period of 30 days ending on, and including, the date of determination.

“Counterparty Indemnified Persons” means the Counterparty and its Affiliates (including, following the Closing, the Company) and their respective directors, officers, employees, equityholders, agents, attorneys and representatives, and each of their respective successors and assigns.

“Counterparty Material Adverse Effect” means any Change that (i) individually or in the aggregate, would prevent or materially impair or delay the Counterparty’s ability to consummate the transactions contemplated by this Agreement, or (ii) individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Counterparty and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Counterparty Material Adverse Effect under clause (i): (a) Changes arising out of or resulting from the public announcement of the transactions contemplated by this Agreement as a result of the identity of the Company; (b) Changes or prospective Changes in applicable Law or GAAP or the authoritative interpretation thereof; (c) Changes generally affecting the industry in which the Counterparty or its Subsidiaries operate; (d) Changes in general economic or political conditions or the financial or capital markets in general; (e) any action taken or not taken at the request of the Company or the Sellers’ Representative, or any violation or breach by the Company or any Seller of any covenant or agreement contained in this Agreement that would reasonably be expected to cause any of the conditions to Closing set forth in Article VII not to be satisfied; (f) any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters and other force majeure events in the United States, terrorism, military action, escalation of hostilities or war (whether or not declared); (g) changes in the price or trading volume of the Counterparty Common Stock or any other securities of the Counterparty; or (h) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position, except any Changes resulting from, arising out of or attributable to the matters described in clauses (b), (c), (d), and (f) above shall be taken into account when determining whether a “Counterparty Material Adverse Effect” has occurred or may, would or could reasonably be expected to occur to the extent such Change has a disproportionate adverse effect on the Counterparty and its Subsidiaries, taken as a whole, as compared to other participants in the industries and markets in which the Counterparty and its Subsidiaries conduct business, and the exceptions in clauses (g) and (h) shall not prevent or otherwise affect any determination that the underlying cause of any such Change (to the extent not otherwise falling within any of the exceptions provided by clauses (a) through (f)) has or could reasonably be expected to contribute to a Counterparty Material Adverse Effect.

“Counterparty’s Knowledge” and words of similar effect means the actual knowledge, after due inquiry, of each of Christopher Concannon, Tony DeLise and Scott Pintoff.

“Damages” means all claims, actions, losses, liabilities, damages, fines, fees, penalties, interest, commitments, obligations, deficiencies, demands, awards, judgments, assessments, Taxes, costs and expenses (including reasonable attorneys’ fees and expenses).

“Deductible” has the meaning set forth in Section 8.5(b).

“Deficiency Amount” has the meaning set forth in Section 1.3(b)(iv).

“Disclosure Schedule” means, as applicable, the Company Disclosure Schedule or the Counterparty Disclosure Schedule.

“Divestiture Action” has the meaning set forth in Section 6.3(d).

“Employee Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), as well as each other benefit, retirement, employment, consulting, compensation, profit sharing, commission, bonus, stock or other equity, equity-based, option, incentive compensation, restricted stock, stock appreciation right or similar right, phantom equity, profits interests, change in control, retention, severance, deferred compensation, vacation, paid time off, welfare, medical, dental, vision, flexible benefit, cafeteria, dependent care, and fringe-benefit agreement, plan, policy, arrangement and program, whether or not reduced to writing.

“Employment Agreement” has the meaning set forth in the Recitals.

“Equity Interest” means, with respect to any Person, (a) any share, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any warrant, purchase right, conversion right, exchange right or other agreement which would entitle any other Person to acquire, or that is exchangeable for or convertible into, any such interest in such Person (including share appreciation, phantom share, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Amount” has the meaning set forth in Section 1.3(b)(iv).

“Escrow Agent” means Citibank, N.A., as escrow agent pursuant to the Escrow Agreement, or any successor agent pursuant to the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement substantially in the form attached hereto as Exhibit A.

“Estimated Closing Cash Consideration” has the meaning set forth in Section 1.3(a).

“Estimated Closing Statement” has the meaning set forth in Section 1.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCA” means the U.K. Financial Conduct Authority.

“Final Closing Cash Consideration” has the meaning set forth in Section 1.3(b).

“Final Closing Consideration” means the Final Closing Cash Consideration plus the Closing Stock Consideration.

“FINRA” means the Financial Industry Regulatory Authority, Inc., a Self-Regulatory Organization.

“Fraud” means, (a) with respect to any Seller, an actual, knowing and intentional misrepresentation (as determined under Delaware Law) with respect to the making of such Seller’s representations and warranties pursuant to Article II or in any certificate delivered by such Seller pursuant to Sections 7.2(a) or 7.2(b) (as it relates to such Seller); provided that such actual, knowing and intentional misrepresentation of such Seller shall only be deemed to exist if such Seller (or, if not a natural person, any officer or managing member of such Seller) (i) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Seller pursuant to Article II or in such Seller’s certificate were incorrect or breached when made, and (ii) intended that the Counterparty rely on the misrepresentation to its detriment and the Counterparty in fact relied thereon to its detriment; (b) with respect to the Company, an actual, knowing and intentional misrepresentation (as determined under Delaware Law) with respect to the making of the representations and warranties pursuant to Article III or in any certificate delivered by the Company pursuant to Sections 7.2(a) or 7.2(b) (as it relates to the Company); provided that such actual, knowing and intentional misrepresentation of the Company shall only be deemed to exist if the individuals identified in Section 10.1 of the Company Disclosure Schedule (i) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by the Company pursuant to Article III (as qualified by the Company Disclosure Schedule) or in such certificate were incorrect or breached when made, and (ii)  intended that the Counterparty rely on the misrepresentation to its detriment and the Counterparty in fact relied thereon to its detriment; and (c) with respect to the Counterparty, an actual, knowing and intentional misrepresentation (as determined under Delaware Law) with respect to the making of the representations and warranties pursuant to Article IV or in the certificate delivered by the Counterparty pursuant to Sections 7.3(a) or 7.3(b); provided that such actual, knowing and intentional misrepresentation of the Counterparty shall only be deemed to exist if the individuals identified in the definition of Counterparty’s Knowledge (i) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by the Counterparty pursuant to Article IV (as qualified by the Counterparty Disclosure Schedule) or such certificate were incorrect or breached when made, and (ii) intended that the Company or any Seller rely on the misrepresentation to its detriment and the Company or any Seller in fact relied thereon to its detriment.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any government, court, arbitrational tribunal, administrative agency or commission or other governmental, quasi-governmental, or regulatory body, authority, agency or instrumentality.

“Governmental Authorization” means all licenses, permits, registrations, memberships, certificates and/or other authorizations and approvals of Governmental Entities and Self-Regulatory Organizations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means any Tax imposed upon or measured by net income or franchise Taxes.

“Indebtedness” means, with respect to the Company and its Subsidiary, and without duplication, any liability or obligation, including all obligations in respect of principal, accrued and unpaid interest, penalties, fees and premiums and other monetary obligations of (or assumed by) such Person, (a) for borrowed money (including amounts outstanding under overdraft facilities), (b) evidenced by notes, bonds, debentures or other similar obligations, (c) for the reimbursement of any obligor on any drawn letter of credit, banker’s acceptance or similar credit transaction, (d) for the deferred purchase price for the acquisition of any business, securities, assets or other properties, including the amounts of any escrows, holdbacks, or other similar amounts, (e) that are conditional sale obligations of such Person and all obligations of such Person under any title retention agreements, (f) as lessee under leases required to be treated as capital leases under GAAP, (g) for the liquidation value of all accrued and unpaid dividends, (h) the Tax Liability Amount, (i) the aggregate amount of (i) deferred compensation obligations, (ii) accrued or earned but unpaid commissions, and (iii) accrued but unpaid severance amounts in respect of terminations of service occurring prior to the Closing, and, in each case of (i) through (iii), the employer’s portion of any employment, payroll or social security taxes with respect thereto, (j) in the nature of guarantees, direct or indirect, of the obligations described in clauses (a) through (i) above of any other Person or for which such Person is otherwise liable as obligor or otherwise, and (k) of the type referred to in clauses (a) through (j) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person.

“Indemnifiable Damage” has the meaning set forth in Section 8.5(b).

“Indemnified Party” means any Counterparty Indemnified Person or Seller Indemnified Person, as applicable.

“Indemnifying Party” means (a) in the case of a claim for indemnification by a Counterparty Indemnified Person, the Sellers, and (b) in the case of a claim for indemnification by a Seller Indemnified Person, the Counterparty.

“Indemnity Escrow Share Allocation” means, with respect to each Seller, a number of shares of Counterparty Common Stock equal to such Seller’s allocation of the Indemnity Escrow Shares (based on the Adjusted Post-Closing Pro Rata Share for such Seller, rounded down to the nearest share).

“Indemnity Escrow Shares” means a number of shares of Counterparty Common Stock equal to the quotient of $15,000,000, divided by the Counterparty Closing Stock Price (rounded up to the nearest whole share), subject to any adjustments pursuant to Section 1.4(b).

“Indemnity Share Escrow Account” means a separate account established pursuant to the Escrow Agreement to hold the Indemnity Escrow Shares and any dividends, distributions or other income earned on or with respect to the Indemnity Escrow Shares for disbursement by the Escrow Agent.

“Initial Closing Consideration” means the Estimated Closing Cash Consideration and the Closing Stock Consideration (provided that for purposes of calculating the Initial Closing Consideration and all allocations thereof, all shares of Counterparty Common Stock will be deemed to have a value equal to the Counterparty Closing Stock Price).

“Intellectual Property” means all rights, title and interest in or relating to intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction throughout the world, including:  (a) Patent Rights; (b) Trademarks; (c) Copyrights; (d) trade secrets and confidential information; (e) works of authorship, software, data, processes, inventions, ideas, formulae, methods, schematics, technology, compositions, inventor's notes, discoveries, improvements, know-how, plans, proposals, business and marketing plans, market surveys, and customer lists and information; (f) other tangible or intangible proprietary or confidential information and materials; (g) all other intellectual property rights; (h) domain names; and (i) all rights relating to or under the foregoing granted under any Contracts.

“International Trade Laws and Sanctions” means all trade, export control, economic or financial sanctions or anti-boycott requirements imposed, administered or enforced from time to time by the U.S. government (including the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce (including anti-boycott regulations), the U.S. Customs and Border Protection or the U.S. Census Bureau), the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union and all trade, export control, financial sanctions or anti-boycott requirements under all Laws in any other country in which the Company operates, except to the extent the requirements of such Laws are prohibited or penalized under U.S. Law.

“IRS” means the United States Internal Revenue Service.

“Jackson Employment Agreement” has the meaning set forth in the Company Disclosure Schedule.

“Law” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, statute, law, constitution, rule, ruling, regulation, code, treaty, ordinance, principle of common law, judgment, injunction, order or decree of any Governmental Entity or Self-Regulatory Organization of which it is a member.

“Liability” means any debt, loss, damage, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise).

“Lien” means any mortgage, security interest, pledge, lien, charge, deed of trust, easement, option, right of first refusal, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, or encumbrance.

“LiquidityEdge UK” has the meaning set forth in Section 3.3(a).

“Lock-Up Period” has the meaning set forth in Section 6.9(a).

“Major Customer” has the meaning set forth in Section 3.19.

“Major Supplier” has the meaning set forth in Section 3.19.

“Managing Member” has the meaning set forth in the Operating Agreement.

“Net Working Capital” means the current assets of the Company and its Subsidiary, on a consolidated basis, as of 12:01 a.m., Eastern time, on the Closing Date (defined by reference to only the line items noted on Section 10.2-A of the Company Disclosure Schedule), less the current liabilities of the Company and its Subsidiary, on a consolidated basis, as of 12:01 a.m., Eastern time, on the Closing Date (defined by reference to only the line items noted on Section 10.2-B of the Company Disclosure Schedule), in each case, calculated in accordance with GAAP applied on a basis consistent with the Company’s accounting principles, policies, methods, and procedures used in the preparation of the audited Company Financial Statements for the most recent fiscal year end, subject to the deviations set forth on Section 10.2-C of the Company Disclosure Schedule.  For the avoidance of doubt, the determination of Net Working Capital shall exclude all items taken into account for the calculation of the Closing Cash Amount, the Closing Debt Amount, Unpaid Company Transaction Expenses and Income Tax assets and Liabilities (including, for the avoidance of doubt, deferred Tax assets and Liabilities).

“Net Working Capital Adjustment” means an amount equal to (a) the Net Working Capital minus (b) $568,643.  For the avoidance of doubt, the Net Working Capital Adjustment may be a positive or negative number.

“Neutral Accountant” has the meaning set forth in Section 1.3(b)(iii)(B).

“Non-Recourse Persons” has the meaning set forth in Section 11.2(b).

“Objection Statement” has the meaning set forth in Section 1.3(b)(iii).

“Occupancy Agreement” has the meaning set forth in Section 3.8.

“Operating Agreement” means the First Amended and Restated Limited Liability Company Agreement of the Company, dated as of January 1, 2016, as amended on January 1, 2016, on October 20, 2017, and on November 9, 2018 (and as may be further amended from time to time).

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted, entered into or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Outside Date” means the seven month anniversary of the date of this Agreement.

“Parties” has the meaning set forth in the first paragraph of this Agreement.

“Partnership Reserve True-Up Amount” means the amount to be reserved for purposes of making any required “true-up” payments as a result of the final determination of the distribution of the Company’s partnership income, gain, and losses pursuant to the Operating Agreement.

“Patent Rights” means domestic and foreign patents and patent applications (including provisional, continuation, divisional, continuation-in-part, reexamination, revision, renewal, extension and reissue patent applications and any patents issuing therefrom), priority rights, utility models, design patents and other governmental grants for the protection of inventions or industrial designs, however denominated.

“PEO Agreements” has the meaning set forth in Section 3.12(b).

“Permitted Liens” means any (a) mechanic’s, materialmen’s, workers’ and similar Liens imposed by Law and arising or incurred in the ordinary course of business that are not material to the business, operations or financial condition of the property or assets of the Company and its Subsidiary, taken as a whole, that are so encumbered and that do not result from any breach, default or violation by the Company of any Contract or Law, (b) Liens for Taxes not yet due and payable, (c) Liens for Taxes the amount of which is being contested in good faith and by appropriate proceedings (in the case of clauses (b) and (c), provided an appropriate reserve has been established therefor in the Company Financial Statements in accordance with GAAP), or (d) with respect to real property, any minor imperfection of title, easements, encroachments, covenants, rights of way, minor defects, minor irregularities or encumbrances that, in the aggregate, do not materially impair the existing use or value of the affected property.

“Person” means any natural person, firm, limited liability company, general or limited partnership, association, corporation, unincorporated organization, company, joint venture, trust, Governmental Entity, Self-Regulatory Organization or other entity.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Law, or by the Company or its Subsidiary in any of its privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identifiable individual, including (a) name, physical address, physical address, telephone number, email address, financial information, financial account number or government-issued identified, (b) any data regarding an individual’s activities online or on a mobile device or application, and (c) Internet Protocol addresses, device identifiers or other persistent identifiers.  Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person and includes information in any form or media, whether paper, electronic, or otherwise.

“Post-Closing Pro Rata Share” means, with respect to each Seller, the quotient obtained by dividing (a) the aggregate value of the consideration to be received by such Seller at the Closing pursuant to the Closing Payment Allocation Schedule by (b) the aggregate value of the consideration to be received by all Sellers at the Closing pursuant to the Closing Payment Allocation Schedule.

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the Closing, or on such earlier date as this Agreement is terminated in accordance with its terms.

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date.

“Pre-Closing Tax Proceeding” has the meaning set forth in Section 6.6(d).

“Pre-Closing Tax Returns” has the meaning set forth in Section 6.6(a).

“Preliminary Closing Cash Consideration” has the meaning set forth in Section 1.3(b)(i).

“Preliminary Closing Statement” has the meaning set forth in Section 1.3(b)(i).

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including the Federal Trade Commission Act, EU-U.S. Privacy Shield, Swiss-U.S. Privacy Shield, General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR) and any and all applicable Laws relating to breach notification in connection with Personal Information.

“Pro Rata Share” means, (a) prior to the determination of any Adjusted Post-Closing Pro Rata Share, the Post-Closing Pro Rata Share and (b) following determination of any Adjusted Post-Closing Pro Rata Share, such amount.

“Promissory Notes” means each of the promissory notes identified at item 1 of Section 2.3 of the Company Disclosure Schedule.

“Promissory Note Repayment Amount” means, in respect of any Seller, the aggregate amount of all unpaid principal amount, all accrued and unpaid interest and any and all other amounts payable or otherwise due to the lender under such Seller’s Promissory Note and the Prior Loans (as defined in such Promissory Note), including all Original Outstanding Balance (as defined in such Promissory Notes).

“Proposed Allocation” has the meaning set forth in Section 6.6(e).

“Purchase” means the purchase of the Units by the Counterparty from the Sellers in accordance with the terms of this Agreement.

“Purchase Price Adjustment Escrow Account” means the separate account established pursuant to the Escrow Agreement to hold the Purchase Price Adjustment Escrow Amount for disbursement by the Escrow Agent.

“Purchase Price Adjustment Escrow Amount” means $500,000.

“Purchase Price Adjustment Escrow Fund” means, as of any time, the Purchase Price Adjustment Escrow Amount, including any interest or other amounts earned thereon prior to such time, less (a) any investment losses thereon incurred prior to such time and (b) disbursements therefrom prior to such time in accordance with this Agreement and the Escrow Agreement.

“Purchase Price Methodology” has the meaning set forth in Section 6.6(e).

“Qualified Company Employee Plan” has the meaning set forth in Section 3.12(c).

“R3 HoldCo” means R3 HoldCo, LLC, a Delaware limited liability company.

“Remaining Amount” has the meaning set forth in Section 1.3(b)(iv).

“Restricted Business” has the meaning set forth in Section 6.7(b).

“Restricted Period” has the meaning set forth in Section 6.7(a).

“Rev. Proc. 93-27” has the meaning set forth in Section 3.12(j).

“RF7” has the meaning set forth in Section 11.3(a).

“RF7 Service Providers” has the meaning set forth in Section 6.5(a).

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act and any successor rules thereto.

“Rutter Parties” means each of RF7, in its capacity as a Seller, and David Rutter, an individual and the managing member of RF7.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.7(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Self-Regulatory Organization” means any U.S. or foreign commission, board, agency or body that is not a Governmental Entity but is charged with regulating its own members through the adoption and enforcement of financial, sales practice and other requirements for brokers, dealers, securities underwriting or trading, stock exchanges, electronic communications networks, insurance companies or agents, investment companies or investment advisers.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 2.1 (Organization), Section 2.2(a) (Authority), Section 2.3 (Title to Units), Section 2.5 (Securities Matters) and Section 2.6 (Brokers).

“Seller Indemnified Persons” means the Sellers and their directors, officers, employees, equityholders, Affiliates, agents, attorneys and representatives, and each of their respective successors and assigns.

“Seller Material Adverse Effect” means any Change that would prevent or materially impair or delay any of the Sellers’ ability to consummate the transactions contemplated by this Agreement.

“Sellers’ Representative” has the meaning set forth in the first paragraph of this Agreement.

“Sellers’ Representative Expense Fund” has the meaning set forth in Section 11.3(c).

“Services Agreement” means the Master Intracompany Services Agreement, effective April 1, 2016, by and between R3CEV LLC (n/k/a RF7) and the Company.

“Stock Consideration” means a number of shares of Counterparty Common Stock equal to the quotient of $50,000,000 divided by the Counterparty Closing Stock Price (rounded down to the nearest whole share), subject to any adjustments pursuant to Section 1.4(b).

“Straddle Period” means a taxable period beginning on or before and ending after the Closing Date.

“Straddle Period Tax Proceeding” has the meaning set forth in Section 6.6(d).

“Straddle Period Tax Returns” has the meaning set forth in Section 6.6(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person (or a Subsidiary of such Person) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the owners of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Substitute Employment Arrangement” has the meaning set forth in Section 5.1(iii)(D) of the Company Disclosure Schedule.

“Survival Date” means the date that is 18 months following the Closing Date.

“Tax Liability Amount” means an amount equal to the sum of (i) the positive amount of Income Taxes of the Company or its Subsidiary for any Pre-Closing Tax Period (including any Taxes incurred as a result of the transactions contemplated by this Agreement), (ii) the positive amount of Income Taxes of the Company or its Subsidiary for the portion through the end of the Closing Date of any Straddle Period, and (iii) the amount of Income Taxes of the Company or its Subsidiary for any other taxable period as a result of any adjustment pursuant to Section 481 of the Code or any other event that would require the Company or its Subsidiary to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date in respect of any action taken with respect to a Pre-Closing Tax Period.

“Tax Proceeding” has the meaning set forth in Section 6.6(d).

“Tax Returns” means all reports, returns, declarations, statements or other information, including any schedules or attachments thereto, required to be supplied to a taxing authority in connection with Taxes.

“Taxes” means (i) all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, corporation, net worth, capital gains, documentary, recapture, recording, profits, severance, stamp, occupation, customs duties, ad valorem, premium, value-added (including VAT), alternative minimum, excise, real property, personal property, sales, use, services, transfer, withholding, social security, employment, payroll, franchise and estimated taxes imposed by any Governmental Entity, and (ii) any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Third-Party Action” means any pending or threatened claim or the commencement or threatened commencement of any action, suit or proceeding relating to, or any other matter or circumstance that arises that has given or could reasonably be expected to give rise to, a third-party claim for which indemnification may be sought by an Indemnified Party.

“Third-Party Claim Notice” means a Claim Notice to an Indemnifying Party of any Third-Party Action.

“Third-Party Clearing Agreement” has the meaning set forth in Section 7.2(h).

“Trademarks” means trademarks, service marks, trade dress rights, logos, trade names, service names, brand names, corporate names, trade styles slogans, and other source or business identifiers and generable intangibles of a like nature (whether registered, arising under common Law or statutory Law, or otherwise), together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof.

“Transaction Documents” means this Agreement, the Escrow Agreement and the other agreements, instruments, certificates and documents expressly contemplated hereby.

“Transfer” has the meaning set forth in Section 6.5(a).

“Transferred Plan” has the meaning set forth in Section 3.12(a).

“Transfer Taxes” has the meaning set forth in Section 6.6(c).

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code.

“UK Shares” has the meaning set forth in Section 3.3(a).

“Unit Ownership Schedule” has the meaning set forth in Section 3.2(a).

“Unitholder” means a holder of Units.

“Units” means the Class A Units, Class B Units and Class C Units of the Company (as defined in the Operating Agreement).

“Unpaid Company Transaction Expenses” means the aggregate amount of all third-party costs and expenses incurred by or on behalf of, or paid or to be paid by, the Company in connection with the negotiation, preparation and execution of this Agreement and the Transaction Documents or the transactions contemplated hereby or thereby, including the performance or consummation thereof, including (a) any brokers’, finders’ or similar fees, (b) the Company’s portion of the fees and expenses of obtaining FINRA approval for the transactions contemplated by this Agreement, (c) any sale, change of control, retention, transaction or similar bonuses, severance or other payment obligation that is or becomes payable to current or former employees of the Company or its Subsidiary on or following the Closing in connection with the consummation of the transactions contemplated by this Agreement, together with the Company’s portion of applicable payroll, employment or similar taxes and any “gross-up payments” (if any are due or payable as a result of or in connection with any of the foregoing), and (d) fees and expenses of counsel, advisors, consultants, accountants, auditors, experts and other professionals, in each case to the extent such costs and expenses shall not have been paid in full as of 12:01 Eastern time on the Closing Date.

“VAT” means (a) any tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including, in relation to the United Kingdom, value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto); and (b) any other tax of a similar nature (including sales tax, use tax, consumption tax and goods and services tax), whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a), or elsewhere.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Law.

MISCELLANEOUS

Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (iii) on the date of transmission (or, the first Business Day following such transmission if the date of such transmission is not a Business Day) by facsimile with successful confirmation of transmission, or (iv) on the date of transmission, if by e-mail (provided no “bounceback” or similar notice of non-delivery is received), in each case to the intended recipient as set forth below:

(a)if to the Counterparty or (after the Closing Date) the Company, to:

MarketAxess Holdings Inc.
55 Hudson Yards
New York, NY  10001

Attention:Tony DeLise / Scott Pintoff

E-Mail:tdelise@marketaxess.com/spintoff@marketaxess.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:Michael J. Aiello, Esq.
Telephone:(212) 310-8552
Email:michael.aiello@weil.com

(b)if (prior to the Closing Date) to the Company, to:

LiquidityEdge LLC

11 W 42nd St

New York, NY 10036

Attention:RF7 LLC, Managing Member

E-Mail:drutter@liquidityedge.net

with a copy to:

Drinker Biddle & Reath LLP

1177 Avenue of the Americas, 41st Floor

New York, NY 10036

Attention:James M. Fischer
E-Mail:james.fischer@dbr.com

(c)if to the Sellers’ Representative, to:

RF7 LLC

Attention:David Rutter

E-Mail:david@rutter.com

with a copy to Drinker Biddle & Reath LLP at its address in clause (b) above.

Any Party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.  Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Entire Agreement; Non-Recourse.

(a)This Agreement (including the Disclosure Schedules and the Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) and the other Transaction Documents constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that, subject to Section 5.2, the Confidentiality Agreement shall remain in effect in accordance with its terms.

(b)This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Parties (and then only with respect to the specific obligations set forth herein with respect to such Party).  Except to the extent actually a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement and not otherwise), no past, present or future director, manager, managing member, officer, employee, incorporator, equityholder, member, partner, agent, attorney, advisor or representative of any Party (or of any Affiliate of any Party) (collectively, the “Non-Recourse Persons”) shall have any Liability (whether in contract, tort, equity or otherwise) for any representation, warranty, covenant, agreement or other obligation or Liability under this Agreement (whether for indemnification or otherwise) or for any claim based on, arising out of, or related to or by reason of this Agreement or any transaction contemplated hereby.

Sellers’ Representative.

(a)Each Seller hereby irrevocably appoints RF7 LLC, a Delaware limited liability company formerly known as R3CEV LLC (“RF7”) as such Seller’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Seller with respect to the matters contemplated by this Agreement, including with respect to the transfer of such Seller’s Units to the Counterparty in accordance with the terms and provisions of this Agreement, to act on behalf of such Seller in connection with any amendment or termination of or litigation or arbitration involving, arising out of or related to this Agreement, and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Sellers’ Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including the power:

(i)to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Sellers to consummate the transactions contemplated by this Agreement;

(ii)to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement (it being understood that such Seller shall execute and deliver any such documents which the Sellers’ Representative agrees to execute);

(iii)to terminate this Agreement if the Sellers are entitled to do so;

(iv)to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement, including service of process in connection with arbitration;

(v)to engage such attorneys, accountants, consultants and other Persons as the Sellers’ Representative, in its discretion, deems necessary, advisable or appropriate to accomplish any action required or permitted of it hereunder; and

(vi)to take all actions which under this Agreement may be taken by the Sellers and to do or refrain from doing any further act or deed on behalf of the Sellers which the Sellers’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Seller could do if personally present.

All such actions taken or to be taken by the Sellers’ Representative are ratified and confirmed.

(b)Subject to Section 8.6, all notices required to be made or delivered by the Counterparty to the Sellers may be made to the Sellers’ Representative (including all deliveries), and the Counterparty shall have no Liability to any Seller for the failure of the Sellers’ Representative to provide notices to any Seller.  The Counterparty and its Affiliates (including, after the Closing, the Company and its Subsidiary) shall be entitled to conclusively rely upon all actions (including all deliveries) taken or omitted to be taken by the Sellers’ Representative pursuant to this Agreement and the documents contemplated hereby or in connection with any transactions contemplated hereby and thereby, all of which actions or omissions shall be legally binding upon the Sellers.

(c)Each of the Sellers agree to (i) reimburse the Sellers’ Representative for any fees and expenses incurred by the Sellers’ Representative in its capacity as agent, proxy or attorney in fact of the Sellers in connection with this Agreement or the transactions contemplated hereby, and (ii) indemnify and hold harmless the Sellers’ Representative as to any Damages incurred or suffered by the Seller’s Representative in its capacity as Seller’s Representative or as a result of, or in connection with, this Agreement or the other Transaction Documents.  At the Closing, the Counterparty shall deliver to the Sellers’ Representative an amount equal to $250,000 (together with any amounts subsequently paid to the Sellers’ Representative under this Agreement to restore the Sellers’ Representative Expense Fund to an amount not to exceed $250,000, the “Sellers’ Representative Expense Fund”), to be held by the Sellers’ Representative for the benefit of the Sellers, as the first source of the Sellers’ Representative’s recourse to cover and reimburse the fees and expenses incurred by the Sellers’ Representative for its obligations in connection with this Agreement and the transactions contemplated hereby and to indemnify and hold harmless the Sellers’ Representative in the manner described in this Section 11.3(c). Any balance of the Sellers’ Representative Expense Fund not incurred for purposes of this Section 11.3(c) shall be returned by the Sellers’ Representative to the Sellers on a pro rata basis in accordance with the Adjustment Payment Allocation Schedule and the Closing Payment Allocation Schedule at such time as the Sellers’ Representative may deem appropriate in its reasonable discretion after payment to the Sellers’ Representative of all amounts due to it from the Sellers’ Representative Expense Fund.  The reimbursement and indemnification obligations set forth in this Section 11.3(c) will survive the resignation or removal of the Sellers’ Representative or the termination of this Agreement.

(d)The Sellers’ Representative hereby agrees to perform the obligations of the Sellers’ Representative set forth herein and to act as the true and lawful attorney-in-fact and agent of the Sellers with respect to the matters set forth herein; provided that the Sellers’ Representative has no duties or obligations other than those specifically set forth in this Agreement or the other Transaction Documents to which it is a party.  The Sellers’ Representative is not responsible in any manner whatsoever for any failure or inability of any Person other than the Sellers’ Representative to honor any of the provisions of this Agreement or the other Transaction Documents.  The Sellers’ Representative: (i) will not be liable to any Seller for any act taken or omitted by it, in its capacity as Sellers’ Representative, as permitted under this Agreement or the other Transaction Documents, except if taken or omitted to be taken in bad faith or by willful misconduct; (ii) will not be obligated to take any legal or other action hereunder that might in its judgment involve expense or liability unless it has been furnished with indemnity reasonably acceptable to it; (iii) may rely on and will be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request, demand, certificate or document furnished to it hereunder and believed in good faith by it to be genuine (including facsimiles thereof), and has no responsibility for determining the accuracy thereof; and (iv) may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken or suffered by it in good faith and in accordance with the opinion of such counsel.  In no event will the Sellers’ Representative be liable for any indirect, special, consequential or similar damages.

(e)The Sellers’ Representative hereby represents and warrants to the Counterparty as of the date hereof and as of the Closing Date that each of the representations and warranties made by the Sellers in Section 2.2 (with each reference to a Seller therein being deemed to be a reference to the Sellers’ Representative) are true and correct with respect to the Sellers’ Representative in its capacity as such.

No Third-Party Beneficiaries.

This Agreement is not intended to, and shall not, confer upon any Person other than the Parties any rights or remedies hereunder, except for (a) the Counterparty Indemnified Persons and Seller Indemnified Persons, who shall be third-party beneficiaries of Article VIII, and (b) the Non-Recourse Persons, who shall be third-party beneficiaries of Section 11.2(b). RF7 shall, in its capacity as Managing Member, authorize the Company and its Subsidiary to perform all obligations required to be performed by them on or prior to the Closing.

Assignment.

Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any Party without the prior written consent of the other Parties, and any purported assignment without such prior written consent required by this Section 11.5 shall be null and void ab initio; provided, however, that the Counterparty may assign this Agreement and any or all of its rights or obligations hereunder, including its rights and obligations to purchase the Shares and to indemnification hereunder, to any of its Affiliates upon prior written notice to the Sellers’ Representative; provided, however, that no such assignment shall release the Counterparty from any Liability it may have under this Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Severability.

  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction due to any applicable Law or public policy shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the Parties shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Counterparts and Signature.

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement. This Agreement shall become effective when counterparts have been duly signed by each Party and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile or by an electronic scan (including in .PDF format) delivered by electronic transmission.

Interpretation.

  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:  (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date of this Agreement” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) the descriptive headings and table of contents included herein are included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Contract mean such Contract as amended or otherwise supplemented or modified from time to time; (h) references to a Person are also to its permitted successors and assigns; (i) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (k) references to a federal, state, local or foreign Law include any rules, regulations and delegated legislation issued thereunder, in each case as in effect at the relevant time; (l) references to accounting terms used and not otherwise defined herein have the meaning assigned to them under GAAP, applied on a basis consistent with the application thereof to the Company Financial Statements; (m) any reference to “days” means calendar days unless Business Days are expressly specified; and (n) when calculating the period of time before which, within which or following which any act is to be done pursuant this Agreement, the date that is the reference date in calculating such period shall be excluded, and, if the last day of such period is not a Business Day, then the period shall end on to the next succeeding Business Day.  When reference is made in this Agreement to information that has been “made available” to the Counterparty, that shall include information that was (i) contained in the Company’s electronic data room and to which the Counterparty had access therein no later than 5:00 p.m., Eastern time, on the day prior to, and continuing through, the date of this Agreement or (ii) delivered to the Counterparty or its counsel prior to such time.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.  No summary of this Agreement prepared by any Party shall affect the meaning or interpretation of this Agreement.  If any date on which a Party is required to make a payment or a delivery pursuant to the terms hereof is not a Business Day, then such Party shall make such payment or delivery on the next succeeding Business Day.  The inclusion of a dollar amount with respect to any representation, warranty, covenant or agreement contained herein shall not be deemed to be an admission that such amount is a material amount.  Time shall be of the essence in this Agreement.

Governing Law.

  This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to Contracts made and performed in such State, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than those of the State of Delaware.

Remedies.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages would not be a sufficient remedy for any such breach or failure to perform.  Accordingly, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond, undertaking or other security, this being in addition to any other remedy to which it is entitled at law or in equity.  No Party shall oppose the granting of an injunction, specific performance or other equitable relief on the basis that (i) the Party seeking such remedy has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Except as provided in Section 8.5(e), all remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law or in equity.

Submission to Jurisdiction.

  Except for matters to be submitted to and resolved by the Neutral Accountant pursuant to Section 1.3 and Section 6.6(e), each Party irrevocably (a) consents and submits itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County (or, in the case of a claim as to which the United States federal courts have exclusive subject matter jurisdiction, a federal court sitting in Wilmington, Delaware) in any dispute, claim, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of any such dispute, action or proceeding may be heard and determined in any such court and unconditionally waives any objection to the laying of venue in such courts, (c) agrees not to attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.  Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.  Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.1.  Nothing in this Section 11.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Disclosure Schedules.

  Each Disclosure Schedule shall be arranged in Sections corresponding to the numbered sections contained in Article II, Article III or Article IV, as applicable, or other relevant Sections of this Agreement, and a disclosure in any section of a Disclosure Schedule shall qualify (a) the corresponding Section of this Agreement and (b) the other Sections of this Agreement to the extent that it is reasonably apparent on its face from a reading of such disclosure that it also qualifies or applies to such other Sections.  The inclusion of any information in a Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has had or would reasonably be expected to have a Seller Material Adverse Effect, Company Material Adverse Effect or Counterparty Material Adverse Effect, or is outside the ordinary course of business.

Waiver of Jury Trial.

  EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, CLAIM OR DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.  EACH PARTY MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Attorney Client Privilege and Conflict Waiver.

Drinker Biddle & Reath LLP has represented certain Sellers and the Company.  The Parties recognize the commonality of interest that exists and will continue to exist until the Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing.  Further, the Parties agree that (a) the Counterparty shall not, and shall not cause the Company or its Subsidiary to, seek to have Drinker Biddle & Reath LLP disqualified from representing any Seller in connection with any dispute that may arise between a Seller, on the one hand, and the Counterparty, the Company or its Subsidiary, on the other hand, in connection with this Agreement or the Purchase or the other transactions contemplated hereby, and (b) in connection with any dispute that may arise between a Seller, on the one hand, and the Counterparty, the Company or its Subsidiary, on the other hand, in connection with this Agreement or the Purchase or the other transactions contemplated hereby, such Seller (and not the Counterparty, the Company or its Subsidiary) will have the right whether or not to waive the attorney-client privilege that may apply to any communications that occurred prior to the Closing between the Company or its Subsidiary, on the one hand, and Drinker Biddle & Reath LLP on the other hand.

The Counterparty, for itself, the Company and its Subsidiary, and for its and such respective Persons’ Affiliates, successors and assigns, irrevocably acknowledges and agrees that all communications between any of the Company or its Subsidiary, or the Sellers, on the one hand, and their counsel (including Drinker Biddle & Reath LLP), on the other hand, made in connection with the negotiation, preparation, execution, delivery and the Closing under, or any dispute or proceeding arising under or in connection with, this Agreement, the Purchase or the transactions contemplated hereby that, immediately prior to the Closing, would be deemed to be attorney-client privileged communications of any of the Company, its Subsidiary or the Sellers and such counsel, and as a result of which would not be subject to disclosure to the Counterparty in connection with any process relating to a dispute arising under or in connection with this Agreement, the Purchase or the transactions contemplated hereby, shall continue after the Closing and for all purposes be deemed to be privileged communications between the Sellers and such counsel and neither the Counterparty nor any Person purporting to act on behalf of or through the Counterparty shall seek to obtain such privilege by any process on the grounds that the privilege attaching to such communications belongs to the Company or its Subsidiary, and not the Sellers, or otherwise assert that privilege has been waived (notwithstanding the Counterparty’s and its Affiliates’ access to any records or email server of the Company or its Subsidiary).

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IN WITNESS WHEREOF, the undersigned have duly signed this Agreement or caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

COUNTERPARTY:

MARKETAXESS HOLDINGS INC.

By: /s/ Christopher Concannon

    Name: Christopher Concannon

    Title: President and C.O.O.

[Signature Page to Unit Purchase Agreement]

THE COMPANY:

LIQUIDITYEDGE LLC

By: /s/ Nichola Hunter

    Name: Nichola Hunter

    Title: C.E.O.

[Signature Page to Unit Purchase Agreement]

SELLERS:

RF7 LLC

By: /s/ David Rutter

    Name:  David Rutter

    Title:  Managing Member

/s/ Jesse Edwards

Jesse Edwards

/s/ Lauren Carroll

Lauren Carroll

/s/ Tim Cook

Tim Cook

/s/ Bryan Farrell

Bryan Farrell

/s/ Nichola Hunter

Nichola Hunter

/s/ Clifford Lewis

Clifford Lewis

/s/ Andrew Bria

Andrew Bria

/s/ Stephen Caplen

Stephen Caplen

[Signature Page to Unit Purchase Agreement]

sELLERS’ REPRESENTATIVE:

RF7 LLC

By: /s/ David Rutter

    Name:  David Rutter

    Title:  Managing Member

SOLELY FOR PURPOSES OF SECTION 6.7:

/s/ David Rutter

David Rutter

[Signature Page to Unit Purchase Agreement]